EXHIBIT 99.1

PART I

Item 1.	Business

General

Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust (“REIT”) that invests in senior housing and health care real estate. We also provide an extensive array of property management and development services. As of December 31, 2009, our broadly diversified portfolio consisted of 590 properties in 39 states. Founded in 1970, we were the first real estate investment trust to invest exclusively in health care facilities. More information is available on the Internet at www.hcreit.com.

Our primary objectives are to protect stockholder capital and enhance stockholder value. We seek to pay consistent cash dividends to stockholders and create opportunities to increase dividend payments to stockholders as a result of annual increases in rental and interest income and portfolio growth. To meet these objectives, we invest in the full spectrum of senior housing and health care real estate and diversify our investment portfolio by property type, operator/tenant and geographic location.

Depending upon the availability and cost of external capital, we believe our liquidity is sufficient to fund operations, meet debt service obligations (both principal and interest), make dividend distributions and complete construction projects in process. We also continue to evaluate opportunities to finance future investments. New investments are generally funded from temporary borrowings under our unsecured line of credit arrangement, internally generated cash and the proceeds from sales of real property. Our investments generate internal cash from rent and interest receipts and principal payments on loans receivable. Permanent financing for future investments, which replaces funds drawn under the unsecured line of credit arrangement, has historically been provided through a combination of public and private offerings of debt and equity securities and the incurrence or assumption of secured debt.

References herein to “we,” “us,” “our” or the “Company” refer to Health Care REIT, Inc. and its subsidiaries unless specifically noted otherwise.

Portfolio of Properties

The following table summarizes our portfolio as of December 31, 2009:

	Investments	Percentage of	Number of	# Beds/Units	Investment per
Type of Property	(In thousands)	Investments	Properties	or Sq. Ft.	metric (1)	States

Independent living/CCRCs	$1,210,005	19.8%	50	7,046 units	$174,552 per unit	19
Assisted living facilities	1,312,167	21.6%	179	11,116 units	119,273 per unit	30
Skilled nursing facilities	1,496,360	24.6%	214	28,692 beds	52,153 per bed	26
Hospitals	639,930	10.5%	29	1,716 beds	461,084 per bed	13
Medical office buildings	1,427,341	23.5%	118	5,634,181 sq. ft.	259 per sq. ft.	23

Totals	$6,085,803	100.0%	590			39

(1)	Investment per metric was computed by using the total investment amount of $6,299,748,000 which includes real estate investments and unfunded construction commitments for which initial funding has commenced which amounted to $6,085,803,000 and $213,945,000, respectively.

Property Types

We invest in senior housing and health care real estate. We evaluate our business and make resource allocations on our two business segments — senior housing and care and medical facilities. Our primary senior housing and care property types include senior housing facilities (assisted living facilities and independent living/

continuing care retirement communities) and skilled nursing facilities. Under the senior housing and care segment, we invest in senior housing and health care real estate through acquisition and financing of primarily single tenant properties. Properties acquired are primarily leased under triple-net leases and we are not involved in the management of the property. Our primary medical facility property types include medical office buildings and hospitals. Our hospital investments are structured similar to our senior housing and care investments. Our medical office buildings are primarily self-managed and consist of health care related properties acquired or developed for the medical profession. The medical office building leases have lease terms that typically include fixed increasers and operating expense reimbursement. Our properties include stand-alone facilities that provide one level of service, combination facilities that provide multiple levels of service, and communities or campuses that provide a wide range of services. The following is a summary of our various property types.

Independent Living/Continuing Care Retirement Communities

These communities may include one or more of the following property types.

Independent Living Facilities.  Independent living facilities are age-restricted, multifamily properties with central dining facilities that provide residents access to meals and other services such as housekeeping, linen service, transportation and social and recreational activities.

Continuing Care Retirement Communities.  Continuing care retirement communities include a combination of detached homes, an independent living facility, an assisted living facility and/or a skilled nursing facility on one campus. These communities are appealing to residents because there is no need for relocating when health and medical needs change. Resident payment plans vary, but can include entrance fees, condominium fees and rental fees. Many of these communities also charge monthly maintenance fees in exchange for a living unit, meals and some health services.

Early Stage Senior Housing.  Early stage senior housing communities contain primarily for-sale single-family homes, townhomes, cluster homes, mobile homes and/or condominiums with no specialized services. These communities are typically restricted or targeted to adults at least 55 years of age or older. Residents generally lead an independent lifestyle. Communities may include amenities such as a clubhouse, golf course and recreational spaces.

Assisted Living Facilities

Assisted living facilities are state regulated rental properties that provide the same services as independent living facilities, but also provide supportive care from trained employees to residents who require assistance with activities of daily living, including management of medications, bathing, dressing, toileting, ambulating and eating.

Alzheimer’s/Dementia Care Facilities.  Certain assisted living facilities may include state licensed settings that specialize in caring for those afflicted with Alzheimer’s disease and/or similar forms of dementia.

Skilled Nursing Facilities

Skilled nursing facilities are licensed daily rate or rental properties where the majority of individuals require 24-hour nursing and/or medical care. Generally, these properties are licensed for Medicaid and/or Medicare reimbursement.

Hospitals

Our hospitals generally include acute care hospitals, inpatient rehabilitation hospitals, and long-term acute care hospitals. Acute care hospitals provide a wide range of inpatient and outpatient services, including, but not limited to, surgery, rehabilitation, therapy and clinical laboratories. Inpatient rehabilitation hospitals provide inpatient services for patients with intensive rehabilitation needs. Long-term acute care hospitals provide inpatient services for patients with complex medical conditions that require more intensive care, monitoring or emergency support than is available in most skilled nursing facilities.

Medical Office Buildings

The medical office building portfolio consists of health care related buildings that include physician offices, ambulatory surgery centers, diagnostic facilities or labs. Our portfolio has a strong affiliation with health systems:

approximately 75% of the buildings are either located on campus or affiliated with hospitals through a satellite location.

Segment Reporting

Our business consists of two business segments — senior housing and care and medical facilities. For additional information regarding business segments, see Note 18 to our audited consolidated financial statements.

Investments

We invest in senior housing and health care real estate. We diversify our investment portfolio by property type, operator/tenant and geographic location. In determining whether to invest in a property, we focus on the following: (1) the experience of the obligor’s management team; (2) the historical and projected financial and operational performance of the property; (3) the credit of the obligor; (4) the security for the lease or loan; and (5) the capital committed to the property by the obligor. We conduct market research and analysis for all potential investments. In addition, we review the value of all properties, the interest rates and covenant requirements of any debt to be assumed and the anticipated sources of repayment of any existing debt that is not to be assumed.

We monitor our investments through a variety of methods determined by the type of property. Our asset management process for senior housing and care properties generally includes review of monthly financial statements and other operating data for each property, periodic review of obligor creditworthiness, periodic property inspections and review of covenant compliance relating to licensure, real estate taxes, letters of credit and other collateral. Our internal property management division actively manages and monitors the medical office building portfolio with a comprehensive process including tenant relations, tenant lease expirations, the mix of health service providers, hospital/health system relationships, property performance, capital improvement needs and market conditions among other things. In monitoring our portfolio, our personnel use a proprietary database to collect and analyze property-specific data. Additionally, we conduct extensive research to ascertain industry trends and risks.

Through asset management and research, we evaluate the operating environment in each property’s market to determine whether payment risk is likely to increase. When we identify unacceptable levels of payment risk, we seek to mitigate, eliminate or transfer the risk. We categorize the risk as obligor, property or market risk. For obligor risk, we typically find a substitute operator/tenant to run the property. For property risk, we usually work with the operator/tenant to institute property-level management changes to address the risk. Finally, for market risk, we often encourage an obligor to change its capital structure, including refinancing the property or raising additional equity. Through these asset management and research efforts, we are generally able to intervene at an early stage to address payment risk, and in so doing, support both the collectability of revenue and the value of our investment.

Depending upon market conditions, we believe that new investments will be available in the future with spreads over our cost of capital that will generate appropriate returns to our stockholders.

Investment Types

Real Property.  Our hospitals and senior housing and care properties are those in which we do not participate in the management of the property and are primarily land, building, improvements and related rights that are leased to operators under long-term operating leases. The net value of these properties (excluding construction in progress) aggregated approximately $3,795,765,000 at December 31, 2009. The leases generally have a fixed contractual term of 12 to 15 years and contain one or more five to 15-year renewal options. Most of our rents are received under triple-net leases requiring the operator to pay rent and all additional charges incurred in the operation of the leased property. The tenants are required to repair, rebuild and maintain the leased properties. Substantially all of these operating leases are designed with either fixed or contingent escalating rent structures. Leases with fixed annual rental escalators are generally recognized on a straight-line basis over the initial lease period, subject to a collectability assessment. Rental income related to leases with contingent rental escalators is generally recorded based on the contractual cash rental payments due for the period.

At December 31, 2009, 84% of our hospitals and senior housing and care properties was subject to master leases. A master lease is a lease of multiple properties to one tenant entity under a single lease agreement. From time to time, we may acquire additional properties that are then leased to the tenant under the master lease. The tenant is required to make one monthly payment that represents rent on all the properties that are subject to the master lease. Typically, the master lease tenant can exercise its right to purchase the properties or to renew the master lease only with respect to all leased properties at the same time. This bundling feature benefits us because the tenant cannot limit the purchase or renewal to the better performing properties and terminate the leasing arrangement with respect to the poorer performing properties. This spreads our risk among the entire group of properties within the master lease. The bundling feature may provide a similar advantage if the master lease tenant is in bankruptcy. Subject to certain restrictions, a debtor in bankruptcy has the right to assume or reject each of its leases. It is our intent that a tenant in bankruptcy would be required to assume or reject the master lease as a whole, rather than deciding on a property by property basis.

Construction.  We currently provide for the construction of properties for tenants as part of long-term operating leases. We capitalize certain interest costs associated with funds used to pay for the construction of properties owned by us. The amount capitalized is based upon the amount advanced during the construction period using the rate of interest that approximates our cost of financing. Our interest expense is reduced by the amount capitalized. We also typically charge a transaction fee at the commencement of construction which we defer and amortize to income over the term of the resulting lease. The construction period commences upon funding and terminates upon the earlier of the completion of the applicable property or the end of a specified period. During the construction period, we advance funds to the tenants in accordance with agreed upon terms and conditions which require, among other things, periodic site visits by a Company representative. During the construction period, we generally require an additional credit enhancement in the form of payment and performance bonds and/or completion guaranties. At December 31, 2009, we had outstanding construction investments of $435,334,000 and were committed to providing additional funds of approximately $184,848,000 to complete construction for hospitals and senior housing and care properties.

Real Estate Loans.  Our real estate loans are typically structured to provide us with interest income, principal amortization and transaction fees and are generally secured by a first, second or third mortgage lien, leasehold mortgage, corporate guaranties and/or personal guaranties. At December 31, 2009, we had outstanding real estate loans of $427,363,000. The interest yield averaged approximately 7.96% per annum on our outstanding real estate loan balances. Our yield on real estate loans depends upon a number of factors, including the stated interest rate, average principal amount outstanding during the term of the loan and any interest rate adjustments. The real estate loans outstanding at December 31, 2009 are generally subject to three to 20-year terms with principal amortization schedules and/or balloon payments of the outstanding principal balances at the end of the term. Typically, real estate loans are cross-defaulted and cross-collateralized with other real estate loans, operating leases or agreements between us and the obligor and its affiliates.

Medical Office Buildings

Our medical office building portfolio is primarily self-managed and consists principally of multi-tenant properties leased to health care providers. Our leases have favorable lease terms that typically include fixed increasers and some form of operating expense reimbursement by the tenant. As of December 31, 2009 87% of our portfolio included leases with full pass thru, 10% with a partial expense reimbursement (modified gross) and 3% with no expense reimbursement (gross). Our medical office building leases are non-cancellable operating leases that have a weighted average remaining term of six years at December 31, 2009 and are normally credit enhanced by guaranties and/or letters of credit. The net value of our medical office buildings (excluding construction in progress) aggregated approximately $1,405,843,000 at December 31, 2009. We also had outstanding construction investments of $21,498,000 and expected to provide additional funds of approximately $29,097,000 to complete construction for medical office buildings.

Development Services Group

Through our subsidiary, HCN Development Services Group, Inc. (“DSG”), we provide services such as property development, facility and medical equipment planning and implementation services to health care systems, physician groups and third party medical property owners. Formerly known as Hospital Affiliates Development Corporation or “HADC,” DSG develops and constructs new “build-to-suit” and multi-tenant facilities for us, and in some instances, for third parties who are expected to develop long-term relationships with the Company.

Equity Investments

Equity investments at December 31, 2009 and 2008 include an investment in a public company that has a readily determinable fair market value. We classify this equity investment as available-for-sale and, accordingly, record this investment at its fair market value with unrealized gains and losses included in accumulated other comprehensive income, a separate component of stockholders’ equity. Equity investments at December 31, 2009 and 2008 also include an investment in a private company. We do not have the ability to exercise influence over the company, so the investment is accounted for under the cost method. Under the cost method of accounting, investments in private companies are carried at cost and are adjusted only for other-than-temporary declines in fair value, return of capital and additional investments. These equity investments represented a minimal ownership interest in these companies. Additionally, equity investments at December 31, 2009 include an investment in an unconsolidated joint venture.

Investments in Unconsolidated Joint Ventures.  Investments in entities which we do not consolidate but for which we have the ability to exercise significant influence over operating and financial policies are reported under the equity method of accounting. Under the equity method of accounting, our share of the investee’s earnings or losses is included in our consolidated results of operations. The initial carrying value of investments in unconsolidated joint ventures is based on the amount paid to purchase the joint venture interest or the estimated fair value of the assets prior to the sale of interests in the joint venture. We evaluate our equity method investments for impairment based upon a comparison of the estimated fair value of the equity method investment to its carrying value. When we determine a decline in the estimated fair value of such an investment below its carrying value is other-than-temporary, an impairment is recorded.

Borrowing Policies

We utilize a combination of debt and equity to fund the purchase of new properties and to provide loan financing. Our debt and equity levels are determined by management to maintain a conservative credit profile. Generally, we intend to issue unsecured, fixed rate public debt with long-term maturities to approximate the maturities on our leases and loans. For short-term purposes, we may borrow on our unsecured line of credit arrangement. We replace these borrowings with long-term capital such as senior unsecured notes, common stock or preferred stock. When terms are deemed favorable, we may invest in properties subject to existing mortgage indebtedness. In addition, we may obtain secured financing for unleveraged properties in which we have invested or may refinance properties acquired on a leveraged basis. It is our intent to limit secured indebtedness. In our agreements with our lenders, we are subject to restrictions with respect to secured and unsecured indebtedness.

Competition

We compete with other real estate investment trusts, real estate partnerships, private equity and hedge fund investors, banks, insurance companies, finance/investment companies, government-sponsored agencies, taxable and tax-exempt bond funds, health care operators, developers and other investors in the acquisition, development, leasing and financing of health care and senior housing properties. Some of our competitors are larger with greater resources and lower costs of capital than us. Increased competition inhibits our ability to identify and successfully complete investments. We compete for investments based on a number of factors including rates, financings offered, underwriting criteria and reputation. Our ability to successfully compete is also impacted by economic and population trends, availability of acceptable investment opportunities, our ability to negotiate beneficial investment terms, availability and cost of capital, construction and renovation costs and new and existing laws and regulations.

The operators/tenants of our properties compete on a local and regional basis with operators/tenants of properties that provide comparable services. Operators/tenants compete for patients and residents based on a number of factors including quality of care, reputation, physical appearance of properties, services offered, family preferences, physicians, staff and price. We also face competition from other health care facilities for tenants, such as physicians and other health care providers that provide comparable facilities and services.

For additional information on the risks associated with our business, please see “Item 1A — Risk Factors” of this Annual Report on Form 10-K.

Employees

As of December 31, 2009, we had 217 employees.

Customer Concentrations

The following table summarizes certain information about our customer concentrations as of December 31, 2009 (dollars in thousands):

	Number of	Total	Percent of
	Properties	Investment	Investment(1)

Concentration by investment:
Senior Living Communities, LLC	10	$419,406	7%
Brookdale Senior Living, Inc	86	310,126	5%
Signature Healthcare LLC	32	270,775	5%
Emeritus Corporation	21	241,288	4%
Life Care Centers of America, Inc.	18	204,558	3%
Remaining portfolio	423	4,639,650	76%

Totals	590	$6,085,803	100%

(1)	Investments with our top five customers comprised 25% of total investments at December 31, 2008.

Certain Government Regulations

Health Law Matters — Generally

Typically, operators of assisted living and independent living facilities do not receive significant funding from governmental programs and are regulated by the applicable state, not the federal government. Operators of skilled nursing facilities and hospitals do receive significant funding from governmental programs and are subject to federal and state laws that regulate the type and quality of the medical and/or nursing care provided, ancillary services (e.g., respiratory, occupational, physical and infusion therapies), qualifications of the administrative personnel and nursing staff, the adequacy of the physical plant and equipment, reimbursement and rate setting and operating policies. In addition, as described below, operators are subject to extensive laws and regulations pertaining to health care fraud and abuse, including kickbacks, physician self-referrals and false claims. Hospitals, physician group practice clinics, and other health care providers that operate in our portfolio are subject to extensive federal, state and local licensure, certification, and inspection laws and regulations. Our tenants’ failure to comply with any of these laws could result in loss of accreditation, denial of reimbursement, imposition of fines, suspension or decertification or exclusion from federal and state health care programs, loss of license or closure of the facility.

Licensing and Certification

The primary regulations that affect assisted living facilities are state licensing laws. In granting and renewing these licenses, the regulatory authorities consider numerous factors relating to a property’s physical plant and operations including, but not limited to, admission and discharge standards and staffing and training. A decision to grant or renew a license is also affected by a property’s record with respect to patient and consumer rights and medication guidelines and rules. Certain of the senior housing facilities mortgaged to or owned by us may require the resident to pay an entrance or upfront fee, a portion of which may be refundable. These entrance fee communities are subject to significant state regulatory oversight, including, for example, oversight of each facility’s financial condition, establishment and monitoring of reserve requirements and other financial restrictions, the right of residents to cancel their contracts within a specified period of time, lien rights in favor of residents, restrictions on change of ownership and similar matters. Such oversight and the rights of residents within these entrance fee communities may have an effect on the revenue or operations of the operators of such facilities and therefore may adversely affect us.

Skilled nursing facilities are subject to a variety of licensure and certificate of need (“CON”) laws and regulations. CON laws in those states that have them generally require a facility to demonstrate the need for constructing a new facility, adding beds or expanding an existing facility, investing in major capital equipment or adding new services, changing the ownership or control of an existing licensed facility, or terminating services that have been previously approved through the CON process. The CON laws and regulations may restrict the ability of operators to add new properties or expand an existing facility’s size or services. In addition, CON laws may constrain the ability of an operator to transfer responsibility for operating a particular facility to a new operator. If we have to replace a barred property operator (as discussed below), our ability to replace the operator may be affected by CON rules and policies governing changes in control.

With respect to licensure, generally our skilled nursing facilities and hospitals are required to be licensed and certified for participation in the Medicare, Medicaid, and other federal health care programs. This generally requires license renewals and compliance surveys on an annual or bi-annual basis. The failure of our operators to maintain or renew any required license or regulatory approval or the failure to correct serious survey deficiencies identified in compliance surveys could prevent them from continuing operations at a property. In addition, if a property is found out of compliance with the conditions of participation in Medicare, Medicaid or other health care programs, the property may be barred from participation in government reimbursement programs. Any of these occurrences may impair the ability of our operators to meet their obligations to us. If we have to replace a barred property operator, our ability to replace the operator may be affected by federal and state rules and policies governing changes in control. This may result in payment delays, an inability to find a replacement operator, a significant working capital commitment from us to a new operator or other difficulties.

Reimbursement

Assisted Living Facilities.  Approximately 21% of our rental revenues for the year ended December 31, 2009 were attributable to assisted living facilities. The majority of the revenues received by the operators of our assisted living facilities are from private pay sources. The remaining revenue source is primarily Medicaid under certain waiver programs. As a part of the Omnibus Budget Reconciliation Act (“OBRA”) of 1981, Congress established a waiver program enabling some states to offer Medicaid reimbursement to assisted living facilities as an alternative to institutional long-term care services. The provisions of OBRA and the subsequent OBRA Acts of 1987 and 1990 permit states to seek a waiver from typical Medicaid requirements to develop cost-effective alternatives to long-term care, including Medicaid payments for assisted living and home health. At December 31, 2009, four of our 22 assisted living operators received Medicaid reimbursement pursuant to Medicaid waiver programs. For the twelve months ended September 30, 2009, approximately 9% of the revenues at our assisted living facilities were from Medicaid reimbursement. There can be no guarantee that a state Medicaid program operating pursuant to a waiver will be able to maintain its waiver status.

Rates paid by self-pay residents are set by the facilities and are largely determined by local market conditions and operating costs. Generally, facilities receive a higher payment per day for a private pay resident than for a Medicaid beneficiary who requires a comparable level of care. The level of Medicaid reimbursement varies from state to state. Thus, the revenues generated by operators of our assisted living facilities may be adversely affected by payor mix, acuity level and changes in Medicaid eligibility and reimbursement levels. In addition, a state could lose its Medicaid waiver and no longer be permitted to utilize Medicaid dollars to reimburse for assisted living services. Changes in revenues could in turn have a material adverse effect on an operator’s ability to meet its obligations to us.

Skilled Nursing Facilities and Hospitals.  Skilled nursing facilities and hospitals typically receive most of their revenues from Medicare and Medicaid, with the balance representing private pay, including private insurance. Consequently, changes in federal or state reimbursement policies may also adversely affect an operator’s ability to cover its expenses, including our rent or debt service. Skilled nursing facilities and hospitals are subject to periodic pre- and post-payment reviews and other audits by federal and state authorities. A review or audit of claims of a property operator could result in recoupments, denials or delays of payments in the future, which could have a material adverse effect on the operator’s ability to meet its obligations to us. Due to the significant judgments and estimates inherent in payor settlement accounting, no assurance can be given as to the adequacy of any reserves maintained by our property operators for potential adjustments to reimbursements for payor settlements. Due to budgetary constraints, governmental payors may limit or reduce payments to skilled nursing facilities and hospitals. As a result of government reimbursement programs being subject to such budgetary pressures and legislative and administrative actions, an operator’s ability to meet its obligations to us may be significantly impaired.

Medicare Reimbursement and Skilled Nursing Facilities.  For the twelve months ended September 30, 2009, approximately 30% of the revenues at our skilled nursing facilities (which comprised 31% of our rental revenues for the year ended December 31, 2009) were from Medicare reimbursement. Skilled nursing facilities are reimbursed under the skilled nursing facility prospective payment system. This type of reimbursement program puts facilities at risk to the extent that their costs exceed the fixed payments under the prospective payment system. In addition, there is a risk that payments under the prospective payment system may be set too low, which could result in immediate financial difficulties for skilled nursing facilities and cause operators to seek bankruptcy protection. Skilled nursing facilities have had these types of difficulties since the implementation of the prospective payment system.

Skilled nursing facilities received a full Medicare market basket update of 3.4% for federal fiscal year 2009. The Centers for Medicare & Medicaid Services (“CMS”), an agency of the U.S. Department of Health and Human Services, has announced that skilled nursing facilities will receive an additional 1.1% net decrease in Medicare payments for fiscal year 2010. This 1.1% net decrease is the result of a 3.3% decrease in payments due to recalibration of the case-mix indexes combined with a 2.2% increase in payments through “market basket” changes for fiscal year 2010. Section 5008 of the Deficit Reduction Act of 2005 directs the Secretary (as defined in that statute) to conduct a demonstration program beginning January 1, 2008 assessing the costs and outcomes of patients discharged from hospitals in a variety of post-acute care settings, including skilled nursing facilities. The outcome of that demonstration program could lead to changes in Medicare coverage and reimbursement for post-acute care. It is not known how either the demonstration program, or any other changes in Medicare reimbursement or regulatory obligations that might be proposed, might impact tenants of the Company’s properties.

The Balanced Budget Act of 1997 mandated caps on Medicare reimbursement for certain therapy services. However, Congress imposed various moratoriums on the implementation of those caps. For 2010, the annual payment cap of $1,860 per patient applies to occupational therapy and a separate $1,860 cap applies to speech and physical therapy. Congress has permitted patients exceeding the cap to obtain additional Medicare coverage through a waiver program if the therapy is deemed medically necessary. The waiver program was historically extended, most recently by the Medicare Improvements for Patients and Providers Act of 2008 through December 31, 2009. Health care reform bills considered by Congress in 2009 would have extended this waiver program through at least 2010, but due to Congressional inactivity these provisions were not passed before the waiver expired on December 31, 2009. Patients will therefore need to use private funds to pay for the cost of therapy above the caps. If patients are unable to satisfy their out-of-pocket cost responsibility to reimburse an operator for services rendered, the operator’s ability to meet its obligations to us could be adversely impacted.

Medicare Reimbursement and Hospitals.  For the twelve months ended September 30, 2009, approximately 53% of the revenues at our hospitals (which comprised 8% of our rental revenues for the year ended December 31, 2009) were from Medicare. Hospitals generally are reimbursed by Medicare under the diagnosis related group prospective payment system reimbursement methodology for inpatient hospitals, the long-term acute care hospital prospective payment system for long-term acute care hospitals or the inpatient rehabilitation facility prospective payment system. Acute care hospitals provide a wide range of inpatient and outpatient services including, but not limited to, surgery, rehabilitation, therapy and clinical laboratories. Long-term acute care hospitals provide inpatient services for patients with complex medical conditions that require more intensive care, monitoring or emergency support than that available in most skilled nursing facilities. Inpatient rehabilitation facilities provide intensive rehabilitation services in an inpatient setting for patients requiring at least three hours of rehabilitation services a day.

With respect to Medicare’s diagnosis related group/outpatient prospective payment system methodology for regular hospitals, reimbursement for inpatient services is made on the basis of a fixed, prospective rate based on the principal diagnosis of the patient. Hospitals are at risk to the extent that their costs in treating a specific case exceed the fixed payment. The diagnosis related group reimbursement system was changed in 2008, with the expansion of diagnosis groups from 538 to 745 diagnosis related groups to greater reflect severity. One additional diagnosis related group was added in 2009, for a new total of 746. It is possible that this change in the DRG system will adversely impact reimbursement for some of our hospitals. In some cases, a hospital might be able to qualify for an outlier payment if the hospital’s losses exceed a threshold.

Medicaid Reimbursement.  Medicaid is a major payor source for residents in our skilled nursing facilities and hospitals. For the twelve months ended September 30, 2009, approximately 50% of the revenues of our skilled nursing facilities and 3% of the revenues of our hospitals were attributable to Medicaid payments. The federal government and the states share responsibility for financing Medicaid. The federal matching rate, known as the Federal Medical Assistance Percentage, varies by state based on relative per capita income, but is at least 50% in all states. On average, Medicaid is the largest component of total state spending, representing approximately 21% of total state spending. The percentage of Medicaid dollars used for long-term care varies from state to state due in part to different ratios of elderly population and eligibility requirements. Within certain federal guidelines, states have a wide range of discretion to determine eligibility and reimbursement methodology. Many states reimburse long-term care facilities using fixed daily rates, which are applied prospectively based on patient acuity and the historical costs incurred in providing patient care. Reasonable costs typically include allowances for staffing, administrative and general, and property and equipment (e.g., real estate taxes, depreciation and fair rental).

In most states, Medicaid does not fully reimburse the cost of providing skilled nursing services. Certain states are attempting to slow the rate of growth in Medicaid expenditures by freezing rates or restricting eligibility and benefits. At the beginning of state fiscal year 2010, states in which we have skilled nursing property investments held rates flat on average for fiscal year 2010. Our skilled nursing portfolio’s average Medicaid rate will likely vary throughout the year as states continue to make interim changes to their budgets and Medicaid funding. In addition, Medicaid rates may decline if revenues in a particular state are not sufficient to fund budgeted expenditures.

The Medicare Part D drug benefit became effective January 1, 2006. Nursing home residents dually eligible for Medicare (and enrolled in one of the new Part D plans) and Medicaid may now enroll and receive reimbursement for drugs through Medicare Part D rather than through Medicaid. Part D will result in increased administrative responsibilities for nursing home operators because enrollment in Part D is voluntary and residents have the choice of multiple prescription drug plans. Operators may also experience increased expenses to the extent that patients’ specific prescribed drugs may not be on the Part D drug plan formulary for the plan in which specific patients are enrolled.

The reimbursement methodologies applied to health care facilities continue to evolve. Federal and state authorities have considered and may seek to implement new or modified reimbursement methodologies that may negatively impact health care property operations. The impact of any such change, if implemented, may result in a material adverse effect on our skilled nursing and hospital property operations. No assurance can be given that current revenue sources or levels will be maintained. Accordingly, there can be no assurance that payments under a government reimbursement program are currently, or will be in the future, sufficient to fully reimburse the property operators for their operating and capital expenses. As a result, an operator’s ability to meet its obligations to us could be adversely impacted.

Finally, federal legislative efforts to reform the health care industry may have a significant impact on Medicare, Medicaid, and private insurance coverage and reimbursement for services provided by skilled nursing facilities and other health care providers. Any such health care reform could have a substantial and material adverse effect on all parties directly or indirectly involved in the health care system.

Other Related Laws

Skilled nursing facilities and hospitals (and assisted living or CCRC facilities that receive Medicaid payments) are subject to federal, state and local laws and regulations that govern the operations and financial and other arrangements that may be entered into by health care providers. Certain of these laws prohibit direct or indirect payments of any kind for the purpose of inducing or encouraging the referral of patients for medical products or services reimbursable by governmental programs. Other laws require providers to furnish only medically necessary services and submit to the government valid and accurate statements for each service. Still other laws require providers to comply with a variety of safety, health and other requirements relating to the condition of the licensed property and the quality of care provided. Sanctions for violations of these laws and regulations may include, but are not limited to, criminal and/or civil penalties and fines and a loss of licensure, immediate termination of governmental payments, and exclusion from eligibility for any governmental reimbursement. In certain circumstances, violation of these rules (such as those prohibiting abusive and fraudulent behavior) with respect to one property may subject other facilities under common control or ownership to sanctions, including exclusion from participation in the Medicare and Medicaid programs. In the ordinary course of its business, a property operator is regularly subjected to inquiries, investigations and audits by federal and state agencies that oversee these laws and regulations.

Each skilled nursing and hospital property (and any assisted living or CCRC property that receives Medicaid payments) is subject to the federal anti-kickback statute that generally prohibits persons from offering, providing, soliciting or receiving remuneration to induce either the referral of an individual or the furnishing of a good or service for which payment may be made under a federal health care program such as the Medicare and Medicaid programs. Skilled nursing facilities and hospitals are also subject to the federal Ethics in Patient Referral Act of 1989, commonly referred to as the Stark Law. The Stark Law generally prohibits the submission of claims to Medicare for payment if the claim results from a physician referral for certain designated services and the physician has a financial relationship with the health service provider that does not qualify under one of the exceptions for a financial relationship under the Stark Law. Similar prohibitions on physician self-referrals and submission of claims apply to state Medicaid programs. Further, skilled nursing facilities and hospitals (and assisted living or CCRC facilities that receive Medicaid payments) are subject to substantial financial penalties under the Civil Monetary Penalties Act and the False Claims Act and, in particular, actions under the False Claims Act’s “whistleblower” provisions. Private enforcement of health care fraud has increased due in large part to amendments to the False Claims Act that encourage private individuals to sue on behalf of the government. These whistleblower suits by private individuals, known as qui tam actions, may be filed by almost anyone, including present and former patients, nurses and other employees. Some cases have been brought under the federal False Claims Act asserting claims for treble damages and up to $11,000 per claim on the basis of the alleged failure of a nursing facility to meet applicable regulations relating to the operation of the nursing facility. Prosecutions, investigations or whistleblower actions could have a material adverse effect on a property operator’s liquidity, financial condition and results of operations which could adversely affect the ability of the operator to meet its obligations to us. Finally, various state false claim and anti-kickback laws also may apply to each property operator. Violation of any of the foregoing statutes can result in criminal and/or civil penalties that could have a material adverse effect on the ability of an operator to meet its obligations to us.

Other legislative developments over the past several years, including the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), have greatly expanded the definition of health care fraud and related offenses and broadened its scope to include private health care plans in addition to government payors. Congress also has greatly increased funding for the Department of Justice, Federal Bureau of Investigation and the Office of the Inspector General of the Department of Health and Human Services to audit, investigate and prosecute suspected health care fraud. Moreover, a significant portion of the billions in health care fraud recoveries over the past several years has also been returned to government agencies to further fund their fraud investigation and prosecution efforts.

Additionally, other HIPAA provisions and regulations provide for communication of health information through standard electronic transaction formats and for the privacy and security of health information. In order to comply with the regulations, health care providers must undergo significant operational and technical changes. Operators also face significant financial exposure if they fail to maintain the privacy and security of medical records and personal, identifiable health information about individuals. The Health Information Technology for Economic and Clinical Health (“HITECH”) Act, passed in February 2009, modified the Secretary of Health and Human Services’ authority to impose civil money penalties for HIPAA violations occurring after February 18, 2009. HITECH directs the HHS Secretary to provide for periodic audits to ensure covered entities and their business associates (as that term is defined under HIPAA) comply with applicable HITECH requirements, increasing the likelihood that a HIPAA violation will result in an enforcement action. CMS issued an interim Final Rule effective November 2009 which conforms HIPAA enforcement regulations to the HITECH Act, increasing the maximum penalty to $1.5 million for certain types of violations.

In November 2002, CMS began a national Nursing Home Quality Initiative (NHQI). Under this initiative, historical survey information, the NHQI Pilot Evaluation Report and the NHQI Overview is made available to the public on-line. The NHQI website provides consumer and provider information regarding the quality of care in nursing homes. The data allows consumers, providers, states and researchers to compare quality information that shows how well nursing homes are caring for their residents’ physical and clinical needs. The posted nursing home quality measures come from resident assessment data that nursing homes routinely collect on the residents at specified intervals during their stay. If the operators of nursing facilities are unable to achieve quality of care ratings that are comparable or superior to those of their competitors, they may lose market share to other facilities, reducing their revenues and adversely impacting their ability to make rental payments.

Finally, government investigation and enforcement of health care laws has increased dramatically over the past several years and is expected to continue. Some of these enforcement actions represent novel legal theories and expansions in the application of false claims laws. The costs for an operator of a health care property associated with both defending such enforcement actions and the undertakings in settlement agreements can be substantial and could have a material adverse effect on the ability of an operator to meet its obligations to us.

Environmental Laws

A wide variety of federal, state and local environmental and occupational health and safety laws and regulations affect health care facility operations or special medical properties. Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property or a secured lender (such as the Company) may be liable for the costs of removal or remediation of hazardous or toxic substances at, under or disposed of in connection with such property, as well as other potential costs relating to hazardous or toxic substances (including government fines and damages for injuries to persons and adjacent property). The cost of any required remediation, removal, fines or personal or property damages and the owner’s or secured lender’s liability for such costs could exceed the value of the property, and/or the assets of the owner or secured lender. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect the owner’s ability to sell or rent such property or to borrow using such property as collateral which, in turn, would reduce revenues.

Taxation

Federal Income Tax Considerations

The following summary of the taxation of the Company and the material federal tax consequences to the holders of our debt and equity securities is for general information only and is not tax advice. This summary does not address all aspects of taxation that may be relevant to certain types of holders of stock or securities (including, but not limited to, insurance companies, tax-exempt entities, financial institutions or broker-dealers, persons holding shares of common stock as part of a hedging, integrated conversion, or constructive sale transaction or a straddle, traders in securities that use a mark-to-market method of accounting for their securities, investors in pass-through entities and foreign corporations and persons who are not citizens or residents of the United States).

This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any state or local income taxation or foreign income taxation or other tax consequences. This summary is based on current U.S. federal income tax law. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of our securities as set forth in this summary. Before you purchase our securities, you should consult your own tax advisor regarding the particular U.S. federal, state, local, foreign and other tax consequences of acquiring, owning and selling our securities.

General

We elected to be taxed as a real estate investment trust (a “REIT”) commencing with our first taxable year. We intend to continue to operate in such a manner as to qualify as a REIT, but there is no guarantee that we will qualify or remain qualified as a REIT for subsequent years. Qualification and taxation as a REIT depends upon our ability to meet a variety of qualification tests imposed under federal income tax law with respect to income, assets, distribution level and diversity of share ownership as discussed below under “— Qualification as a REIT.” There can be no assurance that we will be owned and organized and will operate in a manner so as to qualify or remain qualified.

In any year in which we qualify as a REIT, in general, we will not be subject to federal income tax on that portion of our REIT taxable income or capital gain that is distributed to stockholders. We may, however, be subject to tax at normal corporate rates on any taxable income or capital gain not distributed. If we elect to retain and pay income tax on our net long-term capital gain, stockholders are required to include their proportionate share of our undistributed long-term capital gain in income, but they will receive a refundable credit for their share of any taxes paid by us on such gain.

Despite the REIT election, we may be subject to federal income and excise tax as follows:

•	To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates;

•	We may be subject to the “alternative minimum tax” (the “AMT”) on certain tax preference items to the extent that the AMT exceeds our regular tax;

•	If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, such income will be taxed at the highest corporate rate;

•	Any net income from prohibited transactions (which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than dispositions of foreclosure property and dispositions of property due to an involuntary conversion) will be subject to a 100% tax;

•	If we fail to satisfy either the 75% or 95% gross income tests (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on an amount equal to (1) the gross income attributable to the greater of (i) 75% of our gross income over the amount of qualifying gross income for purposes of the 75% gross income test (discussed below) or (ii) 95% of our gross income (90% of our gross income for taxable years beginning on or before October 22, 2004) over the amount of qualifying gross income for purposes of the 95% gross income test (discussed below) multiplied by (2) a fraction intended to reflect our profitability;

•	If we fail to distribute during each year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for such year (other than capital gain that we elect to retain and pay tax on) and (3) any undistributed taxable income from preceding periods, we will be subject to a 4% excise tax on the excess of such required distribution over amounts actually distributed; and

•	We will be subject to a 100% tax on the amount of any rents from real property, deductions or excess interest paid to us by any of our “taxable REIT subsidiaries” that would be reduced through reallocation under certain federal income tax principles in order to more clearly reflect income of the taxable REIT subsidiary. See “— Qualification as a REIT — Investments in Taxable REIT Subsidiaries.”

If we acquire any assets from a corporation, which is or has been a “C” corporation, in a carryover basis transaction, we could be liable for specified liabilities that are inherited from the “C” corporation. A “C” corporation is generally defined as a corporation that is required to pay full corporate level federal income tax. If we recognize gain on the disposition of the assets during the ten-year period beginning on the date on which the assets were acquired by us, then, to the extent of the assets’ “built-in gain” (i.e., the excess of the fair market value of the asset over the adjusted tax basis in the asset, in each case determined as of the beginning of the ten-year period), we will be subject to tax on the gain at the highest regular corporate rate applicable. The results described in this paragraph with respect to the recognition of built-in gain assume that the built-in gain assets, at the time the built-in gain assets were subject to a conversion transaction (either where a “C” corporation elected REIT status or a REIT acquired the assets from a “C” corporation), were not treated as sold to an unrelated party and gain recognized.

Qualification as a REIT

A REIT is defined as a corporation, trust or association:

(1)	which is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	which would be taxable as a domestic corporation but for the federal income tax law relating to REITs;

(4)	which is neither a financial institution nor an insurance company;

(5)	the beneficial ownership of which is held by 100 or more persons in each taxable year of the REIT except for its first taxable year;

(6)	not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, excluding its first taxable year, directly or indirectly, by or for five or fewer individuals (which includes certain entities) (the “Five or Fewer Requirement”); and

(7)	which meets certain income and asset tests described below.

Conditions (1) to (4), inclusive, must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a “look-through” exception in the case of condition (6).

Based on publicly available information, we believe we have satisfied the share ownership requirements set forth in (5) and (6) above. In addition, Article VI of our Amended and Restated By-Laws provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above.

We have complied with, and will continue to comply with, regulatory rules to send annual letters to certain of our stockholders requesting information regarding the actual ownership of our stock. If, despite sending the annual letters, we do not know, or after exercising reasonable diligence would not have known, whether we failed to meet the Five or Fewer Requirement, we will be treated as having met the Five or Fewer Requirement. If we fail to comply with these regulatory rules, we will be subject to a monetary penalty. If our failure to comply was due to intentional disregard of the requirement, the penalty would be increased. However, if our failure to comply were due to reasonable cause and not willful neglect, no penalty would be imposed.

We may own a number of properties through wholly owned subsidiaries. A corporation will qualify as a “qualified REIT subsidiary” if 100% of its stock is owned by a REIT, and the REIT does not elect to treat the subsidiary as a taxable REIT subsidiary. A “qualified REIT subsidiary” will not be treated as a separate corporation, and all assets, liabilities and items of income, deductions and credits of a “qualified REIT subsidiary” will be treated as assets, liabilities and items (as the case may be) of the REIT. A “qualified REIT subsidiary” is not subject to federal income tax, and our ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the value or total voting power of such issuer or more than 5% of the value of our total assets, as described below under “— Asset Tests.”

If we invest in a partnership, a limited liability company or a trust taxed as a partnership or as a disregarded entity, we will be deemed to own a proportionate share of the partnership’s, limited liability company’s or trust’s assets. Likewise, we will be treated as receiving our share of the income and loss of the partnership, limited liability company or trust, and the gross income will retain the same character in our hands as it has in the hands of the partnership, limited liability company or trust. These “look-through” rules apply for purposes of the income tests and assets tests described below.

Income Tests.  There are two separate percentage tests relating to our sources of gross income that we must satisfy for each taxable year.

•	At least 75% of our gross income (excluding gross income from certain sales of property held primarily for sale) must be directly or indirectly derived each taxable year from “rents from real property,” other income from investments relating to real property or mortgages on real property or certain income from qualified temporary investments.

•	At least 95% of our gross income (excluding gross income from certain sales of property held primarily for sale) must be directly or indirectly derived each taxable year from any of the sources qualifying for the 75% gross income test and from dividends (including dividends from taxable REIT subsidiaries) and interest.

For taxable years beginning on or before October 22, 2004, (1) payments to us under an interest rate swap or cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by us to reduce interest rate risk on indebtedness incurred or to be incurred and (2) gain from the sale or other disposition of any such investment are treated as income qualifying under the 95% gross income test. As to transactions entered into in taxable years beginning after October 22, 2004, any of our income from a “clearly identified” hedging transaction that is entered into by us in the normal course of business, directly or indirectly, to manage the risk of interest rate movements, price changes or currency fluctuations with respect to borrowings or obligations incurred or to be incurred by us, or such other risks that are prescribed by the Internal Revenue Service, is excluded from the 95% gross income test.

For transactions entered into after July 30, 2008, any of our income from a “clearly identified” hedging transaction that is entered into by us in the normal course of business, directly or indirectly, to manage the risk of interest rate movements, price changes or currency fluctuations with respect to borrowings or obligations incurred or to be incurred by us is excluded from the 95% and 75% gross income tests.

For transactions entered into after July 30, 2008, any of our income from a “clearly identified” hedging transaction entered into by us primarily to manage risk of currency fluctuations with respect to any item of income or gain that is included in gross income in the 95% and 75% gross income tests is excluded from the 95% and 75% gross income tests.

In general, a hedging transaction is “clearly identified” if (1) the transaction is identified as a hedging transaction before the end of the day on which it is entered into and (2) the items or risks being hedged are identified “substantially contemporaneously” with the hedging transaction. An identification is not substantially contemporaneous if it is made more than 35 days after entering into the hedging transaction.

As to gains and items of income recognized after July 30, 2008, “passive foreign exchange gain” for any taxable year will not constitute gross income for purposes of the 95% gross income test and “real estate foreign exchange gain” for any taxable year will not constitute gross income for purposes of the 75% gross income test. Real estate foreign exchange gain is foreign currency gain (as defined in Internal Revenue Code section 988(b)(1)) which is attributable to: (i) any qualifying item of income or gain for purposes of the 75% gross income test; (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property; or (iii) becoming or being the obligor under obligations secured by mortgages on real property or on interests in real property. Real estate foreign exchange gain also includes Internal Revenue Code section 987 gain attributable to a qualified business unit (a “QBU”) of a REIT if the QBU itself meets the 75% income test for the taxable year and the 75% asset test at the close of each quarter that the REIT has directly or indirectly held the QBU. Real estate foreign exchange gain also includes any other foreign currency gain as determined by the Secretary of the Treasury. Passive foreign exchange gain includes all real estate foreign exchange gain and foreign currency gain which is attributable to: (i) any qualifying item of income or gain for purposes of the 95% gross income test; (ii) the acquisition or ownership of obligations; (iii) becoming or being the obligor under obligations; and (iv) any other foreign currency gain as determined by the Secretary of the Treasury.

Generally, other than income from “clearly identified” hedging transactions entered into by us in the normal course of business, any foreign currency gain derived by us from dealing, or engaging in substantial and regular trading, in securities will constitute gross income which does not qualify under the 95% or 75% gross income tests.

Rents received by us will qualify as “rents from real property” for purposes of satisfying the gross income tests for a REIT only if several conditions are met:

•	The amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will not be excluded merely because they are based on a fixed percentage or percentages of receipts or sales.

•	Rents received from a tenant will not qualify as rents from real property if the REIT, or an owner of 10% or more of the REIT, also directly or constructively owns 10% or more of the tenant, unless the tenant is our taxable REIT subsidiary and certain other requirements are met with respect to the real property being rented.

•	If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.”

•	For rents to qualify as rents from real property, we generally must not furnish or render services to tenants, other than through a taxable REIT subsidiary or an “independent contractor” from whom we derive no income, except that we may directly provide services that are “usually or customarily rendered” in the geographic area in which the property is located in connection with the rental of real property for occupancy only, or are not otherwise considered “rendered to the occupant for his convenience.”

•	For taxable years beginning after July 30, 2008, the REIT may lease qualified health care property (as defined in Internal Revenue Code section 856(e)(6)(D)) on an arm’s-length basis to a taxable REIT subsidiary if the property is operated on behalf of such subsidiary by a person who is an eligible independent contractor (as defined in Internal Revenue Code section 856(d)(9)(A)). Generally, the rent that the REIT receives from the taxable REIT subsidiary will be treated as “rents from real property.”

For taxable years beginning after August 5, 1997, a REIT has been permitted to render a de minimis amount of impermissible services to tenants and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service or providing the management or operation. Furthermore, impermissible services may be furnished to tenants by a taxable REIT subsidiary subject to certain conditions, and we may still treat rents received with respect to the property as rent from real property.

The term “interest” generally does not include any amount if the determination of the amount depends in whole or in part on the income or profits of any person, although an amount generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage of receipts or sales.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are eligible for relief. For taxable years beginning on or before October 22, 2004, these relief provisions generally will be available if: (1) our failure to meet such tests was due to reasonable cause and not due to willful neglect; (2) we attach a schedule of the sources of our income to our return; and (3) any incorrect information on the schedule was not due to fraud with intent to evade tax. For taxable years beginning after October 22, 2004, these relief provisions generally will be available if (1) following our identification of the failure, we file a schedule for such taxable year describing each item of our gross income, and (2) the failure to meet such tests was due to reasonable cause and not due to willful neglect.

It is not now possible to determine the circumstances under which we may be entitled to the benefit of these relief provisions. If these relief provisions apply, a 100% tax is imposed on an amount equal to (a) the gross income attributable to (1) 75% of our gross income over the amount of qualifying gross income for purposes of the 75% income test and (2) 95% of our gross income (90% of our gross income for taxable years beginning on or before

October 22, 2004) over the amount of qualifying gross income for purposes of the 95% income test, multiplied by (b) a fraction intended to reflect our profitability.

The Secretary of the Treasury is given broad authority to determine whether particular items of income or gain qualify or not under the 75% and 95% gross income tests, or are to be excluded from the measure of gross income for such purposes.

Asset Tests.  Within 30 days after the close of each quarter of our taxable year, we must also satisfy several tests relating to the nature and diversification of our assets determined in accordance with generally accepted accounting principles. At least 75% of the value of our total assets must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of our operation), government securities and qualified temporary investments. Although the remaining 25% of our assets generally may be invested without restriction, we are prohibited from owning securities representing more than 10% of either the vote (the “10% vote test”) or value (the “10% value test”) of the outstanding securities of any issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary. Further, no more than 25% of the total assets may be represented by securities of one or more taxable REIT subsidiaries (the “25% asset test”) and no more than 5% of the value of our total assets may be represented by securities of any non-governmental issuer other than a qualified REIT subsidiary (the “5% asset test”), another REIT or a taxable REIT subsidiary. Each of the 10% vote test, the 10% value test and the 25% and 5% asset tests must be satisfied at the end of each quarter. There are special rules which provide relief if the value related tests are not satisfied due to changes in the value of the assets of a REIT.

For taxable years beginning after December 31, 2000, certain items are excluded from the 10% value test, including: (1) straight debt securities of an issuer (including straight debt that provides certain contingent payments); (2) any loan to an individual or an estate; (3) any rental agreement described in Section 467 of the Internal Revenue Code, other than with a “related person”; (4) any obligation to pay rents from real property; (5) certain securities issued by a state or any subdivision thereof, the District of Columbia, a foreign government, or any political subdivision thereof, or the Commonwealth of Puerto Rico; (6) any security issued by a REIT; and (7) any other arrangement that, as determined by the Secretary of the Treasury, is excepted from the definition of security (“excluded securities”). Special rules apply to straight debt securities issued by corporations and entities taxable as partnerships for federal income tax purposes. If a REIT, or its taxable REIT subsidiary, holds (1) straight debt securities of a corporate or partnership issuer and (2) securities of such issuer that are not excluded securities and have an aggregate value greater than 1% of such issuer’s outstanding securities, the straight debt securities will be included in the 10% value test.

For taxable years beginning after December 31, 2000, a REIT’s interest as a partner in a partnership is not treated as a security for purposes of applying the 10% value test to securities issued by the partnership. Further, any debt instrument issued by a partnership will not be a security for purposes of applying the 10% value test (1) to the extent of the REIT’s interest as a partner in the partnership and (2) if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) would qualify for the 75% gross income test. For taxable years beginning after October 22, 2004, for purposes of the 10% value test, a REIT’s interest in a partnership’s assets is determined by the REIT’s proportionate interest in any securities issued by the partnership (other than the excluded securities described in the preceding paragraph).

For taxable years beginning after July 30, 2008, if the REIT or its QBU uses a foreign currency as its functional currency, the term “cash” includes such foreign currency, but only to the extent such foreign currency is (i) held for use in the normal course of the activities of the REIT or QBU which give rise to items of income or gain that are included in the 95% and 75% gross income tests or are directly related to acquiring or holding assets qualifying under the 75% asset test, and (ii) not held in connection with dealing or engaging in substantial and regular trading in securities.

With respect to corrections of failures for which the requirements for corrections are satisfied after October 22, 2004, regardless of whether such failures occurred in taxable years beginning on, before or after such date, as to violations of the 10% vote test, the 10% value test or the 5% asset test, a REIT may avoid disqualification as a REIT by disposing of sufficient assets to cure a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10,000,000, provided that the disposition occurs within six months following the last day of the quarter in which the REIT first identified the assets. For violations of any of the REIT asset tests due to reasonable cause and not willful neglect that exceed the thresholds described in the preceding sentence, a REIT can avoid disqualification as a REIT after the close of a taxable quarter by taking certain steps, including disposition of sufficient assets within the six month period described above to meet the applicable asset test, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets and filing a schedule with the Internal Revenue Service that describes the non-qualifying assets.

Investments in Taxable REIT Subsidiaries.  For taxable years beginning after December 31, 2000, REITs may own more than 10% of the voting power and value of securities in taxable REIT subsidiaries. We and any taxable corporate entity in which we own an interest are allowed to jointly elect to treat such entity as a “taxable REIT subsidiary.”

Certain of our subsidiaries have elected to be treated as a taxable REIT subsidiary. Taxable REIT subsidiaries are subject to full corporate level federal taxation on their earnings but are permitted to engage in certain types of activities that cannot be performed directly by REITs without jeopardizing their REIT status. Our taxable REIT subsidiaries will attempt to minimize the amount of these taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent our taxable REIT subsidiaries are required to pay federal, state or local taxes, the cash available for distribution as dividends to us from our taxable REIT subsidiaries will be reduced.

The amount of interest on related-party debt that a taxable REIT subsidiary may deduct is limited. Further, a 100% tax applies to any interest payments by a taxable REIT subsidiary to its affiliated REIT to the extent the interest rate is not commercially reasonable. A taxable REIT subsidiary is permitted to deduct interest payments to unrelated parties without any of these restrictions.

The Internal Revenue Service may reallocate costs between a REIT and its taxable REIT subsidiary where there is a lack of arm’s-length dealing between the parties. Any deductible expenses allocated away from a taxable REIT subsidiary would increase its tax liability. Further, any amount by which a REIT understates its deductions and overstates those of its taxable REIT subsidiary will, subject to certain exceptions, be subject to a 100% tax. Additional taxable REIT subsidiary elections may be made in the future for additional entities in which we own an interest.

Annual Distribution Requirements.  In order to avoid being taxed as a regular corporation, we are required to make distributions (other than capital gain distributions) to our stockholders which qualify for the dividends paid deduction in an amount at least equal to (1) the sum of (i) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the after-tax net income, if any, from foreclosure property, minus (2) a portion of certain items of non-cash income. These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for that year and if paid on or before the first regular distribution payment after such declaration. The amount distributed must not be preferential. This means that every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates. Finally, as discussed above, we may be subject to an excise tax if we fail to meet certain other distribution requirements. We intend to make timely distributions sufficient to satisfy these annual distribution requirements.

It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to, among other things, (1) timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of income and deduction of expenses in arriving at our taxable income, or (2) the payment of severance benefits that may not be deductible to us. In the event that timing differences occur, we may find it necessary to arrange for borrowings or, if possible, pay dividends in the form of taxable stock dividends in order to meet the distribution requirement.

Under certain circumstances, in the event of a deficiency determined by the Internal Revenue Service, we may be able to rectify a resulting failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for distributions paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay applicable penalties and interest based upon the amount of any deduction taken for deficiency dividend distributions.

The Internal Revenue Service issued Revenue Procedure 2008-68, which provided temporary relief to publicly traded REITs seeking to preserve liquidity by electing cash/stock dividends. Under Revenue Procedure 2008-68, a REIT may treat the entire dividend, including the stock portion, as a taxable dividend distribution, thereby qualifying for the dividends-paid deduction, provided certain requirements are satisfied. The cash portion of the dividend may be as low as 10%. The Revenue Procedure, as amplified by Revenue Procedure 2010-12, applies to dividends declared on or before December 31, 2012, and with respect to a taxable year ending on or before December 31, 2011.

Failure to Qualify as a REIT

If we fail to qualify for taxation as a REIT in any taxable year, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible nor will any particular amount of distributions be required to be made in any year. All distributions to stockholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits allocable to these distributions and, subject to certain limitations, will be eligible for the dividends received deduction for corporate stockholders. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to statutory relief. Failure to qualify for even one year could result in our need to incur indebtedness or liquidate investments in order to pay potentially significant resulting tax liabilities.

In addition to the relief described above under “— Income Tests” and “— Asset Tests,” relief is available in the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT if: (1) the violation is due to reasonable cause and not due to willful neglect; (2) we pay a penalty of $50,000 for each failure to satisfy the provision; and (3) the violation does not include a violation described under “— Income Tests” or “— Asset Tests” above. It is not now possible to determine the circumstances under which we may be entitled to the benefit of these relief provisions.

Federal Income Taxation of Holders of Our Stock

Treatment of Taxable U.S. Stockholders.  The following summary applies to you only if you are a “U.S. stockholder.” A “U.S. stockholder” is a holder of shares of stock who, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity classified as a corporation or partnership for these purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons, within the meaning of the Internal Revenue Code, has the authority to control all of the trust’s substantial decisions.

So long as we qualify for taxation as a REIT, distributions on shares of our stock made out of the current or accumulated earnings and profits allocable to these distributions (and not designated as capital gain dividends) will be includable as ordinary income for federal income tax purposes. None of these distributions will be eligible for the dividends received deduction for U.S. corporate stockholders.

Generally, for taxable years ending after May 6, 2003 through December 31, 2010, the maximum marginal rate of tax payable by individuals on dividends received from corporations that are subject to a corporate level of tax is 15%. Except in limited circumstances, this tax rate will not apply to dividends paid to you by us on our shares, because generally we are not subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders. The reduced maximum federal income tax rate will apply to that portion, if any, of dividends received by you with respect to our shares that are attributable to: (1) dividends received by us from non-REIT corporations or other taxable REIT subsidiaries; (2) income from the prior year with respect to which we were required to pay federal corporate income tax during the prior year (if, for example, we did not distribute 100% of our REIT taxable income for the prior year); or (3) the amount of any earnings and profits that were distributed by us and accumulated in a non-REIT year.

Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year), without regard to the period for which you held our stock. However, if you are a corporation, you may be required to treat a portion of some capital gain dividends as ordinary income.

If we elect to retain and pay income tax on any net long-term capital gain, you would include in income, as long-term capital gain, your proportionate share of this net long-term capital gain. You would also receive a refundable tax credit for your proportionate share of the tax paid by us on such retained capital gains, and you would have an increase in the basis of your shares of our stock in an amount equal to your includable capital gains less your share of the tax deemed paid.

You may not include in your federal income tax return any of our net operating losses or capital losses. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to you. In addition, any distribution declared by us in October, November or December of any year on a specified date in any such month shall be treated as both paid by us and received by you on December 31 of that year, provided that the distribution is actually paid by us no later than January 31 of the following year.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed under “— General” and “— Qualification as a REIT — Annual Distribution Requirements” above. As a result, you may be required to treat as taxable dividends certain distributions that would otherwise result in a tax-free return of capital. Moreover, any “deficiency dividend” will be treated as a dividend (an ordinary dividend or a capital gain dividend, as the case may be), regardless of our earnings and profits. Any other distributions in excess of current or accumulated earnings and profits will not be taxable to you to the extent these distributions do not exceed the adjusted tax basis of your shares of our stock. You will be required to reduce the tax basis of your shares of our stock by the amount of these distributions until the basis has been reduced to zero, after which these distributions will be taxable as capital gain, if the shares of our stock are held as capital assets. The tax basis as so reduced will be used in computing the capital gain or loss, if any, realized upon sale of the shares of our stock. Any loss upon a sale or exchange of shares of our stock which were held for six months or less (after application of certain holding period rules) will generally be treated as a long-term capital loss to the extent you previously received capital gain distributions with respect to these shares of our stock.

Upon the sale or exchange of any shares of our stock to or with a person other than us or a sale or exchange of all shares of our stock (whether actually or constructively owned) with us, you will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your adjusted tax basis in these shares of our stock. This gain will be capital gain if you held these shares of our stock as a capital asset.

If we redeem any of your shares in us, the treatment can only be determined on the basis of particular facts at the time of redemption. In general, you will recognize gain or loss (as opposed to dividend income) equal to the difference between the amount received by you in the redemption and your adjusted tax basis in your shares redeemed if such redemption: (1) results in a “complete termination” of your interest in all classes of our equity securities; (2) is a “substantially disproportionate redemption”; or (3) is “not essentially equivalent to a dividend” with respect to you. In applying these tests, you must take into account your ownership of all classes of our equity securities (e.g., common stock, preferred stock, depositary shares and warrants). You also must take into account any equity securities that are considered to be constructively owned by you.

If, as a result of a redemption by us of your shares, you no longer own (either actually or constructively) any of our equity securities or only own (actually and constructively) an insubstantial percentage of our equity securities, then it is probable that the redemption of your shares would be considered “not essentially equivalent to a dividend” and, thus, would result in gain or loss to you. However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and if you rely on any of these tests at the time of redemption, you should consult your tax advisor to determine their application to the particular situation.

Generally, if the redemption does not meet the tests described above, then the proceeds received by you from the redemption of your shares will be treated as a distribution taxable as a dividend to the extent of the allocable portion of current or accumulated earnings and profits. If the redemption is taxed as a dividend, your adjusted tax basis in the redeemed shares will be transferred to any other shareholdings in us that you own. If you own no other shareholdings in us, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

Gain from the sale or exchange of our shares held for more than one year is taxed at a maximum long-term capital gain rate, which is currently 15%. Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as gains eligible for the long-term capital gains rate or as gain taxable to individual stockholders at a maximum rate of 25%.

Treatment of Tax-Exempt U.S. Stockholders.  Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts (“Exempt Organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). The Internal Revenue Service has issued a published revenue ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on this ruling, amounts distributed by us to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the shares of our stock with debt, a portion of its income from us will constitute UBTI pursuant to the “debt financed property” rules. Likewise, a portion of the Exempt Organization’s income from us would constitute UBTI if we held a residual interest in a real estate mortgage investment conduit.

In addition, in certain circumstances, a pension trust that owns more than 10% of our stock is required to treat a percentage of our dividends as UBTI. This rule applies to a pension trust holding more than 10% of our stock only if: (1) the percentage of our income that is UBTI (determined as if we were a pension trust) is at least 5%; (2) we qualify as a REIT by reason of the modification of the Five or Fewer Requirement that allows beneficiaries of the pension trust to be treated as holding shares in proportion to their actuarial interests in the pension trust; and (3) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) a group of pension trusts individually holding more than 10% of the value of our stock collectively own more than 50% of the value of our stock.

Backup Withholding and Information Reporting.  Under certain circumstances, you may be subject to backup withholding at applicable rates on payments made with respect to, or cash proceeds of a sale or exchange of, shares of our stock. Backup withholding will apply only if you: (1) fail to provide a correct taxpayer identification number, which if you are an individual, is ordinarily your social security number; (2) furnish an incorrect taxpayer identification number; (3) are notified by the Internal Revenue Service that you have failed to properly report payments of interest or dividends; or (4) fail to certify, under penalties of perjury, that you have furnished a correct taxpayer identification number and that the Internal Revenue Service has not notified you that you are subject to backup withholding.

Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. You should consult with a tax advisor regarding qualification for exemption from backup withholding, and the procedure for obtaining an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a stockholder will be allowed as a credit against such stockholder’s United States federal income tax liability and may entitle such stockholder to a refund, provided that the required information is provided to the Internal Revenue Service. In addition, withholding a portion of capital gain distributions made to stockholders may be required for stockholders who fail to certify their non-foreign status.

Taxation of Foreign Stockholders.  The following summary applies to you only if you are a foreign person. The federal taxation of foreign persons is a highly complex matter that may be affected by many considerations.

Except as discussed below, distributions to you of cash generated by our real estate operations in the form of ordinary dividends, but not by the sale or exchange of our capital assets, generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and you file with us the required form evidencing the lower rate.

In general, you will be subject to United States federal income tax on a graduated rate basis rather than withholding with respect to your investment in our stock if such investment is “effectively connected” with your conduct of a trade or business in the United States. A corporate foreign stockholder that receives income that is, or is treated as, effectively connected with a United States trade or business may also be subject to the branch profits tax, which is payable in addition to regular United States corporate income tax. The following discussion will apply to foreign stockholders whose investment in us is not so effectively connected. We expect to withhold United States income tax, as described below, on the gross amount of any distributions paid to you unless (1) you file an Internal Revenue Service Form W-8ECI with us claiming that the distribution is “effectively connected” or (2) certain other exceptions apply.

Distributions by us that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to you under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) as if these distributions were gains “effectively connected” with a United States trade or business. Accordingly, you will be taxed at the normal capital gain rates applicable to a U.S. stockholder on these amounts, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA may also be subject to a branch profits tax in the hands of a corporate foreign stockholder that is not entitled to treaty exemption.

We will be required to withhold from distributions subject to FIRPTA, and remit to the Internal Revenue Service, 35% of designated capital gain dividends, or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends. In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of the prior distributions not withheld against, will be treated as capital gain dividends for purposes of withholding.

For taxable years beginning after October 22, 2004, any capital gain dividend with respect to any class of stock that is “regularly traded” on an established securities market will be treated as an ordinary dividend if the foreign stockholder did not own more than 5% of such class of stock at any time during the taxable year. Once this provision takes effect, foreign stockholders generally will not be required to report distributions received from us on U.S. federal income tax returns and all distributions treated as dividends for U.S. federal income tax purposes including any capital gain dividend will be subject to a 30% U.S. withholding tax (unless reduced under an applicable income tax treaty) as discussed above. In addition, the branch profits tax will no longer apply to such distributions.

Unless our shares constitute a “United States real property interest” within the meaning of FIRPTA or are effectively connected with a U.S. trade or business, a sale of our shares by you generally will not be subject to United States taxation. Our shares will not constitute a United States real property interest if we qualify as a “domestically controlled REIT.” We believe that we, and expect to continue to, qualify as a domestically controlled REIT. A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by foreign stockholders. However, if you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, you will be subject to a 30% tax on such capital gains. In any event, a purchaser of our shares from you will not be required under FIRPTA to withhold on the purchase price if the purchased shares are “regularly traded” on an established securities market or if we are a domestically controlled REIT. Otherwise, under FIRPTA, the purchaser may be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service.

Backup withholding tax and information reporting will generally not apply to distributions paid to you outside the United States that are treated as: (1) dividends to which the 30% or lower treaty rate withholding tax discussed above applies; (2) capital gains dividends; or (3) distributions attributable to gain from the sale or exchange by us of U.S. real property interests. Payment of the proceeds of a sale of stock within the United States or conducted through certain U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that he or she is not a U.S. person (and the payor does not have actual knowledge that the beneficial owner is a U.S. person) or otherwise established an exemption. You may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service.

U.S. Federal Income Taxation of Holders of Depositary Shares

Owners of our depositary shares will be treated as if you were owners of the series of preferred stock represented by the depositary shares. Thus, you will be required to take into account the income and deductions to which you would be entitled if you were a holder of the underlying series of preferred stock.

Conversion or Exchange of Shares for Preferred Stock.  No gain or loss will be recognized upon the withdrawal of preferred stock in exchange for depositary shares and the tax basis of each share of preferred stock will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged. If you held your depositary shares as a capital asset at the time of the exchange for shares of preferred stock, the holding period for your shares of preferred stock will include the period during which you owned the depositary shares.

U.S. Federal Income and Estate Taxation of Holders of Our Debt Securities

The following is a general summary of the United States federal income tax consequences and, in the case that you are a holder that is a non-U.S. holder, as defined below, the United States federal estate tax consequences, of purchasing, owning and disposing of debt securities periodically offered under one or more indentures (the “notes”). This summary assumes that you hold the notes as capital assets. This summary applies to you only if you are the initial holder of the notes and you acquire the notes for a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. In addition, this summary does not consider any foreign, state, local or other tax laws that may be applicable to us or a purchaser of the notes.

U.S. Holders

The following summary applies to you only if you are a U.S. holder, as defined below.

Definition of a U.S. Holder.  A “U.S. holder” is a beneficial owner of a note or notes that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity classified as a corporation or partnership for these purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons, within the meaning of the Internal Revenue Code, has the authority to control all of the trust’s substantial decisions.

Payments of Interest.  Stated interest on the notes generally will be taxed as ordinary interest income from domestic sources at the time it is paid or accrues in accordance with your method of accounting for tax purposes.

Sale, Exchange or Other Disposition of Notes.  The adjusted tax basis in your note acquired at a premium will generally be your cost. You generally will recognize taxable gain or loss when you sell or otherwise dispose of your notes equal to the difference, if any, between:

•	the amount realized on the sale or other disposition, less any amount attributable to any accrued interest, which will be taxable in the manner described under “— Payments of Interest” above; and

•	your adjusted tax basis in the notes.

Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income.

Backup Withholding and Information Reporting.  In general, “backup withholding” may apply to any payments made to you of principal and interest on your note, and to payment of the proceeds of a sale or other disposition of your note before maturity, if you are a non-corporate U.S. holder and: (1) fail to provide a correct taxpayer identification number, which if you are an individual, is ordinarily your social security number; (2) furnish an incorrect taxpayer identification number; (3) are notified by the Internal Revenue Service that you have failed to properly report payments of interest or dividends; or (4) fail to certify, under penalties of perjury, that you have furnished a correct taxpayer identification number and that the Internal Revenue Service has not notified you that you are subject to backup withholding.

The amount of any reportable payments, including interest, made to you (unless you are an exempt recipient) and the amount of tax withheld, if any, with respect to such payments will be reported to you and to the Internal Revenue Service for each calendar year. You should consult your tax advisor regarding your qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and will be credited against your U.S. federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

Non-U.S. Holders

The following summary applies to you if you are a beneficial owner of a note and are not a U.S. holder, as defined above (a “non-U.S. holder”).

Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies.” Such entities are encouraged to consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

U.S. Federal Withholding Tax.  Subject to the discussion below, U.S. federal withholding tax will not apply to payments by us or our paying agent, in its capacity as such, of principal and interest on your notes under the “portfolio interest” exception of the Internal Revenue Code, provided that:

•	you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not (1) a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership, as provided in the Internal Revenue Code, or (2) a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code;

•	such interest is not effectively connected with your conduct of a U.S. trade or business; and

•	you provide a signed written statement, under penalties of perjury, which can reliably be related to you, certifying that you are not a U.S. person within the meaning of the Internal Revenue Code and providing your name and address to:

•	us or our paying agent; or

•	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of such statement.

Treasury regulations provide that:

•	if you are a foreign partnership, the certification requirement will generally apply to your partners, and you will be required to provide certain information;

•	if you are a foreign trust, the certification requirement will generally be applied to you or your beneficial owners depending on whether you are a “foreign complex trust,” “foreign simple trust,” or “foreign grantor trust” as defined in the Treasury regulations; and

•	look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

If you cannot satisfy the portfolio interest requirements described above, payments of interest will be subject to the 30% United States withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable treaty or (2) Internal Revenue Service Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. Alternative documentation may be applicable in certain circumstances.

If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, you will be required to pay United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax provided the certification requirement described above is met) in the same manner as if you were a U.S. person, except as otherwise provided by an applicable tax treaty. If you are a foreign corporation, you may be required to pay a branch profits tax on the earnings and profits that are effectively connected to the conduct of your trade or business in the United States.

Sale, Exchange or other Disposition of Notes.  You generally will not have to pay U.S. federal income tax on any gain or income realized from the sale, redemption, retirement at maturity or other disposition of your notes, unless:

•	in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes, and specific other conditions are met;

•	you are subject to tax provisions applicable to certain United States expatriates; or

•	the gain is effectively connected with your conduct of a U.S. trade or business.

If you are engaged in a trade or business in the United States, and gain with respect to your notes is effectively connected with the conduct of that trade or business, you generally will be subject to U.S. income tax on a net basis on the gain. In addition, if you are a foreign corporation, you may be subject to a branch profits tax on your effectively connected earnings and profits for the taxable year, as adjusted for certain items.

U.S. Federal Estate Tax.  If you are an individual and are not a U.S. citizen or a resident of the United States, as specially defined for U.S. federal estate tax purposes, at the time of your death, your notes will generally not be subject to the U.S. federal estate tax, unless, at the time of your death (1) you owned actually or constructively 10% or more of the total combined voting power of all our classes of stock entitled to vote, or (2) interest on the notes is effectively connected with your conduct of a U.S. trade or business.

Backup Withholding and Information Reporting.  Backup withholding will not apply to payments of principal or interest made by us or our paying agent, in its capacity as such, to you if you have provided the required certification that you are a non-U.S. holder as described in “— U.S. Federal Withholding Tax” above, and provided that neither we nor our paying agent have actual knowledge that you are a U.S. holder, as described in “— U.S. Holders” above. We or our paying agent may, however, report payments of interest on the notes.

The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax. If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-U.S. office of a broker that:

•	is a U.S. person, as defined in the Internal Revenue Code;

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or the foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

U.S. Federal Income and Estate Taxation of Holders of Our Warrants

Exercise of Warrants.  You will not generally recognize gain or loss upon the exercise of a warrant. Your basis in the debt securities, preferred stock, depositary shares or common stock, as the case may be, received upon the exercise of the warrant will be equal to the sum of your adjusted tax basis in the warrant and the exercise price paid. Your holding period in the debt securities, preferred stock, depositary shares or common stock, as the case may be, received upon the exercise of the warrant will not include the period during which the warrant was held by you.

Expiration of Warrants.  Upon the expiration of a warrant, you will recognize a capital loss in an amount equal to your adjusted tax basis in the warrant.

Sale or Exchange of Warrants.  Upon the sale or exchange of a warrant to a person other than us, you will recognize gain or loss in an amount equal to the difference between the amount realized on the sale or exchange and your adjusted tax basis in the warrant. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the warrant was held for more than one year. Upon the sale of the warrant to us, the Internal Revenue Service may argue that you should recognize ordinary income on the sale. You are advised to consult your own tax advisors as to the consequences of a sale of a warrant to us.

Potential Legislation or Other Actions Affecting Tax Consequences

Current and prospective securities holders should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in us.

Internet Access to Our SEC Filings

Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, as well as our proxy statements and other materials that are filed with, or furnished to, the Securities and Exchange Commission are made available, free of charge, on the Internet at www.hcreit.com, as soon as reasonably practicable after they are filed with, or furnished to, the Securities and Exchange Commission.

Item 1A.	Risk Factors

Forward-Looking Statements and Risk Factors

This section discusses the most significant factors that affect our business, operations and financial condition. It does not describe all risks and uncertainties applicable to us, our industry or ownership of our securities. If any of the following risks, as well as other risks and uncertainties that are not yet identified or that we currently think are not material, actually occur, we could be materially adversely affected. In that event, the value of our securities could decline.

This Annual Report on Form 10-K and the documents incorporated by reference contain statements that constitute “forward-looking statements” as that term is defined in the federal securities laws. These forward-looking statements include, but are not limited to, those regarding:

•	the possible expansion of our portfolio;

•	the sale of properties;

•	the performance of our operators/tenants and properties;

•	our ability to enter into agreements with new viable tenants for vacant space or for properties that we take back from financially troubled tenants, if any;

•	our occupancy rates;

•	our ability to acquire, develop and/or manage properties;

•	our ability to make distributions to stockholders;

•	our policies and plans regarding investments, financings and other matters;

•	our tax status as a real estate investment trust;

•	our critical accounting policies;

•	our ability to appropriately balance the use of debt and equity;

•	our ability to access capital markets or other sources of funds; and

•	our ability to meet our earnings guidance.

When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to:

•	the status of the economy;

•	the status of capital markets, including availability and cost of capital;

•	issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance;

•	changes in financing terms;

•	competition within the health care and senior housing industries;

•	negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans;

•	our ability to transition or sell facilities with profitable results;

•	the failure to make new investments as and when anticipated;

•	acts of God affecting our properties;

•	our ability to re-lease space at similar rates as vacancies occur;

•	our ability to timely reinvest sale proceeds at similar rates to assets sold;

•	operator/tenant bankruptcies or insolvencies;

•	government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements;

•	liability or contract claims by or against operators/tenants;

•	unanticipated difficulties and/or expenditures relating to future acquisitions;

•	environmental laws affecting our properties;

•	changes in rules or practices governing our financial reporting;

•	other legal and operational matters, including REIT qualification and key management personnel recruitment and retention; and

•	the risks described below:

Risk factors related to our operators’ revenues and expenses

Our customers’ revenues are primarily driven by occupancy, Medicare and Medicaid reimbursement, if applicable, and private pay rates. Expenses for these facilities are primarily driven by the costs of labor, food, utilities, taxes, insurance and rent or debt service. Revenues from government reimbursement have, and may continue to, come under pressure due to reimbursement cuts and state budget shortfalls. Liability insurance and staffing costs continue to increase for our operators. To the extent that any decrease in revenues and/or any increase in operating expenses result in a property not generating enough cash to make payments to us, the credit of our operator and the value of other collateral would have to be relied upon.

The ongoing credit and liquidity crisis, and the weakening economy, may have an adverse effect on our operators and tenants, including their ability to access credit or maintain occupancy rates. If the operations, cash flows or financial condition of our operators are materially adversely impacted by the current economic conditions, our revenue and operations may be adversely affected.

Increased competition may affect our operators’ ability to meet their obligations to us

The operators of our properties compete on a local and regional basis with operators of properties and other health care providers that provide comparable services. We cannot be certain that the operators of all of our facilities will be able to achieve and maintain occupancy and rate levels that will enable them to meet all of their obligations to us. Our operators are expected to encounter increased competition in the future that could limit their ability to attract residents or expand their businesses.

Risk factors related to obligor bankruptcies

We are exposed to the risk that our obligors may not be able to meet the rent, principal and interest or other payments due us, which may result in an obligor bankruptcy or insolvency, or that an obligor might become subject to bankruptcy or insolvency proceedings for other reasons. Although our operating lease agreements provide us with the right to evict a tenant, demand immediate payment of rent and exercise other remedies, and our loans provide us with the right to terminate any funding obligation, demand immediate repayment of principal and unpaid interest, foreclose on the collateral and exercise other remedies, the bankruptcy and insolvency laws afford certain rights to a party that has filed for bankruptcy or reorganization. An obligor in bankruptcy or subject to insolvency proceedings may be able to limit or delay our ability to collect unpaid rent in the case of a lease or to receive unpaid principal and interest in the case of a loan, and to exercise other rights and remedies.

We may be required to fund certain expenses (e.g., real estate taxes and maintenance) to preserve the value of a property, avoid the imposition of liens on a property and/or transition a property to a new tenant. In some instances, we have terminated our lease with a tenant and relet the property to another tenant. In some of those situations, we have provided working capital loans to and limited indemnification of the new obligor. If we cannot transition a leased property to a new tenant, we may take possession of that property, which may expose us to certain successor liabilities. Should such events occur, our revenue and operating cash flow may be adversely affected.

Transfers of health care facilities may require regulatory approvals and these facilities may not have efficient alternative uses

Transfers of health care facilities to successor operators frequently are subject to regulatory approvals, including change of ownership approvals under certificate of need (“CON”) laws, state licensure laws and Medicare and Medicaid provider arrangements, that are not required for transfers of other types of real estate. The replacement of an operator could be delayed by the approval process of any federal, state or local agency necessary for the transfer of the facility or the replacement of the operator licensed to manage the facility. Alternatively, given the specialized nature of our facilities, we may be required to spend substantial time and funds to adapt these properties to other uses. If we are unable to timely transfer properties to successor operators or find efficient alternative uses, our revenue and operations may be adversely affected.

Risk factors related to government regulations

Our obligors’ businesses are affected by government reimbursement and private payor rates. To the extent that an operator/tenant receives a significant portion of its revenues from governmental payors, primarily Medicare and Medicaid, such revenues may be subject to statutory and regulatory changes, retroactive rate adjustments, recovery of program overpayments or set-offs, administrative rulings, policy interpretations, payment or other delays by fiscal intermediaries or carriers, government funding restrictions (at a program level or with respect to specific facilities) and interruption or delays in payments due to any ongoing governmental investigations and audits at such property. In recent years, governmental payors have frozen or reduced payments to health care providers due to budgetary pressures. Health care reimbursement will likely continue to be of paramount importance to federal and state authorities. We cannot make any assessment as to the ultimate timing or effect any future legislative reforms may have on the financial condition of our obligors and properties. There can be no assurance that adequate reimbursement levels will be available for services provided by any property operator, whether the property receives reimbursement from Medicare, Medicaid or private payors. Significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on an obligor’s liquidity, financial condition and results of operations, which could adversely affect the ability of an obligor to meet its obligations to us. See “Item 1 — Business — Certain Government Regulations — Reimbursement” above.

Our operators and tenants generally are subject to extensive federal, state and local licensure, certification and inspection laws and regulations. Our operators’ or tenants’ failure to comply with any of these laws could result in loss of accreditation, denial of reimbursement, imposition of fines, suspension or decertification from federal and state health care programs, loss of license or closure of the facility. Such actions may have an effect on our operators’ or tenants’ ability to make lease payments to us and, therefore, adversely impact us. See “Item 1 — Business — Certain Government Regulations — Other Related Laws” above.

Many of our properties may require a license and/or CON to operate. Failure to obtain a license or CON, or loss of a required license or CON would prevent a facility from operating in the manner intended by the operators or tenants. These events could materially adversely affect our operators’ or tenants’ ability to make rent payments to us. State and local laws also may regulate expansion, including the addition of new beds or services or acquisition of medical equipment, and the construction of health care facilities, by requiring a CON or other similar approval. See “Item 1 — Business — Certain Government Regulations — Licensing and Certification” above.

The American Reinvestment and Recovery Act of 2009, which was signed into law on February 17, 2009, provides $87 billion in additional federal Medicaid funding for states’ Medicaid expenditures between October 1, 2008 and December 31, 2010. Under this Act, states meeting certain eligibility requirements will temporarily receive additional money in the form of an increase in the federal medical assistance percentage (FMAP). Thus, for a limited period of time, the share of Medicaid costs that are paid for by the federal government will go up, and each state’s share will go down. We cannot predict whether states are, or will remain, eligible to receive the additional federal Medicaid funding, or whether the states will have sufficient funds for their Medicaid programs. We also cannot predict the impact that this broad-based, far-reaching legislation will have on the U.S. economy or our business.

Risk factors related to liability claims and insurance costs

In recent years, skilled nursing and seniors housing operators have experienced substantial increases in both the number and size of patient care liability claims. As a result, general and professional liability costs have increased in some markets. However, a recent report and state survey found that the liability insurance market is beginning to stabilize in most markets. In 2008, national average liability loss costs were stable for the first time in nearly a decade. State-led tort reform efforts have greatly contributed to decreasing costs. In some markets general and professional liability insurance coverage continues to be restricted or very costly, which may adversely affect the property operators’ future operations, cash flows and financial condition, and may have a material adverse effect on the property operators’ ability to meet their obligations to us.

Risk factors related to acquisitions

We are exposed to the risk that some of our acquisitions may not prove to be successful. We could encounter unanticipated difficulties and expenditures relating to any acquired properties, including contingent liabilities, and acquired properties might require significant management attention that would otherwise be devoted to our ongoing business. If we agree to provide construction funding to an operator/tenant and the project is not completed, we may need to take steps to ensure completion of the project. Moreover, if we issue equity securities or incur additional debt, or both, to finance future acquisitions, it may reduce our per share financial results. These costs may negatively affect our results of operations.

Risk factors related to joint ventures

We have entered into, and may continue in the future to enter into, partnerships or joint ventures with other persons or entities. Joint venture investments involve risks, including the possibility that our partner might become insolvent or otherwise refuse to make capital contributions when due; that our partner might at any time have investment goals which are inconsistent with ours; that we could become engaged in a dispute with our partner, which could require us to expend additional resources to resolve such disputes; and that our partner may be in a position to take action or withhold consent contrary to our instructions or requests. In addition, our ability to transfer our interest in a joint venture to a third party may be restricted. In some instances, we and our partner may each have the right to trigger a buy-sell arrangement, which could cause us to sell our interest, or acquire our partner’s interest, at a time when we otherwise would not have initiated such a transaction. Joint ventures require us to share decision-making authority with our partners, which limits our ability to control the properties in the joint ventures. Even when we have a controlling interest, certain major decisions may require partner approval.

Risk factors related to life sciences facilities

Our tenants in the life sciences industry face high levels of regulation, expense and uncertainty that may adversely affect their ability to make payments to us. Research, development and clinical testing of products and technologies can be very expensive and sources of funds may not be available to our life sciences tenants in the future. The products and technologies that are developed and manufactured by our life sciences tenants may require regulatory approval prior to being made, marketed, sold and used. The regulatory process can be costly, long and unpredictable. Even after a tenant gains regulatory approval and market acceptance, the product still presents regulatory and liability risks, such as safety concerns, competition from new products and eventually the expiration of patent protection. These factors may affect the ability of our life sciences tenants to make timely payments to us, which may adversely affect our revenue and operations.

Risk factors related to indebtedness

Permanent financing for our investments is typically provided through a combination of public and private offerings of debt and equity securities and the incurrence or assumption of secured debt. The incurrence or assumption of indebtedness may cause us to become more leveraged, which could (1) require us to dedicate a greater portion of our cash flow to the payment of debt service, (2) make us more vulnerable to a downturn in the economy, (3) limit our ability to obtain additional financing, or (4) negatively affect our credit ratings or outlook by one or more of the noted rating agencies.

Our debt agreements contain various covenants, restrictions and events of default. Among other things, these provisions require us to maintain certain financial ratios and minimum net worth and impose certain limits on our ability to incur indebtedness, create liens and make investments or acquisitions. Breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness, in addition to any other indebtedness cross-defaulted against such instruments. These defaults could have a material adverse impact on our business, results of operations and financial condition.

Risk factors related to our credit ratings

As of February 12, 2010, our senior unsecured notes were rated Baa2 (stable), BBB- (positive) and BBB (stable) by Moody’s Investors Service, Standard & Poor’s Ratings Services and Fitch Ratings, respectively. We plan to manage the Company to maintain investment grade status with a capital structure consistent with our current profile, but there can be no assurance that we will be able to maintain our current credit ratings. Any downgrades in terms of ratings or outlook by any or all of the noted rating agencies could have a material adverse impact on our cost and availability of capital, which could in turn have a material adverse impact on our consolidated results of operations, liquidity and/or financial condition.

Risk factors related to interest rate swaps

We enter into interest rate swap agreements from time to time to manage some of our exposure to interest rate volatility. These swap agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements. In addition, these arrangements may not be effective in reducing our exposure to changes in interest rates. When we use forward-starting interest rate swaps, there is a risk that we will not complete the long-term borrowing against which the swap is intended to hedge. If such events occur, our results of operations may be adversely affected.

Risk factors related to environmental laws

Under various federal and state laws, owners or operators of real estate may be required to respond to the presence or release of hazardous substances on the property and may be held liable for property damage, personal injuries or penalties that result from environmental contamination or exposure to hazardous substances. We may become liable to reimburse the government for damages and costs it incurs in connection with the contamination. Generally, such liability attaches to a person based on the person’s relationship to the property. Our tenants or borrowers are primarily responsible for the condition of the property. Moreover, we review environmental site assessments of the properties that we own or encumber prior to taking an interest in them. Those assessments are designed to meet the “all appropriate inquiry” standard, which we believe qualifies us for the innocent purchaser defense if environmental liabilities arise. Based upon such assessments, we do not believe that any of our properties are subject to material environmental contamination. However, environmental liabilities may be present in our properties and we may incur costs to remediate contamination, which could have a material adverse effect on our business or financial condition or the business or financial condition of our obligors.

Risk factors related to facilities that require entrance fees

Certain of our senior housing facilities require the payment of an upfront entrance fee by the resident, a portion of which may be refundable by the operator. Some of these facilities are subject to substantial oversight by state regulators relating to these funds. As a result of this oversight, residents of these facilities may have a variety of rights, including, for example, the right to cancel their contracts within a specified period of time and certain lien rights. The oversight and rights of residents within these facilities may have an effect on the revenue or operations of the operators of such facilities and therefore may negatively impact us.

Risk factors related to facilities under construction or development

At any given time, we may be in the process of constructing one or more new facilities that ultimately will require a CON and license before they can be utilized by the operator for their intended use. The operator also may need to obtain Medicare and Medicaid certification and enter into Medicare and Medicaid provider agreements and/or third party payor contracts. In the event that the operator is unable to obtain the necessary CON, licensure, certification, provider agreements or contracts after the completion of construction, there is a risk that we will not be able to earn any revenues on the facility until either the initial operator obtains a license or certification to operate the new facility and the necessary provider agreements or contracts or we can find and contract with a new operator that is able to obtain a license to operate the facility for its intended use and the necessary provider agreements or contracts.

In connection with our renovation, redevelopment, development and related construction activities, we may be unable to obtain, or suffer delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. These factors could result in increased costs or our abandonment of these projects. In addition, we may not be able to obtain financing on favorable terms, which may render us unable to proceed with our development activities, and we may not be able to complete construction and lease-up of a property on schedule, which could result in increased debt service expense or construction costs.

Additionally, the time frame required for development, construction and lease-up of these properties means that we may have to wait years for significant cash returns. Because we are required to make cash distributions to our stockholders, if the cash flow from operations or refinancing is not sufficient, we may be forced to borrow additional money to fund such distributions. Newly developed and acquired properties may not produce the cash flow that we expect, which could adversely affect our overall financial performance.

In deciding whether to acquire or develop a particular property, we make assumptions regarding the expected future performance of that property. In particular, we estimate the return on our investment based on expected occupancy and rental rates. If our financial projections with respect to a new property are inaccurate, and the property is unable to achieve the expected occupancy and rental rates, it may fail to perform as we expected in analyzing our investment. Our estimate of the costs of repositioning or redeveloping an acquired property may prove to be inaccurate, which may result in our failure to meet our profitability goals. Additionally, we may acquire new properties that are not fully leased, and the cash flow from existing operations may be insufficient to pay the operating expenses and debt service associated with that property.

We do not know if our tenants will renew their existing leases, and if they do not, we may be unable to lease the properties on as favorable terms, or at all

We cannot predict whether our tenants will renew existing leases at the end of their lease terms, which expire at various times through 2079. If these leases are not renewed, we would be required to find other tenants to occupy those properties or sell them. There can be no assurance that we would be able to identify suitable replacement tenants or enter into leases with new tenants on terms as favorable to us as the current leases or that we would be able to lease those properties at all.

Our ownership of properties through ground leases exposes us to the loss of such properties upon breach or termination of the ground leases

We have acquired an interest in certain of our properties by acquiring a leasehold interest in the property on which the building is located, and we may acquire additional properties in the future through the purchase of interests in ground leases. As the lessee under a ground lease, we are exposed to the possibility of losing the property upon termination of the ground lease or an earlier breach of the ground lease by us.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties

Real estate investments are relatively illiquid. Our ability to quickly sell or exchange any of our properties in response to changes in economic and other conditions will be limited. No assurances can be given that we will recognize full value for any property that we are required to sell for liquidity reasons. Our inability to respond rapidly to changes in the performance of our investments could adversely affect our financial condition and results of operations. In addition, we are exposed to the risks inherent in concentrating investments in real estate, and in particular, the seniors housing and health care industries. A downturn in the real estate industry could adversely affect the value of our properties and our ability to sell properties for a price or on terms acceptable to us.

Risk factors related to reinvestment of sale proceeds

From time to time, we will have cash available from (1) the proceeds of sales of our securities, (2) principal payments on our loans receivable and (3) the sale of properties, including non-elective dispositions, under the terms of master leases or similar financial support arrangements. In order to maintain current revenues and continue generating attractive returns, we expect to re-invest these proceeds in a timely manner. We compete for real estate investments with a broad variety of potential investors. This competition for attractive investments may negatively affect our ability to make timely investments on terms acceptable to us.

Failure to properly manage our rapid growth could distract our management or increase our expenses

We have experienced rapid growth and development in a relatively short period of time and expect to continue this rapid growth in the future. This growth has resulted in increased levels of responsibility for our management. Future property acquisitions could place significant additional demands on, and require us to expand, our management, resources and personnel. Our failure to manage any such rapid growth effectively could harm our business and, in particular, our financial condition, results of operations and cash flows, which could negatively affect our ability to make distributions to stockholders. Our growth could also increase our capital requirements, which may require us to issue potentially dilutive equity securities and incur additional debt.

We might fail to qualify or remain qualified as a REIT

We intend to operate as a REIT under the Internal Revenue Code and believe we have and will continue to operate in such a manner. If we lose our status as a REIT, we will face serious tax consequences that will substantially reduce the funds available for satisfying our obligations and for distribution to our stockholders for each of the years involved because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•	we could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under statutory provisions, we could not elect to be subject to tax as a REIT for four taxable years following the year during which we were disqualified.

Since REIT qualification requires us to meet a number of complex requirements, it is possible that we may fail to fulfill them, and if we do, our earnings will be reduced by the amount of federal taxes owed. A reduction in our earnings would affect the amount we could distribute to our stockholders. If we do not qualify as a REIT, we would not be required to make distributions to stockholders since a non-REIT is not required, in order to maintain REIT status or avoid an excise tax, to pay dividends to stockholders. See “Item 1 — Business — Federal Income Tax Considerations” for a discussion of the provisions of the Internal Revenue Code that apply to us and the effects of non-qualification.

In addition, if we fail to qualify as a REIT, all distributions to stockholders would continue to be treated as dividends to the extent of our current and accumulated earnings and profits, although corporate stockholders may be eligible for the dividends received deduction, and individual stockholders may be eligible for taxation at the rates generally applicable to long-term capital gains (currently at a maximum rate of 15%) with respect to distributions.

As a result of all these factors, our failure to qualify as a REIT also could impair our ability to implement our business strategy and would adversely affect the value of our common stock.

Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to remain qualified as a REIT. Although we believe that we qualify as a REIT, we cannot assure you that we will continue to qualify or remain qualified as a REIT for tax purposes. See “Item 1 — Business — Taxation — Federal Income Tax Considerations” included in this Annual Report on Form 10-K.

The 90% annual distribution requirement will decrease our liquidity and may limit our ability to engage in otherwise beneficial transactions

To comply with the 90% distribution requirement applicable to REITs and to avoid the nondeductible excise tax, we must make distributions to our stockholders. See “Item 1 — Business — Taxation — Federal Income Tax Considerations — Qualification as a REIT — Annual Distribution Requirements” included in this Annual Report on Form 10-K. Although we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the REIT distribution requirement, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, or we may decide to retain cash or distribute such greater amount as may be necessary to avoid income and excise taxation. This may be due to timing differences between the actual receipt of income and actual payment of deductible expenses, on the one hand, and the inclusion of that income and deduction of those expenses in arriving at our taxable income, on the other hand. In addition, non-deductible expenses such as principal amortization or repayments or capital expenditures in excess of non-cash deductions may cause us to fail to have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. In the event that timing differences occur, or we deem it appropriate to retain cash, we may borrow funds, issue additional equity securities (although we cannot assure you that we will be able to do so), pay taxable stock dividends, if possible, distribute other property or securities or engage in a transaction intended to enable us to meet the REIT distribution requirements. This may require us to raise additional capital to meet our obligations.

The amount of additional indebtedness we may incur is limited by the terms of our line of credit arrangement and the indentures governing our senior unsecured notes. In addition, adverse economic conditions may impact the availability of additional funds or could cause the terms on which we are able to borrow additional funds to become unfavorable. In those circumstances, we may be required to raise additional equity in the capital markets. Our access to capital depends upon a number of factors over which we have little or no control, including rising interest rates, inflation and other general market conditions and the market’s perception of our growth potential and our current and potential future earnings and cash distributions and the market price of the shares of our capital stock. We cannot assure you that we will be able to raise the capital necessary to make future investments or to meet our obligations and commitments as they mature.

If certain sale-leaseback transactions are not characterized by the IRS as “true leases,” we may be subject to adverse tax consequences.

     We may purchase properties and lease them back to the sellers of such properties. We intend for any such sale-leaseback transaction to be structured in such a manner that the lease will be characterized as a “true lease,” thereby allowing us to be treated as the owner of the property for federal income tax purposes. However, depending on the terms of any specific transaction, the Internal Revenue Service might take the position that the transaction is not a “true lease” but is more properly treated in some other manner. In the event any sale-leaseback transaction is challenged and successfully re-characterized by the Internal Revenue Service, we would not be entitled to claim the deductions for depreciation and cost recovery generally available to an owner of the property. Furthermore, if a sale-leaseback transaction were so re-characterized, we might fail to satisfy the REIT asset tests or income tests and, consequently, could lose our REIT status effective with the year of re-characterization. See “Item 1 — Business — Taxation — Federal Income Tax Considerations — Qualification as a REIT — Asset Tests” and “— Income Tests” above. Alternatively, the amount of our REIT taxable income could be recalculated, which may also cause us to fail to meet the REIT annual distribution requirements for a taxable year. See “Item 1 — Business — Taxation — Federal Income Tax Considerations — Qualification as a REIT — Annual Distribution Requirements” above.

Other risk factors

We are also subject to other risks. First, our Second Restated Certificate of Incorporation and Second Amended and Restated By-Laws contain anti-takeover provisions (staggered board provisions, restrictions on share ownership and transfer and super majority stockholder approval requirements for business combinations) that could make it more difficult for or even prevent a third party from acquiring us without the approval of our incumbent Board of Directors. Provisions and agreements that inhibit or discourage takeover attempts could reduce the market value of our common stock.

Additionally, we are dependent on key personnel. Although we have entered into employment agreements with our executive officers, losing any one of them could, at least temporarily, have an adverse impact on our operations. We believe that losing more than one could have a material adverse impact on our business.

Item 2.	Properties

We lease our corporate headquarters located at One SeaGate, Suite 1500, Toledo, Ohio 43604. We also own corporate offices in Ohio and Tennessee, lease corporate offices in Florida and have ground leases relating to certain of our properties. The senior housing and care segment is comprised of senior housing facilities (independent living and assisted living facilities) and skilled nursing facilities. The medical facilities segment is comprised of medical office buildings and hospitals. The following table sets forth certain information regarding the properties that comprise our investments as of December 31, 2009 (dollars in thousands):

	Number of	Number of	Total	Annualized
Property Location	Properties	Units	Investment	Income(1)

Independent Living Facilities/CCRCs:
Arizona	2	105	$11,825	$935
California	8	1,310	162,858	18,462
Colorado	2	582	78,420	8,297
Florida	5	842	218,924	11,347
Georgia	4	417	74,977	6,310
Idaho	1	254	12,360	1,760
Indiana	2	597	98,556	7,610
Kansas	1	120	11,555	1,375
Maryland	1	0	800	0
Massachusetts	5	219	76,600	5,580
Missouri	1	65	5,570	570
Nevada	1	93	6,240	1,176
North Carolina	3	345	46,191	2,262
Ohio	1	288	99,749	0
Pennsylvania	4	0	28,778	0
South Carolina	6	1,198	235,883	16,149
Texas	1	403	10,134	1,427
Washington	1	70	4,881	543
Wisconsin	1	138	25,704	2,264

Total Independent Living Facilities/CCRCs	50	7,046	1,210,005	86,067
Assisted Living Facilities:
Arizona	3	132	$13,255	$1,636
California	8	609	64,008	7,937
Colorado	1	46	3,845	583
Connecticut	5	530	38,682	5,508
Delaware	1	97	18,880	2,439
Florida	11	682	59,916	5,097
Georgia	1	45	1,521	210
Illinois	7	688	130,017	6,648
Indiana	2	78	4,429	718
Iowa	1	236	37,215	1,075
Kansas	1	119	9,717	1,253
Louisiana	1	123	6,183	1,302
Massachusetts	5	397	117,027	13,122
Mississippi	1	78	6,899	992
Montana	3	205	13,344	1,917
Nevada	4	494	73,852	7,791
New Jersey	2	90	6,576	1,025
New York	4	284	52,814	4,511
North Carolina	40	1,866	157,337	22,392
Ohio	7	481	40,631	4,636

	Number of	Number of	Total	Annualized
Property Location	Properties	Units	Investment	Income(1)

Oklahoma	17	644	32,279	4,657
Oregon	1	46	4,041	703
Pennsylvania	4	302	45,641	4,456
South Carolina	2	124	6,424	928
Tennessee	3	194	37,130	3,246
Texas	24	1,254	106,407	10,812
Utah	1	81	6,099	791
Virginia	4	225	30,334	3,903
Washington	5	342	97,345	8,928
Wisconsin	10	624	90,319	9,044

Total Assisted Living Facilities	179	11,116	1,312,167	138,260

	Number of	Number of	Total	Annualized
	Properties	Beds	Investment	Income(1)

Skilled Nursing Facilities:
Alabama	7	1,013	$33,580	$4,797
Arizona	1	162	12,790	1,348
Colorado	3	474	20,763	2,598
Connecticut	6	728	19,145	1,881
Florida	37	4,724	223,493	27,868
Georgia	3	500	14,764	2,041
Idaho	3	393	28,586	3,769
Illinois	4	406	26,122	3,115
Indiana	6	643	29,746	3,943
Kansas	2	343	39,279	3,406
Kentucky	10	1,265	57,855	7,721
Louisiana	7	854	30,852	3,300
Maryland	2	240	14,072	1,474
Massachusetts	22	3,086	218,453	26,445
Michigan	1	97	4,273	455
Mississippi	11	1,527	40,922	5,996
Missouri	3	407	15,483	1,642
New Hampshire	1	68	4,143	518
New Jersey	1	176	4,273	530
Ohio	20	2,746	175,784	19,758
Oklahoma	3	668	18,654	2,596
Oregon	1	114	3,667	645
Pennsylvania	2	341	12,101	1,497
Tennessee	22	3,008	203,188	26,258
Texas	26	3,470	182,959	19,356
Virginia	10	1,239	61,413	6,191

Total Skilled Nursing Facilities	214	28,692	1,496,360	179,148

	Number of	Number of	Total	Annualized
	Properties	Beds	Investment	Income(1)

Hospitals:
California	5	569	$168,420	$7,298
Idaho	1	60	23,446	2,460
Illinois	1	72	5,550	0
Indiana	2	90	30,759	3,440
Kentucky	1	60	29,456	2,843
Louisiana	1	50	11,211	744
Massachusetts	2	0	11,120	450
Nebraska	1	60	80,686	0
New Jersey	1	76	36,783	3,570
Ohio	2	102	34,069	3,583
Oklahoma	2	91	11,553	1,092
Texas	9	424	173,058	16,612
Wisconsin	1	62	23,819	2,632

Total Hospitals	29	1,716	639,930	44,724

	Number of		Total	Annualized
	Properties	Sq. Ft.	Investment	Income(1)

Medical Office Buildings:
Alabama	5	303,908	$40,981	$3,972
Alaska	1	63,164	27,609	2,525
Arizona	5	339,205	86,817	5,564
California	9	534,333	163,156	11,066
Colorado	1	36,386	6,887	585
Florida	26	918,153	255,033	18,009
Georgia	7	286,151	64,923	5,843
Illinois	3	71,345	10,080	1,323
Indiana	1	90,403	21,232	1,913
Kentucky	1	59,011	9,383	171
Missouri	2	170,373	28,600	1,412
Nevada	9	324,992	109,974	7,904
New Jersey	5	406,985	106,787	9,108
New York	7	276,388	58,352	5,219
North Carolina	10	156,398	23,983	1,550
Ohio	1	20,106	7,013	696
Oklahoma	1	44,803	11,852	1,097
Pennsylvania	1	98,132	20,982	2,016
South Carolina	1	47,114	16,564	921
Tennessee	5	247,417	62,467	5,764
Texas	15	787,643	192,444	14,685
Virginia	1	58,142	11,244	1,165
Wisconsin	1	293,629	90,978	7,567

Total Medical Office Buildings	118	5,634,181	1,427,341	110,075

Total All Properties	590		$6,085,803	$558,274

(1)	Reflects contract rate of interest for loans, annual straight-line rent for leases with fixed escalators or annual cash rent for leases with contingent escalators, net of collectability reserves if applicable.

The following table sets forth occupancy and average annualized income for these property types:

			Average Annualized Income
	Occupancy(1)		(2)
	2009	2008	2009	2008

Independent living/CCRCs	89.6%	90.6%	$12,215	$11,701 per unit
Assisted living facilities	89.0%	88.8%	$12,438	$10,805 per unit
Skilled nursing facilities	84.2%	83.9%	$6,244	$5,972 per bed
Hospitals	56.5%	49.5%	$26,063	$28,107 per bed
Medical office buildings	91.3%	90.4%	$20	$18 per sq ft

(1)	Medical office building occupancy represents the percentage of total rentable square feet leased and occupied (including month-to-month and holdover leases and excluding terminations and discontinued operations) as of December 31, 2009 and 2008. Occupancy for other properties represents average quarterly operating occupancy based on the quarters ended September 30, 2009 and 2008 and excludes properties that are unstabilized, closed or for which data is not available or meaningful. The Company uses unaudited, periodic financial information provided solely by tenants/borrowers to calculate occupancy for hospitals and senior housing and care properties and has not independently verified the information.

(2)	Average annualized income represents annualized income divided by total beds, units or square feet.

The following table sets forth information regarding lease expirations as of December 31, 2009 (dollars in thousands):

	Independent	Assisted	Skilled		Medical
	Living/	Living	Nursing		Office	Total Rental
Year	CCRCs	Facilities	Facilities	Hospitals	Buildings	Income(1)

2010	$0	$0	$2,937	$0	$6,756	$9,693
2011	0	988	0	0	10,137	11,125
2012	1,760	3,741	6,887	0	10,655	23,043
2013	6,932	1,516	0	0	8,465	16,913
2014	0	2,859	6,230	0	10,928	20,017
2015	0	0	1,934	0	8,822	10,756
2016	0	0	6,374	0	13,497	19,871
2017	0	14,742	3,632	2,350	5,860	26,584
2018	3,997	33,873	16,705	0	2,399	56,974
2019	0	18,636	17,851	0	9,461	45,948
Thereafter	71,170	45,071	101,820	40,304	22,343	280,708

Total	$83,859	$121,426	$164,370	$42,654	$109,323	$521,632

(1)	Rental income represents annualized base rent for effective lease agreements. The amounts are derived from the current contracted monthly base rent including straight-line for leases with fixed escalators or annual cash rent for leases with contingent escalators, net of collectability reserves, if applicable. Rental income does not include common area maintenance charges or the amortization of above/below market lease intangibles.

Item 6.	Selected Financial Data

The following selected financial data for the five years ended December 31, 2009 are derived from our audited consolidated financial statements (in thousands, except per share data):

	Year Ended December 31,
	2005	2006	2007	2008	2009
Operating Data
Revenues(1)	$214,037	$259,579	$420,781	$516,570	$558,264
Expenses:
Interest expense(1)	63,268	80,104	128,566	127,661	104,054
Depreciation and amortization(1)	53,739	69,760	121,848	141,794	154,338
Property operating expenses(1)	—	1,003	33,410	42,634	45,896
General and administrative(1)	15,881	25,922	37,465	47,193	49,691
Provision for loan losses	1,200	1,000	0	94	23,261
Realized loss on derivatives	0	0	0	23,393	0
Loss (gain) on extinguishment of debt	21,484	0	(1,081)	(2,094)	25,107

Total expenses	155,572	177,789	320,208	380,675	402,347

Income from continuing operations before income taxes	58,465	81,790	100,573	135,895	155,917
Income tax expense	(282)	(82)	(188)	(1,306)	(168)

Income from continuing operations	58,183	81,708	100,385	134,589	155,749
Income from discontinued operations, net(1)	26,103	20,948	38,208	148,836	37,178

Net income	84,286	102,656	138,593	283,425	192,927
Preferred stock dividends	21,594	21,463	25,130	23,201	22,079
Net income attributable to noncontrolling interests	0	13	238	126	(342)

Net income attributable to common stockholders	$62,692	$81,180	$113,225	$260,098	$171,190

Other Data
Average number of common shares outstanding:
Basic	54,110	61,661	78,861	93,732	114,207
Diluted	54,499	62,045	79,409	94,309	114,612
Per Share Data
Basic:
Income from continuing operations attributable to common stockholders	$0.68	$0.98	$0.95	$1.19	$1.17
Discontinued operations, net	0.48	0.34	0.48	1.59	0.33

Net income attributable to common stockholders*	$1.16	$1.32	$1.44	$2.77	$1.50

Diluted:
Income from continuing operations attributable to common stockholders	$0.67	$0.97	$0.94	$1.18	$1.17
Discontinued operations, net	0.48	0.34	0.48	1.58	0.32

Net income attributable to common stockholders*	$1.15	$1.31	$1.43	$2.76	$1.49

Cash distributions per common share	$2.46	$2.8809	$2.2791	$2.70	$2.72

*	Amounts may not sum due to rounding

(1)	We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at September 30, 2010, to discontinued operations for all periods presented. See Note 3 to our audited consolidated financial statements.

	December 31,
	2005	2006	2007	2008	2009

Balance Sheet Data
Net real estate investments	$2,849,518	$4,122,893	$5,012,620	$5,854,179	$6,080,620
Total assets	2,972,164	4,282,885	5,219,240	6,215,031	6,367,186
Total long-term obligations	1,500,818	2,191,698	2,683,760	2,847,676	2,414,022
Total liabilities	1,541,408	2,295,561	2,784,289	2,976,746	2,559,735
Total redeemable preferred stock	276,875	338,993	330,243	289,929	288,683
Total stockholders’ equity	1,430,756	1,987,324	2,434,951	3,238,285	3,807,451

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis is based primarily on the consolidated financial statements of Health Care REIT, Inc. for the periods presented and should be read together with the notes thereto contained in this Annual Report on Form 10-K. Other important factors are identified in “Item 1 — Business” and “Item 1A — Risk Factors” above.

Executive Overview

Company Overview

Health Care REIT, Inc., an S&P 500 company, is a real estate investment trust that invests in senior housing and health care real estate. Founded in 1970, we were the first REIT to invest exclusively in health care properties. The senior housing and care segment is comprised of senior housing facilities (independent living and assisted living facilities) and skilled nursing facilities. The medical facilities segment is comprised of medical office buildings and hospitals. The following table summarizes our portfolio as of December 31, 2009:

	Investments	Percentage of	Number of	# Beds/Units	Investment per
Type of Property	(in thousands)	Investments	Properties	or Sq. Ft.	metric(1)	States

Independent living/CCRCs	$1,210,005	19.8%	50	7,046 units	$174,552 per unit	19
Assisted living facilities	1,312,167	21.6%	179	11,116 units	119,273 per unit	30
Skilled nursing facilities	1,496,360	24.6%	214	28,692 beds	52,153 per bed	26
Hospitals	639,930	10.5%	29	1,716 beds	461,084 per bed	13
Medical office buildings	1,427,341	23.5%	118	5,634,181sq. ft.	259 per sq. ft.	23

Totals	$6,085,803	100.0%	590			39

(1)	Investment per metric was computed by using the total investment amount of $6,299,748,000 which includes real estate investments and unfunded construction commitments for which initial funding has commenced which amounted to $6,085,803,000 and $213,945,000, respectively.

Health Care Industry

The demand for health care services, and consequently health care properties, is projected to reach unprecedented levels in the near future. The Centers for Medicare and Medicaid Services projects that national health expenditures will rise to $3.4 trillion in 2015 or 17.7% of gross domestic product (“GDP”). This is up from $2 trillion or 15.9% of GDP in 2005. Health expenditures per capita are projected to rise approximately 4.7% per year from 2005 to 2015. While demographics are the primary driver of demand, economic conditions and availability of services contribute to health care service utilization rates. We believe the health care property market is less susceptible to fluctuations and economic downturns relative to other property sectors. Investor interest in the market remains strong, especially in specific sectors such as medical office buildings, regardless of the current stringent lending environment. As a REIT, we believe we are situated to benefit from any turbulence in the capital markets due to our access to capital.

The total U.S. population is projected to increase by 16.4% through 2030. The elderly are an important component of health care utilization, especially independent living services, assisted living services, skilled nursing services, inpatient and outpatient hospital services and physician ambulatory care. The elderly population aged 65 and over is projected to increase by 76.6% through 2030. Most health care services are provided within a health care facility such as a hospital, a physician’s office or a senior housing facility. Therefore, we believe there will be continued demand for companies such as ours with expertise in health care real estate.

The following chart illustrates the projected increase in the elderly population aged 65 and over:

Source: U.S. Census Bureau

Health care real estate investment opportunities tend to increase as demand for health care services increases. We recognize the need for health care real estate as it correlates to health care service demand. Health care providers require real estate to house their businesses and expand their services. We believe that investment opportunities in health care real estate will continue to be present due to the:

•	Specialized nature of the industry which enhances the credibility and experience of our company;

•	Projected population growth combined with stable or increasing health care utilization rates which ensures demand; and

•	On-going merger and acquisition activity.

Recent Developments.  Both the Senate and House of Representatives have passed legislation to reform the U.S. health care system. By the time this report is released, final reform legislation may already have been passed. The legislation involves the expansion of insurance coverage primarily through reform of the private insurance market, as well as changes to existing government programs. The reform efforts are intended to lead to more efficient, effective care, reduce waste, and benefit the most efficient, quality-conscious providers. As a company, we are well-situated to respond to any changes in health care delivery and organization resulting from this legislation. Future reform, broadened insurance coverage, changes in Medicare and Medicaid, changes in provider reimbursement, and changes in health care sector funding could have a significant impact on our operators’ financial situation and strategy, which we will continue to monitor.

Economic Outlook

Beginning in late 2007, the U.S. and global economy entered a serious recession. The current economic environment is characterized by a severe residential housing slump, depressed commercial real estate valuations, weakened consumer confidence, rising unemployment and concerns regarding inflation, deflation and stagflation. Numerous financial systems around the globe have become illiquid and banks have become less willing to lend to other banks and borrowers. Further, capital markets have become and remain volatile as risk is repriced and investments are revalued. Uncertainty remains in terms of the depth and duration of these adverse economic conditions.

The conditions described above have created an environment of limited capital availability and increasing capital costs. This was most evident in the credit markets, where lending institutions cut back on loans, tightened credit standards and significantly increased interest rate spreads. The equity markets were characterized by sporadic accessibility until late 2008, when share prices in most sectors declined significantly. Continued volatility in the capital markets could limit our ability to access debt or equity funds which, in turn, could impact our ability to finance future investments and react to changing economic and business conditions. This difficult operating environment also may make it more difficult for some of our operators/tenants to meet their obligations to us.

During 2008, our focus gradually shifted from investment to capital preservation. To that end, our efforts in 2009 were directed towards: liquidity, portfolio management and investment strategy.

•	Liquidity. Liquidity has become increasingly important and we have concentrated our efforts on further strengthening our balance sheet. We raised over $1 billion in funds during each of 2008 and 2009 from a combination of common stock offerings, our dividend reinvestment plan, our equity shelf program, property sales and loan payoffs. As always, we will continue to closely monitor the credit and capital markets for opportunities to raise reasonably priced capital.

•	Portfolio Management. Our investment approach has produced a portfolio that is very diverse with strong property level payment coverages. Yet, today’s adverse economic conditions can negatively impact even the strongest portfolio. Our portfolio management program is designed to maintain our portfolio’s strength through a combination of extensive industry research, stringent origination and underwriting protocols and a rigorous asset management process.

•	Investment Strategy. For the short-term, we expect to fund our ongoing development projects and will evaluate new investments selectively and only when funding sources are clearly identified. However, we will continue to strengthen our existing customer relationships and begin to cultivate new relationships. We remain focused on preserving liquidity, but we intend to take advantage of what we believe will be increasingly attractive investment opportunities over time.

Business Strategy

Our primary objectives are to protect stockholder capital and enhance stockholder value. We seek to pay consistent cash dividends to stockholders and create opportunities to increase dividend payments to stockholders as a result of annual increases in rental and interest income and portfolio growth. To meet these objectives, we invest across the full spectrum of senior housing and health care real estate and diversify our investment portfolio by property type, operator/tenant and geographic location.

Substantially all of our revenues and sources of cash flows from operations are derived from operating lease rentals and interest earned on outstanding loans receivable. These items represent our primary source of liquidity to fund distributions and are dependent upon our obligors’ continued ability to make contractual rent and interest payments to us. To the extent that our obligors experience operating difficulties and are unable to generate sufficient cash to make payments to us, there could be a material adverse impact on our consolidated results of operations, liquidity and/or financial condition. To mitigate this risk, we monitor our investments through a variety of methods determined by the type of property and operator/tenant. Our asset management process includes review of monthly financial statements for each property, periodic review of obligor credit, periodic property inspections and review of covenant compliance relating to licensure, real estate taxes, letters of credit and other collateral. In monitoring our portfolio, our personnel use a proprietary database to collect and analyze property-specific data. Additionally, we conduct extensive research to ascertain industry trends and risks. Through these asset management and research efforts, we are typically able to intervene at an early stage to address payment risk, and in so doing, support both the collectability of revenue and the value of our investment.

In addition to our asset management and research efforts, we also structure our investments to help mitigate payment risk. Operating leases and loans are normally credit enhanced by guaranties and/or letters of credit. In addition, operating leases are typically structured as master leases and loans are generally cross-defaulted and cross-collateralized with other loans, operating leases or agreements between us and the obligor and its affiliates.

For the year ended December 31, 2009, rental income and interest income represented 90% and 7%, respectively, of total gross revenues (including discontinued operations). Substantially all of our operating leases are designed with either fixed or contingent escalating rent structures. Leases with fixed annual rental escalators are generally recognized on a straight-line basis over the initial lease period, subject to a collectability assessment. Rental income related to leases with contingent rental escalators is generally recorded based on the contractual cash rental payments due for the period. Our yield on loans receivable depends upon a number of factors, including the stated interest rate, the average principal amount outstanding during the term of the loan and any interest rate adjustments.

Depending upon the availability and cost of external capital, we believe our liquidity is sufficient to fund operations, meet debt service obligations (both principal and interest), make dividend distributions and complete construction projects in process. We also anticipate evaluating opportunities to finance future investments. New investments are generally funded from temporary borrowings under our unsecured line of credit arrangement, internally generated cash and the proceeds from sales of real property. Our investments generate internal cash from rent and interest receipts and principal payments on loans receivable. Permanent financing for future investments, which replaces funds drawn under the unsecured line of credit arrangement, has historically been provided through a combination of public and private offerings of debt and equity securities and the incurrence or assumption of secured debt.

Depending upon market conditions, we believe that new investments will be available in the future with spreads over our cost of capital that will generate appropriate returns to our stockholders. We expect to complete gross new investments of $1.0 to $1.2 billion in 2010, comprised of new investments totaling $700,000,000 to $800,000,000 and funded new development of $300,000,000 to $400,000,000. We anticipate the sale of real property and the repayment of loans receivable totaling approximately $300,000,000 during 2010. It is possible that additional loan repayments or sales of real property may occur in the future. To the extent that loan repayments and real property sales exceed new investments, our revenues and cash flows from operations could be adversely affected. We expect to reinvest the proceeds from any loan repayments and real property sales in new investments. To the extent that new investment requirements exceed our available cash on-hand, we expect to borrow under our unsecured line of credit arrangement. At December 31, 2009, we had $35,476,000 of cash and cash equivalents, $23,237,000 of restricted cash and $1,010,000,000 of available borrowing capacity under our unsecured line of credit arrangement. Our investment activity may exceed our borrowing capacity under our unsecured line of credit. To the extent that we are unable to issue equity or debt securities to provide additional capital, we may not be able to fund all of our potential investments, which could have an adverse effect on our revenues and cash flows from operations.

Key Transactions in 2009

We completed the following key transactions during the year ended December 31, 2009:

•	we completed $716,649,000 of gross investments offset by $280,569,000 of investment payoffs;

•	we were added to the S&P 500 Index in January 2009;

•	we completed a public offering of 5,816,870 shares of common stock with net proceeds of approximately $210,880,000 in February 2009;

•	we completed $265,527,000 of first mortgage loans secured by 31 senior housing properties with multiple levels of service. The debt has terms ranging from seven to ten years. The debt had weighted average initial interest rates of 5.98% after giving effect to certain interest rate swap agreements. KeyBank Capital Markets, Inc. originated the loans and sold them to Freddie Mac;

•	we extinguished $81,715,000 of secured debt with weighted average interest rates of 7.21% prior to maturity;

•	we extinguished $183,147,000 of unsecured senior notes with weighted average interest rates of 7.82%; and

•	we completed a public offering of 9,200,000 shares of common stock with net proceeds of approximately $356,554,000 in September 2009.

Recent Events

We completed the following investments in February 2010:

•	We completed the acquisition of a portfolio of 17 medical office buildings located in Wisconsin totaling 1.15 million square feet through a joint venture with Hammes Company. Our $192 million investment includes the assumption of $106 million in secured debt at an average rate of 7.35%. The assets will be 100%

master leased to Aurora Health Care, an investment grade rated, non-profit health system based in Wisconsin. Our initial cash yield is 9.1% and the leases have an average remaining term of 13 years.

•	We formed a $668 million joint venture with Forest City Enterprises (NYSE:FCE.A and FCE.B). We acquired a 49% interest in a seven-building life sciences campus with 1.2 million square feet located in University Park in Cambridge, MA. The value of our investment is $327 million. We invested $170 million of cash and the joint venture assumed $320 million of non-recourse secured debt with a weighted average interest rate of 7.1%. Projected 2010 cash net operating income for the portfolio is approximately $51 million.

Key Performance Indicators, Trends and Uncertainties

We utilize several key performance indicators to evaluate the various aspects of our business. These indicators are discussed below and relate to operating performance, credit strength and concentration risk. Management uses these key performance indicators to facilitate internal and external comparisons to our historical operating results and in making operating decisions.

Operating Performance.  We believe that net income attributable to common stockholders (“NICS”) is the most appropriate earnings measure. Other useful supplemental measures of our operating performance include funds from operations (“FFO”) and net operating income (“NOI”); however, these supplemental measures are not defined by U.S. generally accepted accounting principles (“U.S. GAAP”). Please refer to the section entitled “Non-GAAP Financial Measures” for further discussion of FFO and NOI and for reconciliations of FFO and NOI. These earnings measures and their relative per share amounts are widely used by investors and analysts in the valuation, comparison and investment recommendations of REITs. The following table reflects the recent historical trends of our operating performance measures (in thousands, except per share data):

	Year Ended
	December 31,	December 31,	December 31,
	2007	2008	2009

Net income attributable to common stockholders	$113,225	$260,098	$171,190
Funds from operations	248,070	258,868	291,921
Net operating income	455,680	526,136	547,678
Per share data (fully diluted):
Net income attributable to common stockholders	$1.43	$2.76	$1.49
Funds from operations	3.12	2.74	2.55

Credit Strength.  We measure our credit strength both in terms of leverage ratios and coverage ratios. Our leverage ratios include debt to book capitalization, debt to undepreciated book capitalization and debt to market capitalization. The leverage ratios indicate how much of our balance sheet capitalization is related to total debt. Our coverage ratios include interest coverage ratio and fixed charge coverage ratio. The coverage ratios indicate our ability to service interest and fixed charges (interest plus preferred dividends and secured debt principal amortizations). We expect to maintain capitalization ratios and coverage ratios sufficient to maintain investment grade ratings with Moody’s Investors Service, Standard & Poor’s Ratings Services and Fitch Ratings. The coverage ratios are based on adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) which is discussed in further detail, and reconciled to net income, below in “Non-GAAP Financial Measures.” Leverage ratios and coverage ratios are widely used by investors, analysts and rating agencies in the valuation, comparison, investment recommendations and rating of companies. The following table reflects the recent historical trends for our credit strength measures:

	Year Ended
	December 31,		December 31,		December 31,
	2007		2008		2009

Debt to book capitalization ratio	52%		47%		39%
Debt to undepreciated book capitalization ratio	48%		43%		35%
Debt to market capitalization ratio	39%		38%		30%
Adjusted interest coverage ratio	2.94	x	3.84	x	3.78	x
Adjusted fixed charge coverage ratio	2.41	x	3.20	x	3.09	x

Concentration Risk.  We evaluate our concentration risk in terms of asset mix, investment mix, customer mix and geographic mix. Concentration risk is a valuable measure in understanding what portion of our investments could be at risk if certain sectors were to experience downturns. Asset mix measures the portion of our investments that are real property. In order to qualify as an equity REIT, at least 75% of our real estate investments must be real property whereby each property, which includes the land, buildings, improvements, intangibles and related rights, is owned by us and leased to an operator pursuant to a long-term operating lease. Investment mix measures the portion of our investments that relate to our various property types. Customer mix measures the portion of our investments that relate to our top five customers. Geographic mix measures the portion of our investments that relate to our top five states. The following table reflects our recent historical trends of concentration risk:

	December 31,	December 31,	December 31,
	2007	2008	2009

Asset mix:
Real property	92%	92%	93%
Loans receivable	8%	8%	7%
Investment mix:
Assisted living facilities	21%	20%	22%
Skilled nursing facilities	32%	27%	25%
Independent/CCRC	15%	19%	20%
Hospitals	7%	11%	10%
Medical office buildings	25%	23%	23%
Customer mix:
Senior Living Communities, LLC	4%	6%	7%
Brookdale Senior Living Inc	5%	5%	5%
Signature Healthcare LLC	6%	5%	5%
Emeritus Corporation	7%	4%	4%
Life Care Centers of America, Inc.	5%	5%	3%
Remaining portfolio	73%	75%	76%
Geographic mix:
Florida	15%	14%	12%
Texas	13%	11%	11%
California	7%	8%	9%
Massachusetts	7%	7%	7%
Ohio			6%
Tennessee	6%	6%
Remaining portfolio	52%	54%	55%

We evaluate our key performance indicators in conjunction with current expectations to determine if historical trends are indicative of future results. Our expected results may not be achieved and actual results may differ materially from our expectations. Management regularly monitors various economic and other factors to develop strategic and tactical plans designed to improve performance and maximize our competitive position. Our ability to achieve our financial objectives is dependent upon our ability to effectively execute these plans and to appropriately respond to emerging economic and company-specific trends. Please refer to “Item 1A — Risk Factors” above for further discussion.

Portfolio Update

Net operating income.  The primary performance measure for our properties is net operating income (“NOI”) as discussed below in “Non-GAAP Financial Measures.” The following table summarizes our net operating income for the periods indicated (in thousands):

	Year Ended
	December 31,	December 31,	December 31,
	2007	2008	2009
Net operating income:
Senior housing and care	$347,219	$386,190	$399,363
Medical facilities	106,933	138,254	147,145
Non-segment/corporate	1,528	1,692	1,170

Net operating income	$455,680	$526,136	$547,678

Payment coverage.  Payment coverage of the operators in our portfolio has stabilized. Our overall payment coverage is at 2.01 times and represents an increase of two basis points from 2007 and an increase of five basis points from 2008. The following table reflects our recent historical trends of portfolio coverage. Coverage data reflects the 12 months ended for the periods presented. CBMF represents the ratio of facilities’ earnings before interest, taxes, depreciation, amortization, rent and management fees to contractual rent or interest due us. CAMF represents the ratio of earnings before interest, taxes, depreciation, amortization, and rent (but after imputed management fees) to contractual rent or interest due us.

	September 30, 2007				September 30, 2008				September 30, 2009
	CBMF		CAMF		CBMF		CAMF		CBMF		CAMF

Independent living/CCRCs	1.47	x	1.26	x	1.31	x	1.11	x	1.27	x	1.08	x
Assisted living facilities	1.57	x	1.35	x	1.55	x	1.32	x	1.58	x	1.36	x
Skilled nursing facilities	2.25	x	1.65	x	2.26	x	1.66	x	2.29	x	1.69	x
Hospitals	2.72	x	2.16	x	2.26	x	1.83	x	2.47	x	2.14	x

Weighted averages	1.99	x	1.55	x	1.96	x	1.52	x	2.01	x	1.59	x

Corporate Governance

Maintaining investor confidence and trust has become increasingly important in today’s business environment. Our Board of Directors and management are strongly committed to policies and procedures that reflect the highest level of ethical business practices. Our corporate governance guidelines provide the framework for our business operations and emphasize our commitment to increase stockholder value while meeting all applicable legal requirements. The Board of Directors adopted and annually reviews its Corporate Governance Guidelines. These guidelines meet the listing standards adopted by the New York Stock Exchange and are available on the Internet at www.hcreit.com and from us upon written request sent to the Senior Vice President — Administration and Corporate Secretary, Health Care REIT, Inc., One SeaGate, Suite 1500, P.O. Box 1475, Toledo, Ohio, 43603-1475.

Liquidity and Capital Resources

Sources and Uses of Cash

Our primary sources of cash include rent and interest receipts, borrowings under our unsecured line of credit arrangement, public and private offerings of debt and equity securities, proceeds from the sales of real property and principal payments on loans receivable. Our primary uses of cash include dividend distributions, debt service payments (including principal and interest), real property acquisitions, loan advances and general and administrative expenses. These sources and uses of cash are reflected in our Consolidated Statements of Cash Flows and are discussed in further detail below.

The following is a summary of our sources and uses of cash flows (dollars in thousands):

			One Year			One Year		Two Year
	Year Ended		Change		Year Ended	Change		Change
	Dec. 31, 2007	Dec. 31, 2008	$	%	Dec. 31, 2009	$	%	$	%

Cash and cash equivalents at beginning of period	$36,216	$30,269	$(5,947)	(16)%	$23,370	$(6,899)	(23)%	$(12,846)	(35)%
Cash provided from operating activities	283,987	360,683	76,696	27%	381,259	20,576	6%	97,272	34%
Cash used in investing activities	(905,440)	(1,035,525)	(130,085)	14%	(270,060)	765,465	(74)%	635,380	(70)%
Cash provided from (used in) financing activities	615,506	667,943	52,437	9%	(99,093)	(767,036)	n/a	(714,599)	n/a

Cash and cash equivalents at end of period	$30,269	$23,370	$(6,899)	(23)%	$35,476	$12,106	52%	$5,207	17%

Operating Activities.  The increases in net cash provided from operating activities are primarily attributable to net income excluding gains/losses on sales of real property and impairments. See the discussion of investing activities and results of operations below for additional details. To the extent that we acquire or dispose of additional properties in the future, our results of operations will change accordingly.

The following is a summary of our straight-line rent (dollars in thousands):

	Year Ended		One Year Change		Year Ended	One Year Change		Two Year Change
	Dec. 31, 2007	Dec. 31, 2008	$	%	Dec. 31, 2009	$	%	$	%

Gross straight-line rental income	$17,029	$20,489	$3,460	20%	$19,415	$(1,074)	(5)%	$2,386	14%
Cash receipts due to real property sales	(4,527)	(2,187)	2,340	(52)%	(4,422)	(2,235)	102%	105	(2)%
Prepaid rent receipts	(12,942)	(26,095)	(13,153)	102%	(26,252)	(157)	1%	(13,310)	103%
Amortization related to above/ (below) market leases, net	792	1,039	247	31%	1,713	674	65%	921	116%

	$352	$(6,754)	$(7,106)	n/a	$(9,546)	$(2,792)	41%	$(9,898)	n/a

Gross straight-line rental income represents the non-cash difference between contractual cash rent due and the average rent recognized pursuant to U.S. GAAP for leases with fixed rental escalators, net of collectability reserves, if any. This amount is positive in the first half of a lease term (but declining every year due to annual increases in cash rent due) and is negative in the second half of a lease term. The fluctuation in cash receipts due to real property sales is attributable to a decline in straight-line rent receivable balances on properties sold. The change in prepaid rent cash receipts is due to the mix of real property acquisitions during the periods presented. We typically receive prepaid rent in connection with senior housing and care acquisitions.

Investing Activities.  The changes in net cash used in investing activities are primarily attributable to changes in loans receivable and real property investments. The following is a summary of our investment and disposition activities (dollars in thousands):

	Year Ended
	December 31, 2007(1)		December 31, 2008		December 31, 2009
	Facilities	Amount	Facilities	Amount	Facilities	Amount

Real property acquisitions:
Independent living/CCRCs	1	$43,000	2	$68,300
Assisted living facilities	4	36,233	3	45,490
Skilled nursing facilities	8	122,875	1	11,360	1	$11,650
Hospitals	1	11,923	7	196,303	1	20,500
Medical office buildings	28	381,134	7	121,809	1	35,523
Land parcels		8,928	1	10,000		0

Total acquisitions	42	604,093	21	453,262	3	67,673
Less: Assumed debt		(166,188)		0		0
Assumed other assets/(liabilities), net		(2,432)		(1,899)		0

Cash disbursed for acquisitions		435,473		451,363		67,673
Construction in progress additions		295,102		595,452		492,897
Capital improvements to existing properties		39,976		25,561		38,389

Total cash invested in real property		770,551		1,072,376		598,959
Real property dispositions:
Independent living/CCRCs	1	5,346	2	15,547	1	24,342
Assisted living facilities	10	57,351	30	148,075	11	30,978
Skilled nursing facilities	7	18,107	4	6,290	9	45,835
Hospitals		0	1	8,735	2	40,841
Medical office buildings		0	1	6,781	13	44,717
Land parcels		3,073		73		0

Total dispositions	18	83,877	38	185,501	36	186,713
Less: Gains on sales of real property		14,437		163,933		43,394
LandAmerica settlement		0		2,500		0
Extinguishment of other assets/(liabilities)		0		(116)		0
Seller financing on sales of real property		0		(64,771)		(6,100)

Proceeds from real property sales		98,314		287,047		224,007

Net cash investments in real property	24	$672,237	(17)	$785,329	(33)	$374,952

Advances on real estate loans receivable:
Investments in new loans		$205,770		$121,493		$20,036
Draws on existing loans		30,124		21,265		54,381

Total gross investments in real estate loans		235,894		142,758		74,417
Less: Seller financing on sales of real property				(59,649)		0

Net cash advances on real estate loans receivable		235,894		83,109		74,417
Receipts on real estate loans receivable:
Loan payoffs		42,028		8,815		93,856
Principal payments on loans		10,318		9,354		17,923

Total principal receipts on real estate loans		52,346		18,169		111,779

Net cash advances/(receipts) on real estate loans		$183,548		$64,940		$(37,362)

(1)	2007 includes the Rendina/Paramount acquisition.

The investment in Rendina/Paramount primarily represented cash consideration of $141,967,000 offset by $4,000 of cash assumed from Paramount.

Financing Activities.  The changes in net cash provided from or used in financing activities are primarily attributable to changes related to our debt, common stock issuances, and cash distributions to stockholders.

The changes in our senior unsecured notes include: (i) the issuance $400,000,000 of our 4.75% convertible senior unsecured notes in July 2007; (ii) the extinguishment of $52,500,000 of 7.5% senior unsecured notes in August 2007; (iii) the extinguishment of $42,330,000 of 7.625% senior unsecured notes in March 2008; and (iv) the extinguishment of $183,147,000 of senior unsecured notes with a weighted-average interest rate of 7.82% in 2009 and recognized extinguishment losses of $19,269,000.

During the year ended December 31, 2009, we extinguished 20 secured debt loans totaling $81,715,000 with a weighted-average interest rate of 7.21% and recognized extinguishment losses of $5,838,000. During the year ended December 31, 2008, we extinguished eight secured debt loans totaling $50,475,000 with a weighted-average interest rate of 6.67% and recognized extinguishment gains of $2,094,000. During the year ended December 31, 2007, we extinguished five secured debt loans totaling $29,797,000 with a weighted-average interest rate of 7.34%.

In November 2007, we repurchased $50,000,000 liquidation amount of preferred securities of a subsidiary trust and, in December 2007, obtained the satisfaction and discharge of a related $51,000,000 liability of an operating partnership and recorded a $1,081,000 gain on extinguishment of debt.

The change in common stock is primarily attributable to public issuances and issuances under our dividend reinvestment and stock purchase plan (“DRIP”) and our equity shelf program. The remaining difference in common stock issuances is primarily due to issuances pursuant to stock incentive plans.

The following is a summary of our common stock issuances for the years presented (dollars in thousands, except per share amounts):

Date Issued	Shares Issued	Average Price	Gross Proceeds	Net Proceeds

April 2007 public issuance	6,325,000	$44.01	$278,363	$265,294
December 2007 public issuance	3,500,000	42.14	147,490	147,139
2007 Dividend reinvestment plan issuances	1,626,000	41.81	67,985	67,985
2007 Option exercises	401,630	27.82	11,175	11,175

2007 Totals	11,852,630		$505,013	$491,593

March 2008 public issuance	3,000,000	$41.44	$124,320	$118,555
July 2008 public issuance	4,600,000	44.50	204,700	193,157
September 2008 public issuance	8,050,000	48.00	386,400	369,699
2008 Dividend reinvestment plan issuances	1,546,074	43.37	67,055	67,055
2008 Equity shelf program issuances	794,221	39.28	31,196	30,272
2008 Option exercises	118,895	29.83	3,547	3,547

2008 Totals	18,109,190		$817,218	$782,285

February 2009 public issuance	5,816,870	$36.85	$214,352	$210,880
September 2009 public issuance	9,200,000	40.40	371,680	356,554
2009 Dividend reinvestment plan issuances	1,499,497	37.22	55,818	55,818
2009 Equity shelf program issuances	1,952,600	40.69	79,447	77,605
2009 Option exercises	96,166	38.23	3,676	3,676

2009 Totals	18,565,133		$724,973	$704,533

In order to qualify as a REIT for federal income tax purposes, we must distribute at least 90% of our taxable income (including 100% of capital gains) to our stockholders. The increases in dividends are primarily attributable to increases in the number of outstanding common and preferred shares as discussed above, increases in our annual common stock dividend per share and the payment of a prorated dividend of $0.2991 in February 2007 as a result of the $0.3409 prorated dividend paid in December 2006 in conjunction with the Windrose merger.

The following is a summary of our dividend payments (in thousands, except per share amounts):

	Year Ended
	December 31, 2007		December 31, 2008		December 31, 2009
	Per Share	Amount	Per Share	Amount	Per Share	Amount

Common Stock	$2.2791	$182,969	$2.70	$253,659	$2.72	$311,760
Series D Preferred Stock	1.96875	7,875	1.96875	7,875	1.96875	7,875
Series E Preferred Stock	1.50	112	1.50	112	1.50	112
Series F Preferred Stock	1.90625	13,344	1.90625	13,344	1.90625	13,344
Series G Preferred Stock	1.875	3,799	1.875	1,870	1.875	748

Totals		$208,099		$276,860		$333,839

Off-Balance Sheet Arrangements

At December 31, 2009, we had three outstanding letter of credit obligations totaling $3,579,000 and expiring between 2010 and 2013. Please see Note 10 to our consolidated financial statements for additional information.

We are exposed to various market risks, including the potential loss arising from adverse changes in interest rates. We may or may not elect to use financial derivative instruments to hedge interest rate exposure. These decisions are principally based on the general trend in interest rates at the applicable dates, our perception of the future volatility of interest rates and our relative levels of variable rate debt and variable rate investments. Please see Note 9 to our audited consolidated financial statements for additional information.

Contractual Obligations

The following table summarizes our payment requirements under contractual obligations as of December 31, 2009 (in thousands):

	Payments Due by Period
Contractual Obligations	Total	2010	2011-2012	2013-2014	Thereafter

Unsecured line of credit arrangement	$140,000	$0	$140,000	$0	$0
Senior unsecured notes(1)	1,661,853	0	76,853	300,000	1,285,000
Secured debt(1)	623,046	12,204	31,904	196,019	382,919
Contractual interest obligations	1,108,235	126,204	248,331	206,646	527,054
Capital lease obligations	0	0	0	0	0
Operating lease obligations	182,040	4,603	9,018	8,744	159,675
Purchase obligations	224,265	95,237	129,028	0	0
Other long-term liabilities	5,283	412	1,065	1,903	1,903

Total contractual obligations	$3,944,722	$238,660	$636,199	$713,312	$2,356,551

(1)	Amounts represent principal amounts due and do not reflect unamortized premiums/discounts or other fair value adjustments as reflected on the balance sheet.

At December 31, 2009, we had an unsecured credit arrangement with a consortium of sixteen banks providing for a revolving line of credit in the amount of $1,150,000,000, which is scheduled to expire on August 5, 2011 (with the ability to extend for one year at our discretion if we are in compliance with all covenants). Borrowings under the agreement are subject to interest payable in periods no longer than three months at either the agent bank’s prime rate of interest or the applicable margin over LIBOR interest rate, at our option (0.84% at December 31, 2009). The applicable margin is based on our ratings with Moody’s Investors Service and Standard & Poor’s Ratings Services and was 0.6% at December 31, 2009. In addition, we pay a facility fee annually to each bank based on the bank’s commitment under the revolving credit facility. The facility fee depends on our ratings with Moody’s Investors Service and Standard & Poor’s Ratings Services and was 0.15% at December 31, 2009. We also pay an annual agent’s fee of $50,000. Principal is due upon expiration of the agreement. At December 31, 2009, we had $140,000,000 outstanding under the unsecured line of credit arrangement and estimated total contractual interest obligations of $2,196,000. Contractual interest obligations are estimated based on the assumption that the balance of $140,000,000 at December 31, 2009 is constant until maturity at interest rates in effect at December 31, 2009.

We have $1,661,853,000 of senior unsecured notes principal outstanding with fixed annual interest rates ranging from 4.75% to 8.0%, payable semi-annually. Total contractual interest obligations on senior unsecured notes totaled $904,406,000 at December 31, 2009. $735,000,000 of our senior unsecured notes are convertible notes that also contain put features. Please see Note 8 to our consolidated financial statements for additional information.

Additionally, we have secured debt with total outstanding principal of $623,046,000, collateralized by owned properties, with annual interest rates ranging from 4.89% to 6.99%, payable monthly. The carrying values of the properties securing the mortgage loans totaled $901,013,000 at December 31, 2009. Total contractual interest obligations on mortgage loans totaled $201,633,000 at December 31, 2009.

At December 31, 2009, we had operating lease obligations of $182,040,000 relating primarily to ground leases at certain of our properties and office space leases.

Purchase obligations are comprised of unfunded construction commitments and contingent purchase obligations. At December 31, 2009, we had outstanding construction financings of $456,832,000 for leased properties and were committed to providing additional financing of approximately $213,945,000 to complete construction. At December 31, 2009, we had contingent purchase obligations totaling $10,320,000. These contingent purchase obligations primarily relate to deferred acquisition fundings and capital improvements. Deferred acquisition fundings are contingent upon a tenant satisfying certain conditions in the lease. Upon funding, amounts due from the tenant are increased to reflect the additional investment in the property.

Other long-term liabilities relate to our Supplemental Executive Retirement Plan (“SERP”) and certain non-compete agreements. We have a SERP, a non-qualified defined benefit pension plan, which provides one executive officer with supplemental deferred retirement benefits. The SERP provides an opportunity for participants to receive retirement benefits that cannot be paid under our tax-qualified plans because of the restrictions imposed by ERISA and the Internal Revenue Code of 1986, as amended. Benefits are based on compensation and length of service and the SERP is unfunded. No contributions by the Company are anticipated for the 2010 fiscal year. Benefit payments are expected to total $4,758,000 during the next five fiscal years and no benefit payments are expected to occur during the succeeding five fiscal years. We use a December 31 measurement date for the SERP. The accrued liability on our balance sheet for the SERP was $3,287,000 at December 31, 2009 ($3,109,000 at December 31, 2008).

In connection with the Windrose merger, we entered into consulting agreements with Fred S. Klipsch and Frederick L. Farrar, which expired in December 2008. We entered into a new consulting agreement with Mr. Farrar in December 2008, which expired in December 2009. Each consultant has agreed not to compete with the Company for a period of two years following termination or expiration of the agreement. In exchange for complying with the covenant not to compete, Messers. Klipsch and Farrar are entitled to receive eight quarterly payments of $75,000 and $37,500, respectively, with the first payment to be made on the date of termination or expiration of the agreement. The first payment to Mr. Klipsch was made in December 2008. The first payment to Mr. Farrar was made in January 2010.

Capital Structure

As of December 31, 2009, we had stockholders’ equity of $3,807,451,000 and a total outstanding debt balance of $2,414,022,000, which represents a debt to total book capitalization ratio of 39%. Our ratio of debt to market capitalization was 30% at December 31, 2009. For the twelve months ended December 31, 2009, our adjusted interest coverage ratio was 3.78 to 1.00. For the twelve months ended December 31, 2009, our adjusted fixed charge coverage ratio was 3.09 to 1.00. Also, at December 31, 2009, we had $35,476,000 of cash and cash equivalents,

$23,237,000 of restricted cash and $1,010,000,000 of available borrowing capacity under our unsecured line of credit arrangement.

Our debt agreements contain various covenants, restrictions and events of default. Among other things, these provisions require us to maintain certain financial ratios and minimum net worth and impose certain limits on our ability to incur indebtedness, create liens and make investments or acquisitions. As of December 31, 2009, we were in compliance with all of the covenants under our debt agreements. None of our debt agreements contain provisions for acceleration which could be triggered by our debt ratings with Moody’s Investors Service and Standard & Poor’s Ratings Services. However, under our unsecured line of credit arrangement, these ratings on our senior unsecured notes are used to determine the fees and interest payable.

As of February 12, 2010, our senior unsecured notes were rated Baa2 (stable), BBB- (positive) and BBB (stable) by Moody’s Investors Service, Standard & Poor’s Ratings Services and Fitch Ratings, respectively. We plan to manage the company to maintain investment grade status with a capital structure consistent with our current profile. Any downgrades in terms of ratings or outlook by any or all of the noted rating agencies could have a material adverse impact on our cost and availability of capital, which could in turn have a material adverse impact on our consolidated results of operations, liquidity and/or financial condition.

On May 7, 2009, we filed an open-ended automatic or “universal” shelf registration statement with the Securities and Exchange Commission covering an indeterminate amount of future offerings of debt securities, common stock, preferred stock, depositary shares, warrants and units. As of February 12, 2010, we had an effective registration statement on file in connection with our enhanced DRIP program under which we may issue up to 10,760,247 shares of common stock. As of February 12, 2010, 6,402,507 shares of common stock remained available for issuance under this registration statement. In November 2008, we entered into an Equity Distribution Agreement with UBS Securities LLC relating to the offer and sale from time to time of up to $250,000,000 aggregate amount of our common stock (“Equity Shelf Program”). As of February 12, 2010, we had $139,356,000 of remaining capacity under the Equity Shelf Program. Depending upon market conditions, we anticipate issuing securities under our registration statements to invest in additional properties and to repay borrowings under our unsecured line of credit arrangement.

Results of Operations

Our primary sources of revenue include rent and interest. Our primary expenses include interest expense, depreciation and amortization, property operating expenses and general and administrative expenses. These revenues and expenses are reflected in our Consolidated Statements of Income and are discussed in further detail below. The following is a summary of our results of operations (dollars in thousands except per share amounts):

						One Year		Two Year
	Year Ended		One Year Change		Year Ended	Change		Change
	Dec. 31, 2007	Dec. 31, 2008	$	%	Dec. 31, 2009	$	%	$	%

Net income attributable to common stockholders	$113,225	$260,098	$146,873	130%	$171,190	$(88,908)	(34)%	$57,965	51%
Funds from operations	248,070	258,868	10,798	4%	291,921	33,053	13%	43,851	18%
Net operating income	455,680	526,136	70,456	15%	547,678	21,542	4%	91,998	20%
Adjusted EBITDA	439,702	595,365	155,663	35%	525,791	(69,574)	(12)%	86,089	20%

The components of the changes in revenues, expenses and other items are discussed in detail below. The following is a summary of certain items that impact the results of operations for the year ended December 31, 2009:

•	$3,909,000 ($0.03 per diluted share) of non-recurring general and administrative expenses;

•	$25,107,000 ($0.22 per diluted share) of net losses on extinguishments of debt;

•	$25,223,000 ($0.22 per diluted share) of impairment charges;

•	$23,261,000 ($0.20 per diluted share) of provisions for loan losses;

•	$8,059,000 ($0.07 per diluted share) of additional other income related to a lease termination;

•	$2,400,000 ($0.02 per diluted share) of prepayment fees; and

•	$43,394,000 ($0.38 per diluted share) of gains on the sales of real property.

The following is a summary of certain items that impact the results of operations for the year ended December 31, 2008:

•	$2,291,000 ($0.02 per diluted share) of non-recurring terminated transaction costs;

•	$1,325,000 ($0.01 per diluted share) of non-recurring income tax expense;

•	$23,393,000 ($0.25 per diluted share) of realized loss on derivatives;

•	$32,648,000 ($0.35 per diluted share) of impairment charges;

•	$2,094,000 ($0.02 per diluted share) of net gains on extinguishments of debt;

•	$2,500,000 ($0.03 per diluted share) of additional other income related to a lease termination; and

•	$163,933,000 ($1.74 per diluted share) of gains on the sales of real property.

The following is a summary of certain items that impact the results of operations for the year ended December 31, 2007:

•	$1,750,000 ($0.02 per diluted share) of one-time acquisition finders’ fees;

•	$1,081,000 ($0.01 per diluted share) of net gains on extinguishments of debt;

•	$3,900,000 ($0.05 per diluted share) of additional other income related to the payoff of a warrant equity investment; and

•	$14,437,000 ($0.18 per diluted share) of gains on the sales of real property.

The increase in fully diluted average common shares outstanding is primarily the result of public common stock offerings and common stock issuances pursuant to our DRIP and equity shelf program (“ESP”). The following table represents the changes in outstanding common stock for the period from January 1, 2007 to December 31, 2009 (in thousands):

	Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,
	2007	2008	2009	Totals

Beginning balance	73,192	85,496	104,704	73,192
Public offerings	9,825	15,650	15,017	40,492
DRIP issuances	1,626	1,546	1,499	4,671
ESP issuances	0	794	1,953	2,747
Preferred stock conversions	212	975	30	1,217
Option exercises	402	119	96	617
Other, net	239	124	86	449

Ending balance	85,496	104,704	123,385	123,385

Average number of common shares outstanding:
Basic	78,861	93,732	114,207
Diluted	79,409	94,309	114,612

We invest in senior housing and health care real estate. We evaluate our business and make resource allocations on our two business segments — senior housing and care and medical facilities. Our primary senior housing and care property types include senior housing facilities (assisted living facilities and independent living/continuing care retirement communities) and skilled nursing facilities. Under the senior housing and care segment, we invest in senior housing and health care real estate through acquisition and financing of primarily single tenant properties. Properties acquired are primarily leased under triple-net leases and we are not involved in the management of the property. Our primary medical facility property types include medical office buildings and hospitals. Our hospital investments are structured similar to our senior housing and care investments. Our medical office buildings are primarily self-managed and consist of health care related properties acquired or developed for the medical profession. The medical office building leases have lease terms that typically include fixed increasers and operating expense reimbursement. Our properties include stand-alone facilities that provide one level of service, combination facilities that provide multiple levels of service, and communities or campuses that provide a wide range of services. There are no intersegment sales or transfers. Non-segment revenue consists mainly of interest income on non-real estate investments and other income. Non- property specific revenues and expenses are not allocated to individual segments in determining net operating income. Please see Note 18 to our audited consolidated financial statements for additional information.

Senior Housing and Care

The following is a summary of our results of operations for the senior housing and care segment (dollars in thousands):

	Year Ended				Year Ended
	Dec. 31,	Dec. 31,	One Year Change		Dec. 31,	One Year Change		Two Year Change
	2007	2008	$	%	2009	$	%	$	%
Revenues:
Rental income	$265,439	$305,047	$39,608	15%	$335,754	$30,707	10%	$70,315	26%
Interest income	21,709	35,143	13,434	62%	35,945	802	2%	14,236	66%
Other income	6,245	5,994	(251)	(4)%	2,909	(3,085)	(51)%	(3,336)	(53)%
Prepayment fees	0	0	0	n/a	2,400	2,400	n/a	2,400	n/a

	293,393	346,184	52,791	18%	377,008	30,824	9%	83,615	28%

Expenses:
Interest expense	(3,773)	(2,070)	1,703	-45%	8,341	10,411	n/a	12,114	n/a
Depreciation and amortization	76,410	85,416	9,006	12%	93,638	8,222	10%	17,228	23%
Loss/(gain) on extinguishment of debt	0	(808)	(808)	n/a	2,057	2,865	n/a	2,057	n/a
Provision for loan losses	0	94	94	n/a	23,261	23,167	24646%	23,261	n/a

	72,637	82,632	9,995	14%	127,297	44,665	54%	54,660	75%

Income from continuing operations before income taxes	220,756	263,552	42,796	19%	249,711	(13,841)	-5%	28,955	13%
Income tax (expense) benefit	293	(1,693)	(1,986)	n/a	(607)	1,086	(64)%	(900)	n/a

Income from continuing operations	221,049	261,859	40,810	18%	249,104	(12,755)	-5%	28,055	13%
Discontinued operations:
Gain on sales of properties	14,437	151,457	137,020	949%	32,084	(119,373)	(79)%	17,647	122%
Income from discontinued operations, net	23,227	17,501	(5,726)	-25%	10,412	(7,089)	-41%	(12,815)	-55%

	37,664	168,958	131,294	349%	42,496	(126,462)	-75%	4,832	13%

Net income attributable to common stockholders	$258,713	$430,817	$172,104	67%	$291,600	$(139,217)	(32)%	$32,887	13%

The increase in rental income is primarily attributable to the acquisitions of new properties from which we receive rent. See the discussion of investing activities in “Liquidity and Capital Resources” above for further information. Certain of our leases contain annual rental escalators that are contingent upon changes in the Consumer Price Index and/or changes in the gross operating revenues of the tenant’s properties. These escalators are not fixed, so no straight-line rent is recorded; however, rental income is recorded based on the contractual cash rental payments due for the period. If gross operating revenues at our facilities and/or the Consumer Price Index do not increase, a portion of our revenues may not continue to increase. Sales of real property would offset revenue increases and, to the extent that they exceed new acquisitions, could result in decreased revenues. Our leases could renew above or below current rent rates, resulting in an increase or decrease in rental income. Interest income increased from 2007 primarily due to an increase in the balance of outstanding loans.

Interest expense for the years ended December 31, 2009, 2008 and 2007 represents $12,622,000, $7,176,000 and $8,763,000, respectively, of secured debt interest expense offset by interest allocated to discontinued operations. The change in secured debt interest expense is due to the net effect and timing of assumptions, extinguishments and principal amortizations. During the year ended December 31, 2009, we extinguished 12 secured debt loans and recognized extinguishment losses of $2,057,000. During the year ended December 31, 2008, we extinguished four secured debt loans and recognized extinguishment gains of $808,000. The following is a summary of our senior housing and care secured debt principal activity (dollars in thousands):

	Year Ended December 31, 2007		Year Ended December 31, 2008		Year Ended December 31, 2009
		Weighted Average		Weighted Average		Weighted Average
	Amount	Interest Rate	Amount	Interest Rate	Amount	Interest Rate

Beginning balance	$129,617	7.134%	$114,543	7.000%	$94,234	6.996%
Debt issued					265,527	5.982%
Debt extinguished	(12,083)	8.421%	(17,821)	7.022%	(47,502)	7.414%
Principal payments	(2,991)	7.085%	(2,488)	6.974%	(13,767)	7.640%

Ending balance	$114,543	7.000%	$94,234	6.996%	$298,492	5.998%

Monthly averages	$121,562	7.065%	$103,927	6.996%	$205,549	6.309%

Depreciation and amortization increased primarily as a result of additional investments in properties owned directly by us. See the discussion of investing activities in “Liquidity and Capital Resources” above for additional details. To the extent that we acquire or dispose of additional properties in the future, our provision for depreciation and amortization will change accordingly.

At December 31, 2009, we had two skilled nursing facilities that satisfied the requirements for held for sale treatment. We did not recognize an impairment loss on the skilled nursing facilities as the fair value less estimated costs to sell exceeded our carrying value. During the year ended December 31, 2009, we sold 21 senior housing and care properties with carrying values of $101,155,000 for net gains of $32,084,000. The following illustrates the reclassification impact as a result of classifying these properties as discontinued operations for the periods presented. Please refer to Note 3 to our consolidated financial statements for further discussion.

	Year Ended December 31,
	2007	2008	2009
Revenues:
Rental Income	$53,826	$40,006	$22,355
Expenses:
Interest expense	12,536	9,246	4,281
Depreciation and amortization	18,063	13,259	7,662

Income (loss) from discontinued operations, net	$23,227	$17,501	$10,412

During the three months ended December 31, 2007, we recognized $3,900,000 of additional other income related to the payoff of a warrant equity investment. During the three months ended March 31, 2008, we determined that $1,325,000 of income taxes were due in connection with that investment gain. During the three months ended December 31, 2008, we recognized $2,500,000 of additional other income related to a lease termination. During the three months ended December 31, 2009, we recognized $2,400,000 of prepayment fees related to a loan payoff.

As a result of our quarterly evaluations, we recorded $23,261,000 of provision for loan losses during the year ended December 31, 2009. This amount includes the write-off of loans totaling $25,578,000 primarily relating to certain early stage senior housing operators offset by a net reduction in the allowance for loan losses of $2,457,000. The provision for loan losses is related to our critical accounting estimate for the allowance for loan losses and is discussed below in “Critical Accounting Policies.”

Medical Facilities

The following is a summary of our results of operations for the medical facilities segment (dollars in thousands):

	Year Ended		One Year		Year Ended	One Year		Two Year
	Dec. 31,	Dec. 31,	Change		Dec. 31,	Change		Change
	2007	2008	$	%	2009	$	%	$	%
Revenues:
Rental income	$119,484	$160,939	$41,455	35%	$173,837	$12,898	8%	$54,353	45%
Interest income	4,114	4,920	806	20%	4,940	20	0%	826	20%
Other income	2,262	2,835	572	25%	1,309	(1,526)	(54)%	(953)	(42)%

	125,860	168,694	42,833	34%	180,086	11,392	7%	54,226	43%

Expenses:
Interest expense	19,054	17,676	(1,378)	(7)%	19,147	1,471	8%	93	0%
Property operating expenses	33,410	42,634	9,224	28%	45,896	3,262	8%	12,486	37%
Depreciation and amortization	45,438	56,378	10,940	24%	60,700	4,322	8%	15,262	34%
Loss/(gain) on extinguishment of debt	(1,081)	(1,286)	(205)	19%	3,781	5,067	n/a	4,862	n/a

	96,821	115,402	18,581	19%	129,524	14,122	12%	32,703	34%

Income from continuing operations before income taxes	29,039	53,292	24,252	84%	50,562	(2,730)	(5)%	21,523	74%
Income tax (expense) benefit	12	(51)	(63)	n/a	(233)	(182)	357%	(245)	n/a

Income from continuing operations	29,051	53,241	24,189	83%	50,329	(2,912)	(5)%	21,278	73%
Discontinued operations:
Gain on sales of properties	0	12,476	12,476	n/a	11,310	(1,166)	(9)%	11,310	n/a
Impairment of assets	0	(32,648)	(32,648)	n/a	(25,223)	7,425	(23)%	(25,223)	n/a
Income from discontinued operations, net	544	50	(494)	(91)%	8,595	8,545	17090%	8,051	1480%

	544	(20,122)	(20,666)	n/a	(5,318)	14,804	(74)%	(5,862)	n/a

Net income (loss)	29,595	33,119	3,523	12%	45,011	11,892	36%	15,416	52%
Net income (loss) attributable to noncontrolling interests	238	126	(112)	(47)%	(342)	(468)	n/a	(580)	n/a

Net income (loss) attributable to common stockholders	$29,357	$32,993	$3,635	12%	$45,353	$12,360	37%	$15,996	54%

In May 2007, we completed the acquisition of 17 medical office buildings and Paramount Real Estate Services, a property management company, from affiliates of Rendina Companies. The results of operations for these properties and Paramount have been included in our consolidated results of operations from the date of acquisition and represent the primary component of change in results of operations for this segment from 2007 to 2008.

The increase in rental income is primarily attributable to the acquisitions of medical facilities from which we receive rent. See the discussion of investing activities in “Liquidity and Capital Resources” above for further information. Certain of our leases contain annual rental escalators that are contingent upon changes in the Consumer Price Index. These escalators are not fixed, so no straight-line rent is recorded; however, rental income is recorded based on the contractual cash rental payments due for the period. If the Consumer Price Index does not increase, a portion of our revenues may not continue to increase. Sales of real property would offset revenue increases and, to the extent that they exceed new acquisitions, could result in decreased revenues. Our leases could renew above or below current rent rates, resulting in an increase or decrease in rental income. The increase in other income is attributable to third party management fee income.

Interest expense for the years ended December 31, 2009, 2008 and 2007 represents $20,584,000, $21,828,000, and $20,174,000, respectively, of secured debt interest expense offset by interest allocated to discontinued operations. Interest expense for the year ended December 31, 2007 also includes $3,104,000 of interest expense related to the trust preferred liability. The change in secured debt interest expense is primarily due to the net effect and timing of assumptions, extinguishments and principal amortizations. During the year ended December 31, 2009, we extinguished eight secured debt loans and recognized extinguishment losses of $3,781,000. During the year ended December 31, 2008, we extinguished four secured debt loans and recognized extinguishment gains of $1,286,000. The following is a summary of our medical facilities secured debt principal activity (dollars in thousands):

	Year Ended December 31, 2007		Year Ended December 31, 2008		Year Ended December 31, 2009
		Weighted Average		Weighted Average		Weighted Average
	Amount	Interest Rate	Amount	Interest Rate	Amount	Interest Rate

Beginning balance	$248,783	5.939%	$392,430	5.854%	$354,146	5.799%
Debt assumed	166,331	5.808%
Debt extinguished	(17,713)	6.599%	(32,653)	6.473%	(34,213)	6.933%
Principal payments	(4,971)	5.881%	(5,631)	5.741%	(5,868)	5.721%

Ending balance	$392,430	5.854%	$354,146	5.799%	$314,065	5.677%

Monthly averages	$335,234	5.892%	$365,661	5.802%	$341,103	5.764%

At January 1, 2007, we had $51,000,000 of trust preferred liability principal outstanding with a fixed annual interest rate of 7.22%. On November 6, 2007, we purchased all $50,000,000 of the outstanding trust preferred securities at par for the purpose of unwinding this financing arrangement and extinguishing the liability of the operating partnership to the subsidiary trust and recorded a $1,081,000 gain on extinguishment of debt.

The increase in property operating expenses is primarily attributable to the acquisition of new medical office buildings for which we incur certain property operating expenses offset by property operating expenses associated with discontinued operations.

Depreciation and amortization increased primarily as a result of additional investments in properties owned directly by us. See the discussion of investing activities in “Liquidity and Capital Resources” above for additional details. To the extent that we acquire or dispose of additional properties in the future, our provision for depreciation and amortization will change accordingly.

Income tax expense is related to third party management fee income.

At December 31, 2009, we had seven medical office buildings and one hospital that satisfied the requirements for held for sale treatment. In determining the fair value of the assets, we used a combination of third party appraisals based on market comparable transactions, other market listings and asset quality as well as management calculations based on projected net operating income and published capitalization rates. Management’s estimates projected that the carrying value of the assets was more than the estimated fair value and an impairment charge of $25,223,000 was recorded to reduce the properties to their estimated fair value. During the year ended December 31, 2009, we sold 13 medical office buildings and two hospitals with carrying values of $85,558,000 for a net gain of $11,310,000. During the three months ended December 31, 2009, we recognized $8,059,000 of additional other income related to a lease termination, which is included in discontinued operations. The following illustrates the reclassification impact as a result of classifying these properties as discontinued operations for the periods presented. Please refer to Note 3 to our consolidated financial statements for further discussion.

	Year Ended December 31,
	2007	2008	2009
Revenues:
Rental Income	$18,548	$16,189	$7,965
Other Income	0	0	8,059
Expenses:
Interest expense	4,224	4,152	1,437
Property operating expenses	4,065	3,995	3,069
Depreciation and amortization	9,715	7,992	2,923

Income (loss) from discontinued operations, net	$544	$50	$8,595

Non-Segment/Corporate

The following is a summary of our results of operations for the non-segment/corporate activities (dollars in thousands):

						One Year		Two Year
	Year Ended		One Year Change		Year Ended	Change		Change
	Dec. 31, 2007	Dec. 31, 2008	$	%	Dec. 31, 2009	$	%	$	%
Revenues:
Other income	$1,528	$1,692	$164	11%	$1,170	$(522)	(31)%	$(358)	(23)%
Expenses:
Interest expense	113,285	112,055	(1,230)	(1)%	76,566	(35,489)	(32)%	(36,719)	(32)%
General and administrative	37,465	47,193	9,728	26%	49,691	2,498	5%	12,226	33%
Realized loss on derivatives	0	23,393	23,393	n/a	0	(23,393)	(100)%	0	n/a
Loss on extinguishment of debt	0	0	0	n/a	19,269	19,269	n/a	19,269	n/a

	150,750	182,641	31,891	21%	145,526	(37,115)	(20)%	(5,224)	(3)%

Loss from continuing operations before income taxes	(149,222)	(180,949)	(31,727)	21%	(144,356)	36,593	(20)%	4,866	(3)%
Income tax (expense) benefit	(493)	438	931	n/a	672	234	53%	1,165	n/a

Loss from continuing operations	(149,715)	(180,511)	(30,796)	21%	(143,684)	36,827	(20)%	6,031	(4)%
Preferred stock dividends	25,130	23,201	(1,929)	(8)%	22,079	(1,122)	(5)%	(3,051)	(12)%

Loss attributable to common stockholders	$(174,845)	$(203,712)	$(28,867)	17%	$(165,763)	$37,949	(19)%	$9,082	(5)%

Other income primarily represents income from non-real estate activities such as interest earned on temporary investments of cash reserves.

The following is a summary of our non-segment/corporate interest expense (dollars in thousands):

	Year Ended		One Year Change		Year Ended	One Year Change		Two Year Change
	Dec. 31, 2007	Dec. 31, 2008	$	%	Dec. 31, 2009	$	%	$	%

Senior unsecured notes	$104,665	$111,544	$6,879	7%	$106,347	$(5,197)	(5)%	$1,682	2%
Secured debt	0	0	0	n/a	265	265	n/a	265	n/a
Unsecured lines of credit	15,653	18,878	3,225	21%	4,629	(14,249)	(75)%	(11,024)	(70)%
Capitalized interest	(12,526)	(25,029)	(12,503)	100%	(41,170)	(16,141)	64%	(28,644)	229%
SWAP losses (savings)	(89)	(161)	(72)	81%	(161)	0	0%	(72)	81%
Loan expense	5,582	6,823	1,241	22%	6,656	(167)	(2)%	1,074	19%

Totals	$113,285	$112,055	$(1,230)	(1)%	$76,566	$(35,489)	(32)%	$(36,719)	(32)%

The change in interest expense on senior unsecured notes is due to the net effect and timing of issuances and extinguishments. The following is a summary of our senior unsecured notes activity (dollars in thousands):

	Year Ended December 31, 2007		Year Ended December 31, 2008		Year Ended December 31, 2009
		Weighted Average		Weighted Average		Weighted Average
	Amount	Interest Rate	Amount	Interest Rate	Amount	Interest Rate

Beginning balance	$1,539,830	6.159%	$1,887,330	5.823%	$1,845,000	5.782%
Debt issued	400,000	4.750%
Debt extinguished	(52,500)	7.500%	(42,330)	7.625%	(183,147)	7.823%

Ending balance	$1,887,330	5.823%	$1,845,000	5.782%	$1,661,853	5.557%

Monthly averages	$1,704,253	5.991%	$1,854,768	5.792%	$1,778,621	5.713%

The change in interest expense on unsecured lines of credit arrangements is due primarily to changes in average amounts outstanding and fluctuating variable interest rates. The following is a summary of our unsecured lines of credit arrangements (dollars in thousands):

	Year Ended December 31,
	2007	2008	2009

Balance outstanding at December 31	$307,000	$570,000	$140,000
Maximum amount outstanding at any month end	434,000	744,000	559,000
Average amount outstanding (total of daily principal balances divided by days in year)	234,392	500,561	241,463
Weighted average interest rate (actual interest expense divided by average borrowings outstanding)	6.68%	3.77%	1.92%

We capitalize certain interest costs associated with funds used to finance the construction of properties owned directly by us. The amount capitalized is based upon the borrowings outstanding during the construction period using the rate of interest that approximates our cost of financing. Our interest expense is reduced by the amount capitalized. Capitalized interest for the years ended December 31, 2007, 2008 and 2009 totaled $12,526,000, $25,029,000 and $41,170,000, respectively.

Please see Note 9 to our unaudited consolidated financial statements for a discussion of our interest rate swap agreements and their impact on interest expense.

Loan expense represents the amortization of deferred loan costs incurred in connection with the issuance and amendments of debt. The change in loan expense is primarily due to costs associated with the issuance of $400,000,000 of senior unsecured convertible notes in July 2007 and costs associated with the extension and expansion of our unsecured line of credit in August 2007.

General and administrative expenses as a percentage of consolidated revenues (including revenues from discontinued operations) for the year ended December 31, 2009 were 8.33%, as compared with 8.24% and 7.64% for the same periods in 2008 and 2007. During the year ended December 31, 2007, we recorded $1,750,000 of one-

time acquisition finders’ fees paid to former Windrose management in connection with the closing of the Rendina/Paramount transaction. These fees relate to services rendered prior to the consummation of the Windrose merger in December 2006. Due to the recipients’ then current employment status with the company, the fees were expensed as compensation rather than included in the purchase price of the acquisition, as is typical with such fees. The increase from 2007 to 2008 is primarily due to $2,291,000 of non-recurring terminated transaction costs and costs associated with our initiatives to attract and retain appropriate personnel to achieve our business objectives. The terminated transaction costs primarily related to the termination of the Arcapita/Sunrise agreement. The increase from 2008 to 2009 is primarily due to $3,909,000 of non-recurring expenses recognized in connection with the departure of Raymond W. Braun who formerly served as president of the company.

The change in preferred dividends is primarily due to the change in average outstanding preferred shares. The following is a summary of our preferred stock activity:

	Year Ended December 31, 2007		Year Ended December 31, 2008		Year Ended December 31, 2009
		Weighted Average		Weighted Average		Weighted Average
	Shares	Dividend Rate	Shares	Dividend Rate	Shares	Dividend Rate

Beginning balance	13,174,989	7.672%	12,879,189	7.676%	11,516,302	7.696%
Shares converted	(295,800)	7.500%	(1,362,887)	7.500%	(42,209)	7.478%

Ending balance	12,879,189	7.676%	11,516,302	7.696%	11,474,093	7.697%

Monthly averages	13,129,481	7.672%	12,138,161	7.686%	11,482,557	7.697%

Non-GAAP Financial Measures

We believe that net income attributable to common stockholders, as defined by U.S. GAAP, is the most appropriate earnings measurement. However, we consider FFO to be a useful supplemental measure of our operating performance. Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (“NAREIT”) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income attributable to common stockholders. FFO, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Net operating income (“NOI”) is used to evaluate the operating performance of our properties. We define NOI as total revenues, including tenant reimbursements, less property operating expenses, which exclude depreciation and amortization, general and administrative expenses, impairments and interest expense. We believe NOI provides investors relevant and useful information because it measures the operating performance of our properties at the property level on an unleveraged basis. We use NOI to make decisions about resource allocations and to assess the property level performance of our properties.

EBITDA stands for earnings before interest, taxes, depreciation and amortization. A covenant in our line of credit arrangement contains a financial ratio based on a definition of EBITDA that is specific to that agreement. Failure to satisfy this covenant could result in an event of default that could have a material adverse impact on our cost and availability of capital, which could in turn have a material adverse impact on our consolidated results of operations, liquidity and/or financial condition. Due to the materiality of this debt agreement and the financial covenant, we have disclosed Adjusted EBITDA, which represents EBITDA as defined above and adjusted for stock-based compensation expense, provision for loan losses and gain/loss on extinguishment of debt. We use Adjusted EBITDA to measure our adjusted fixed charge coverage ratio, which represents Adjusted EBITDA divided by fixed charges on a trailing twelve months basis. Fixed charges include total interest (excluding capitalized interest), secured debt principal amortization and preferred dividends. Our covenant requires an adjusted fixed charge ratio of at least 1.75 times.

Other than Adjusted EBITDA, our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Management uses these financial measures to facilitate internal and external comparisons to our historical operating results and in making operating decisions. Additionally, these measures are utilized by the Board of Directors to evaluate management. Adjusted EBITDA is used solely to determine our compliance with a financial covenant of our line of credit arrangement and is not being presented for use by investors for any other purpose. None of our supplemental measures represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Multi-period amounts may not equal the sum of the individual quarterly amounts due to rounding.

The table below reflects the reconciliation of FFO to net income attributable to common stockholders, the most directly comparable U.S. GAAP measure, for the periods presented. The provisions for depreciation and amortization include provisions for depreciation and amortization from discontinued operations. Amounts are in thousands except for per share data.

	Year Ended
	December 31,	December 31,	December 31,
	2007	2008	2009

FFO Reconciliation:
Net income attributable to common stockholders	$113,225	$260,098	$171,190
Depreciation and amortization	149,626	163,045	164,923
Loss (gain) on sales of properties	(14,437)	(163,933)	(43,394)
Noncontrolling interests	(344)	(342)	(798)

Funds from operations	$248,070	$258,868	$291,921
Average common shares outstanding:
Basic	78,861	93,732	114,207
Diluted	79,409	94,309	114,612
Per share data:
Net income attributable to common stockholders
Basic	$1.44	$2.77	$1.50
Diluted	1.43	2.76	1.49
Funds from operations
Basic	$3.15	$2.76	$2.56
Diluted	3.12	2.74	2.55

The table below reflects the reconciliation of NOI for the periods presented. All amounts include amounts from discontinued operations, if applicable. Amounts are in thousands.

	Year Ended
	December 31,	December 31,	December 31,
	2007	2008	2009
NOI Reconciliation:
Total revenues:
Senior housing and care:
Rental income:
Senior housing facilities	$151,547	$183,411	$190,684
Skilled nursing facilities	167,718	161,642	167,425

Senior housing and care rental income	319,265	345,053	358,109
Interest income	21,709	35,143	35,945
Other income/prepayment fees	6,245	5,994	5,309

Total senior housing and care revenues	347,219	386,190	399,363
Medical facilities:
Rental income:
Medical office buildings	111,614	133,332	136,834
Hospitals	26,418	43,796	44,968

Medical facilities rental income	138,032	177,128	181,802
Interest income	4,114	4,920	4,940
Other income	2,262	2,835	9,368

Total medical facilities revenues	144,408	184,883	196,110
Corporate other income	1,528	1,692	1,170

Total revenues	493,155	572,765	596,643
Property operating expenses:
Senior housing and care	0	0	0
Medical facilities	37,475	46,629	48,965
Non-segment/corporate	0	0	0

Total property operating expenses	37,475	46,629	48,965
Net operating income:
Senior housing and care	347,219	386,190	399,363
Medical facilities	106,933	138,254	147,145
Non-segment/corporate	1,528	1,692	1,170

Net operating income	$455,680	$526,136	$547,678

The table below reflects the reconciliation of Adjusted EBITDA to net income, the most directly comparable U.S. GAAP measure, for the periods presented. Interest expense and the provisions for depreciation and amortization include discontinued operations. Dollars are in thousands.

	Year Ended
	December 31,		December 31,		December 31,
	2007		2008		2009

Adjusted EBITDA Reconciliation:
Net income	$138,593		$283,425		$192,927
Interest expense	145,326		141,059		109,772
Tax expense	188		1,306		168
Depreciation and amortization	149,626		163,045		164,923
Stock-based compensation expense	7,050		8,530		9,633
Provision for loan losses	0		94		23,261
Loss/(gain) on extinguishment of debt, net	(1,081)		(2,094)		25,107

Adjusted EBITDA	$439,702		$595,365		$525,791
Interest Coverage Ratio:
Interest expense	$145,326		$141,059		$109,772
Non-cash interest expense	(8,413)		(11,231)		(11,898)
Capitalized interest	12,526		25,029		41,170

Total interest	149,439		154,857		139,044
Adjusted EBITDA	$439,702		$595,365		$525,791

Adjusted interest coverage ratio	2.94	x	3.84	x	3.78	x
Fixed Charge Coverage Ratio:
Total interest	$149,439		$154,857		$139,044
Secured debt prinicipal amortization	7,950		8,119		9,292
Preferred dividends	25,130		23,201		22,079

Total fixed charges	182,519		186,177		170,415
Adjusted EBITDA	$439,702		$595,365		$525,791

Adjusted fixed charge coverage ratio	2.41	x	3.20	x	3.09x

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with U.S. GAAP, which requires us to make estimates and assumptions. Management considers accounting estimates or assumptions critical if:

•	the nature of the estimates or assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change; and

•	the impact of the estimates and assumptions on financial condition or operating performance is material.

Management has discussed the development and selection of its critical accounting policies with the Audit Committee of the Board of Directors and the Audit Committee has reviewed the disclosure presented below relating to them. Management believes the current assumptions and other considerations used to estimate amounts reflected in our consolidated financial statements are appropriate and are not reasonably likely to change in the future. However, since these estimates require assumptions to be made that were uncertain at the time the estimate was made, they bear the risk of change. If actual experience differs from the assumptions and other considerations used in estimating amounts reflected in our consolidated financial statements, the resulting changes could have a material adverse effect on our consolidated results of operations, liquidity and/or financial condition. Please refer to Note 1 of our audited consolidated financial statements for further information on significant accounting policies that impact us. There were no material changes to these policies in 2009.

The following table presents information about our critical accounting policies, as well as the material assumptions used to develop each estimate:

Nature of Critical	Assumptions/
Accounting Estimate	Approach Used

Allowance for Losses on Loans Receivable
The allowance for loan losses is maintained at a level believed adequate to absorb potential losses in our loans receivable. The determination of the allowance is based on a quarterly evaluation of all outstanding loans. If this evaluation indicates that there is a greater risk of loan charge-offs, additional allowances or placement on non-accrual status may be required. A loan is impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due as scheduled according to the contractual terms of the original loan agreement. Consistent with this definition, all loans on non-accrual are deemed impaired. To the extent circumstances improve and the risk of collectability is diminished, we will return these loans to full accrual status.	The determination of the allowance is based on a quarterly evaluation of all outstanding loans, including general economic conditions and estimated collectability of loan payments and principal. We evaluate the collectability of our loans receivable based on a combination of factors, including, but not limited to, delinquency status, historical loan charge-offs, financial strength of the borrower and guarantors and value of the underlying property.

As a result of our quarterly evaluations, we recorded $23,261,000 of provisions for loan losses during the year ended December 31, 2009. This amount includes the write-off of loans totaling $25,578,000 primarily relating to certain early stage senior housing operators offset by a reduction in the allowance for loan losses of $2,457,000. This results in an allowance for loan losses of $5,183,000 relating to loans with outstanding balances of $82,353,000 at December 31, 2009. Also at December 31, 2009, we had real estate loans with outstanding balances of $67,126,000 on non-accrual status.

Business Combinations
Substantially all of the properties owned by us are leased under operating leases and are recorded at cost. The cost of our real property is allocated to land, buildings, improvements and intangibles.	We compute depreciation and amortization on our properties using the straight-line method based on their estimated useful lives which range from 15 to 40 years for buildings and five to 15 years for improvements. Lives for intangibles are based on the remaining term of the underlying leases.

For the year ended December 31, 2009, we recorded $121,510,000, $33,690,000 and $9,722,000 as provisions for depreciation and amortization relating to buildings, improvements and intangibles, respectively, including amounts reclassified as discontinued operations. The average useful life of our buildings, improvements and intangibles was 36.7 years, 10.9 years and 8.4 years, respectively, for the year ended December 31, 2009.

Nature of Critical	Assumptions/
Accounting Estimate	Approach Used

Impairment of Long-Lived Assets
We periodically review our long-lived assets for potential impairment. An impairment charge must be recognized when the carrying value of a long-lived asset is not recoverable. The carrying value is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If it is determined that a permanent impairment of a long-lived asset has occurred, the carrying value of the asset is reduced to its fair value and an impairment charge is recognized for the difference between the carrying value and the fair value.	The net book value of long-lived assets is reviewed quarterly on a property by property basis to determine if there are indicators of impairment. These indicators may include anticipated operating losses at the property level, the tenant’s inability to make rent payments, a decision to dispose of an asset before the end of its estimated useful life and changes in the market that may permanently reduce the value of the property. If indicators of impairment exist, then the undiscounted future cash flows from the most likely use of the property are compared to the current net book value. This analysis requires us to determine if indicators of impairment exist and to estimate the most likely stream of cash flows to be generated from the property during the period the property is expected to be held.

At December 31, 2009, we had seven medical office buildings, two skilled nursing facilities and one hospital that satisfied the requirements for held for sale treatment. During the year ended December 31, 2009, impairment charges of $25,223,000 were recorded to further reduce the carrying value of the assets to their estimated fair value less costs to sell. In determining the fair value of the assets, we used a combination of third party appraisals based on market comparable transactions, other market listings and asset quality as well as third party offers to purchase.

Fair Value of Derivative Instruments
The valuation of derivative instruments requires companies to record derivatives at fair market value on the balance sheet as assets or liabilities.	The valuation of derivative instruments requires us to make estimates and judgments that affect the fair value of the instruments. Fair values for our derivatives are estimated by utilizing pricing models that consider forward yield curves and discount rates. Such amounts and the recognition of such amounts are subject to significant estimates which may change in the future. At December 31, 2009, we participated in two interest rate swap agreements which are reported at their fair value of $2,381,000 and are included in other liabilities with the change in value recorded in accumulated other comprehensive income.

Revenue Recognition
Revenue is recorded in accordance with U.S. GAAP, which requires that revenue be recognized after four basic criteria are met. These four criteria include persuasive evidence of an arrangement, the rendering of service, fixed and determinable income and reasonably assured collectability. If the collectability of revenue is determined incorrectly, the amount and timing of our reported revenue could be significantly affected. Interest income on loans is recognized as earned based upon the principal amount outstanding subject to an evaluation of collectability risk. Substantially all of our operating leases contain fixed and/or contingent escalating rent structures. Leases with fixed annual rental escalators are generally recognized on a straight-line basis over the initial lease period, subject to a collectability assessment. Rental income related to leases with contingent rental escalators is generally recorded based on the contractual cash rental payments due for the period.	We evaluate the collectability of our revenues and related receivables on an on-going basis. We evaluate collectability based on assumptions and other considerations including, but not limited to, the certainty of payment, payment history, the financial strength of the investment’s underlying operations as measured by cash flows and payment coverages, the value of the underlying collateral and guaranties and current economic conditions.

If our evaluation indicates that collectability is not reasonably assured, we may place an investment on non-accrual or reserve against all or a portion of current income as an offset to revenue.

For the year ended December 31, 2009, we recognized $40,885,000 of interest income and $539,911,000 of rental income, including discontinued operations. Cash receipts on leases with deferred revenue provisions were $30,674,000 as compared to gross straight-line rental income recognized of $19,415,000 for the year ended December 31, 2009. At December 31, 2009, our net straight-line receivable balance was $79,760,000, net of reserves totaling $273,000. Also at December 31, 2009, we had real estate loans with outstanding balances of $67,126,000 on non-accrual status.

Impact of Inflation

During the past three years, inflation has not significantly affected our earnings because of the moderate inflation rate. Additionally, our earnings are primarily long-term investments with fixed rates of return. These investments are mainly financed with a combination of equity, senior unsecured notes and borrowings under our unsecured lines of credit arrangements. During inflationary periods, which generally are accompanied by rising interest rates, our ability to grow may be adversely affected because the yield on new investments may increase at a slower rate than new borrowing costs. Presuming the current inflation rate remains moderate and long-term interest rates do not increase significantly, we believe that inflation will not impact the availability of equity and debt financing for us.

Item 8.	Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Health Care REIT, Inc.

We have audited the accompanying consolidated balance sheets of Health Care REIT, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedules listed in Item  9.01 of this Form 8-K. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Health Care REIT, Inc. at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 21 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted for the adoption of new accounting standards which changed the presentation of noncontrolling interests in subsidiaries and the accounting for convertible debt instruments that may be settled in cash upon conversion.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Health Care REIT, Inc.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2010 (not included herein) expressed an unqualified opinion thereon.

/s/  Ernst & Young LLP

Toledo, Ohio
February 26, 2010,
except for Notes 2, 3, 18 and 21,
as to which the date is November 5, 2010

HEALTH CARE REIT, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
	(In thousands)

ASSETS
Real estate investments:
Real property owned
Land and land improvements	$521,055	$504,907
Buildings and improvements	5,185,328	4,653,871
Acquired lease intangibles	127,390	133,324
Real property held for sale, net of accumulated depreciation	45,686	48,054
Construction in progress	456,832	639,419

	6,336,291	5,979,575
Less accumulated depreciation and amortization	(677,851)	(600,781)

Total real property owned	5,658,440	5,378,794
Real estate loans receivable	427,363	482,885
Less allowance for losses on loans receivable	(5,183)	(7,500)

	422,180	475,385

Net real estate investments	6,080,620	5,854,179
Other assets:
Equity investments	5,816	1,030
Deferred loan expenses	22,698	23,579
Cash and cash equivalents	35,476	23,370
Restricted cash	23,237	154,070
Receivables and other assets	199,339	158,803

	286,566	360,852

Total assets	$6,367,186	$6,215,031

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Borrowings under unsecured lines of credit arrangements	$140,000	$570,000
Senior unsecured notes	1,653,027	1,831,151
Secured debt	620,995	446,525
Accrued expenses and other liabilities	145,713	129,070

Total liabilities	2,559,735	2,976,746
Stockholders’ equity:
Preferred stock, $1.00 par value:	288,683	289,929
Authorized — 50,000,000 shares
Issued and outstanding — 11,474,093 shares in 2009 and 11,516,302 shares in 2008 at liquidation preference
Common stock, $1.00 par value:	123,385	104,635
Authorized — 225,000,000 shares
Issued — 123,583,242 shares in 2009 and 104,835,626 shares in 2008
Outstanding — 123,385,317 shares in 2009 and 104,703,702 shares in 2008
Capital in excess of par value	3,900,666	3,204,690
Treasury stock	(7,619)	(5,145)
Cumulative net income	1,547,669	1,354,400
Cumulative dividends	(2,057,658)	(1,723,819)
Accumulated other comprehensive income	(2,891)	(1,113)
Other equity	4,804	4,105

Total Health Care REIT, Inc. stockholders’ equity	3,797,039	3,227,682
Noncontrolling interests	10,412	10,603

Total equity	3,807,451	3,238,285

Total liabilities and equity	$6,367,186	$6,215,031

See accompanying notes

HEALTH CARE REIT, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2009	2008	2007
	(In thousands, except per share data)
Revenues:
Rental income	$509,591	$465,986	$384,923
Interest income	40,885	40,063	25,823
Other income	5,388	10,521	10,035
Prepayment fees	2,400	0	0

	558,264	516,570	420,781
Expenses:
Interest expense	104,054	127,661	128,566
Property operating expenses	45,896	42,634	33,410
Depreciation and amortization	154,338	141,794	121,848
General and administrative	49,691	47,193	37,465
Realized loss on derivatives	0	23,393	0
Loss (gain) on extinguishment of debt	25,107	(2,094)	(1,081)
Provision for loan losses	23,261	94	0

	402,347	380,675	320,208

Income from continuing operations before income taxes	155,917	135,895	100,573
Income tax (expense) benefit	(168)	(1,306)	(188)

Income from continuing operations	155,749	134,589	100,385
Discontinued operations:
Gain (loss) on sales of properties	43,394	163,933	14,437
Impairment of assets	(25,223)	(32,648)	0
Income from discontinued operations, net	19,007	17,551	23,771

	37,178	148,836	38,208

Net income	192,927	283,425	138,593
Less: Preferred stock dividends	22,079	23,201	25,130
Net income attributable to noncontrolling interests	(342)	126	238

Net income attributable to common stockholders	$171,190	$260,098	$113,225

Average number of common shares outstanding:
Basic	114,207	93,732	78,861
Diluted	114,612	94,309	79,409
Earnings per share:
Basic:
Income from continuing operations attributable to common stockholders	$1.17	$1.19	$0.95
Discontinued operations, net	0.33	1.59	0.48

Net income attributable to common stockholders*	$1.50	$2.77	$1.44

Diluted:
Income from continuing operations attributable to common stockholders	$1.17	$1.18	$0.94
Discontinued operations, net	0.32	1.58	0.48

Net income attributable to common stockholders*	$1.49	$2.76	$1.43

*	Amounts may not sum due to rounding

See accompanying notes

HEALTH CARE REIT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

							Accumulated
			Capital in				Other
	Preferred	Common	Excess of	Treasury	Cumulative	Cumulative	Comprehensive	Other	Noncontrolling
	Stock	Stock	Par Value	Stock	Net Income	Dividends	Income	Equity	Interests	Total
	(In thousands, except per share data)

Balances at December 31, 2006	$338,993	$73,152	$1,880,221	$(2,866)	$932,746	$(1,238,860)	$(135)	$1,845	$2,228	$1,987,324
Net income					138,355				238	138,593
Other comprehensive income:
Unrealized loss on equity investments							(192)			(192)
Unrealized actuarial gain/(loss)							140			140
Cash flow hedge activity							(7,194)			(7,194)

Total comprehensive income										131,347

Adjustment to adopt FSP14-1			17,652							17,652
Contributions by noncontrolling interests									7,640	7,640
Distributions to noncontrolling interests									(419)	(419)
Amounts related to issuance of common stock from dividend reinvestment and stock incentive plans, net of forfeitures		2,223	85,080	(1,086)				(250)		85,967
Option compensation expense								1,106		1,106
Net proceeds from sale of common stock		9,825	402,608							412,433
Conversion of preferred stock	(8,750)	212	8,538							0
Cash dividends:
Common stock-$2.2791 per share						(182,969)				(182,969)
Preferred stock, Series D-$1.96875 per share						(7,875)				(7,875)
Preferred stock, Series E-$1.50 per share						(112)				(112)
Preferred stock, Series F-$1.90625 per share						(13,344)				(13,344)
Preferred stock, Series G-$1.875 per share						(3,799)				(3,799)

Balances at December 31, 2007	330,243	85,412	2,394,099	(3,952)	1,071,101	(1,446,959)	(7,381)	2,701	9,687	2,434,951
Net income					283,299				126	283,425
Other comprehensive income
Unrealized loss on equity investments							(846)			(846)
Unrealized actuarial gain/(loss)							(715)			(715)
Cash flow hedge activity							7,829			7,829

Total comprehensive income										289,693

Contributions by noncontrolling interests									3,556	3,556
Distributions to noncontrolling interests									(2,766)	(2,766)
Amounts related to issuance of common
stock from dividend reinvestment and stock
incentive plans, net of forfeitures		1,804	76,013	(1,193)				(99)		76,525
Conversion of preferred stock	(40,314)	975	39,339							0
Option compensation expense								1,503		1,503
Net proceeds from sale of common stock		16,444	695,239							711,683
Cash dividends:
Common stock-$2.70 per share						(253,659)				(253,659)
Preferred stock, Series D-$1.96875 per share						(7,875)				(7,875)
Preferred stock, Series E-$1.50 per share						(112)				(112)
Preferred stock, Series F-$1.90625 per share						(13,344)				(13,344)
Preferred stock, Series G-$1.875 per share						(1,870)				(1,870)

Balances at December 31, 2008	289,929	104,635	3,204,690	(5,145)	1,354,400	(1,723,819)	(1,113)	4,105	10,603	3,238,285
Net income					193,269				(342)	192,927
Other comprehensive income:
Unrealized loss on equity investments							487			487
Unrecognized actuarial gain/(loss)							277			277
Cash flow hedge activity							(2,542)			(2,542)

Total comprehensive income										191,149

Contributions by noncontrolling interests									2,255	2,255
Distributions to noncontrolling interests									(2,104)	(2,104)
Amounts related to issuance of common
stock from dividend reinvestment and stock
incentive plans, net of forfeitures		1,751	66,690	(2,474)				(930)		65,037
Conversion of preferred stock	(1,246)	30	1,216							0
Option compensation expense								1,629		1,629
Net proceeds from sale of common stock		16,969	628,070							645,039
Cash dividends:
Common stock-$2.72 per share						(311,760)				(311,760)
Preferred stock, Series D-$1.96875 per share						(7,875)				(7,875)
Preferred stock, Series E-$1.50 per share						(112)				(112)
Preferred stock, Series F-$1.90625 per share						(13,344)				(13,344)
Preferred stock, Series G-$1.875 per share						(748)				(748)

Balances at December 31, 2009	$288,683	$123,385	$3,900,666	$(7,619)	$1,547,669	$(2,057,658)	$(2,891)	$4,804	$10,412	$3,807,451

See accompanying notes

HEALTH CARE REIT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Operating activities
Net income	$192,927	$283,425	$138,593
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	164,923	163,045	149,626
Other amortization expenses	15,412	14,837	9,065
Stock-based compensation expense	9,633	8,530	7,050
Provision for loan losses	23,261	94	0
Impairment of assets	25,223	32,648	0
Loss (gain) on extinguishment of debt, net	25,107	(2,094)	(1,081)
Gain on sale of investment	0	0	(3,900)
Amortization of above/below market leases, net	(1,713)	(1,039)	(792)
Rental income less than (in excess of) cash received	11,259	7,793	440
Loss (gain) on sales of properties	(43,394)	(163,933)	(14,437)
Other income less than (in excess of) cash received	(5,000)	0	0
Deferred gain on sales of properties	0	3,708	0
Increase (decrease) in accrued expenses and other liabilities	(311)	17,363	(3,253)
Decrease (increase) in receivables and other assets	(36,068)	(3,694)	2,676

Net cash provided from operating activities	381,259	360,683	283,987
Investing activities
Investment in real property	(598,959)	(1,072,376)	(631,209)
Capitalized interest	(41,170)	(25,029)	(12,526)
Investment in loans receivable	(74,417)	(83,109)	(235,894)
Other investments, net of payments	(22,133)	(21,725)	(26,930)
Principal collected on loans receivable	111,779	18,169	52,346
Investment in Rendina/Paramount, net of cash assumed	0	0	(141,963)
Decrease (increase) in restricted cash	130,833	(138,502)	(7,578)
Proceeds from sales of properties	224,007	287,047	98,314

Net cash provided used in investing activities	(270,060)	(1,035,525)	(905,440)
Financing activities
Net increase (decrease) under unsecured lines of credit arrangements	(430,000)	263,000	82,000
Proceeds from issuance of secured debt	276,277	0	0
Proceeds from derivative transactions	0	0	2,858
Proceeds from issuance of senior unsecured notes	0	0	388,943
Payments to extinguish senior unsecured notes	(201,048)	(42,330)	(52,500)
Payments to extinguish liability to subsidiary trust issuing preferred securities	0	0	(50,000)
Payments to extinguish secured debt	(107,736)	(58,594)	(37,758)
Net proceeds from the issuance of common stock	704,533	782,285	491,593
Contributions by noncontrolling interests	2,255	3,556	2,865
Distributions to noncontrolling interests	(2,104)	(2,766)	(419)
Decrease (increase) in deferred loan expense	(7,431)	(348)	(3,977)
Cash distributions to stockholders	(333,839)	(276,860)	(208,099)

Net cash provided from (used in) financing activities	(99,093)	667,943	615,506

Increase (decrease) in cash and cash equivalents	12,106	(6,899)	(5,947)
Cash and cash equivalents at beginning of year	23,370	30,269	36,216

Cash and cash equivalents at end of year	$35,476	$23,370	$30,269

See accompanying notes

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Accounting Policies and Related Matters

Business

Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is an equity real estate investment trust (“REIT”) that invests in senior housing and health care real estate. Our full service platform also offers property management and development services to our customers. As of December 31, 2009, our broadly diversified portfolio consisted of 590 properties in 39 states. Founded in 1970, we were the first real estate investment trust to invest exclusively in health care facilities. More information is available on our website at www.hcreit.com.

Principles of Consolidation

The consolidated financial statements include our accounts, the accounts of our wholly-owned subsidiaries and the accounts of our majority owned and controlled joint ventures. All material intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recorded in accordance with U.S. GAAP, which requires that revenue be recognized after four basic criteria are met. These four criteria include persuasive evidence of an arrangement, the rendering of service, fixed and determinable income and reasonably assured collectability. Interest income on loans is recognized as earned based upon the principal amount outstanding subject to an evaluation of collectability risk. Substantially all of our operating leases contain either fixed or contingent escalating rent structures. Leases with fixed annual rental escalators are generally recognized on a straight-line basis over the initial lease period, subject to a collectability assessment. Rental income related to leases with contingent rental escalators is generally recorded based on the contractual cash rental payments due for the period.

Cash and Cash Equivalents

Cash and cash equivalents consist of all highly liquid investments with an original maturity of three months or less.

Restricted Cash

Restricted cash primarily consists of amounts held by lenders to provide future payments for real estate taxes, insurance, tenant and capital improvements and amounts held in escrow relating to acquisitions we are entitled to receive over a period of time as outlined in the escrow agreement.

Deferred Loan Expenses

Deferred loan expenses are costs incurred by us in connection with the issuance, assumption and amendments of debt arrangements. We amortize these costs over the term of the debt using the straight-line method, which approximates the effective interest method.

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Equity Investments

Equity investments at December 31, 2009 and 2008 include an investment in a public company that has a readily determinable fair market value. We classify this equity investment as available-for-sale and, accordingly, record this investment at its fair market value with unrealized gains and losses included in accumulated other comprehensive income, a separate component of stockholders’ equity. Equity investments at December 31, 2009 and 2008 also include an investment in a private company. We do not have the ability to exercise influence over the company, so the investment is accounted for under the cost method. Under the cost method of accounting, investments in private companies are carried at cost and are adjusted only for other-than-temporary declines in fair value, return of capital and additional investments. These equity investments represented a minimal ownership interest in these companies. Additionally, equity investments at December 31, 2009 include an investment in an unconsolidated joint venture.

Investments in Unconsolidated Joint Ventures

Investments in entities which we do not consolidate but for which we have the ability to exercise significant influence over operating and financial policies are reported under the equity method of accounting. Under the equity method of accounting, our share of the investee’s earnings or losses is included in our consolidated results of operations. The initial carrying value of investments in unconsolidated joint ventures is based on the amount paid to purchase the joint venture interest or the estimated fair value of the assets prior to the sale of interests in the joint venture. We evaluate our equity method investments for impairment based upon a comparison of the estimated fair value of the equity method investment to its carrying value. When we determine a decline in the estimated fair value of such an investment below its carrying value is other-than-temporary, an impairment is recorded.

Real Property Owned

Real property developed by us is recorded at cost, including the capitalization of construction period interest. The cost of real property acquired is allocated to net tangible and identifiable intangible assets based on their respective fair values. Substantially all of the properties owned by us are leased under operating leases and are recorded at cost. These properties are depreciated on a straight-line basis over their estimated useful lives which range from 15 to 40 years for buildings and five to 15 years for improvements. We consider costs incurred in conjunction with re-leasing properties, including tenant improvements and lease commissions, to represent the acquisition of productive assets and, accordingly, such costs are reflected as investment activities in our statement of cash flows.

The remaining purchase price is allocated among identifiable intangible assets primarily consisting of the above or below market component of in-place leases and the value of in-place leases. The value allocable to the above or below market component of the acquired in-place lease is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (i) the contractual amounts to be paid pursuant to the lease over its remaining term, and (ii) management’s estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above market leases are included in acquired lease intangibles and below market leases are included in other liabilities in the balance sheet and are amortized to rental income over the remaining terms of the respective leases.

The total amount of other intangible assets acquired is further allocated to in-place lease values and customer relationship values based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of the Company’s existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals,

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

among other factors. The estimated aggregate amortization expense for acquired lease intangibles is expected to be recognized over a weighted average period of 30.0 years and is as follows for the periods indicated (in thousands):

2010	$9,895
2011	8,204
2012	6,517
2013	5,583
2014	4,889
Thereafter	62,605

Totals	$97,693

The net book value of long-lived assets is reviewed quarterly on a property by property basis to determine if facts and circumstances suggest that the assets may be impaired or that the depreciable life may need to be changed. We consider external factors relating to each asset. If these external factors and the projected undiscounted cash flows of the asset over the remaining depreciation period indicate that the asset will not be recoverable, the carrying value is reduced to the estimated fair market value.

Capitalization of Construction Period Interest

We capitalize interest costs associated with funds used to finance the construction of properties owned directly by us. The amount capitalized is based upon the balance outstanding during the construction period using the rate of interest which approximates our cost of financing. We capitalized interest costs of $41,170,000, $25,029,000, and $12,526,000 during 2009, 2008 and 2007, respectively, related to construction of real property owned by us. Our interest expense reflected in the consolidated statements of income has been reduced by the amounts capitalized.

Gain on Sale of Assets

We recognize sales of assets only upon the closing of the transaction with the purchaser. Payments received from purchasers prior to closing are recorded as deposits and classified as other assets on our Consolidated Balance Sheets. Gains on assets sold are recognized using the full accrual method upon closing when the collectability of the sales price is reasonably assured, we are not obligated to perform significant activities after the sale to earn the profit, we have received adequate initial investment from the buyer and other profit recognition criteria have been satisfied. Gains may be deferred in whole or in part until the sales satisfy the requirements of gain recognition on sales of real estate.

Real Estate Loans Receivable

Real estate loans receivable consist of mortgage loans and other real estate loans. Interest income on loans is recognized as earned based upon the principal amount outstanding subject to an evaluation of collectability risks. The loans are primarily collateralized by a first, second or third mortgage lien, a leasehold mortgage on, or an assignment of the partnership interest in, the related properties, corporate guaranties and/or personal guaranties.

Allowance for Losses on Loans Receivable

The allowance for losses on loans receivable is maintained at a level believed adequate to absorb potential losses in our loans receivable. The determination of the allowance is based on a quarterly evaluation of these loans, including general economic conditions and estimated collectability of loan payments. We evaluate the collectability of our loans receivable based on a combination of factors, including, but not limited to, delinquency status, historical loan charge-offs, financial strength of the borrower and guarantors and value of the underlying collateral. If such factors indicate that there is greater risk of loan charge-offs, additional allowances or placement on non-accrual status may be required. A loan is impaired when, based on current information and events, it is probable that

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

we will be unable to collect all amounts due as scheduled according to the contractual terms of the original loan agreement. Consistent with this definition, all loans on non-accrual are deemed impaired. At December 31, 2009, we had loans with outstanding balances of $67,126,000 on non-accrual status ($72,770,000 at December 31, 2008). To the extent circumstances improve and the risk of collectability is diminished, we will return these loans to full accrual status. While a loan is on non-accrual status, any cash receipts are applied against the outstanding principal balance.

Fair Value of Derivative Instruments

The valuation of derivative instruments requires us to make estimates and judgments that affect the fair value of the instruments. Fair values for our derivatives are estimated by utilizing pricing models that consider forward yield curves and discount rates. Such amounts and the recognition of such amounts are subject to significant estimates that may change in the future. See Note 9 for additional information.

Federal Income Tax

No provision has been made for federal income taxes since we have elected to be treated as a real estate investment trust under the applicable provisions of the Internal Revenue Code, and we believe that we have met the requirements for qualification as such for each taxable year. Our taxable REIT subsidiaries are subject to federal, state and local income taxes. See Note 13 for additional information.

Earnings Per Share

Basic earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of shares outstanding for the period adjusted for non-vested shares of restricted stock. The computation of diluted earnings per share is similar to basic earnings per share, except that the number of shares is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued.

Segment Reporting

We report consolidated financial statements in accordance with U.S. GAAP. Segments are based on our method of internal reporting which classifies operations by leasing activities. Our segments include senior housing and care and medical facilities. See Note 18 for additional information.

New Accounting Standards

In June 2009, the Financial Accounting Standards Board (“FASB”) amended the consolidation guidance for variable interest entities. The new guidance requires enterprises to perform a qualitative approach to determining whether or not a variable interest entity will need to be consolidated on a continuous basis. This evaluation will be based on an enterprise’s ability to direct and influence the activities of a variable interest entity that most significantly impact its economic performance. This amendment is effective for interim periods and fiscal years beginning after November 15, 2009. We do not expect adoption of this guidance to have a material impact on our consolidated financial position or results of operations, although additional disclosures may be required.

Reclassifications

Certain amounts in prior years have been reclassified to conform to the current year presentation.

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Real Property Owned

The following is a summary of our real property investment activity for the periods presented (in thousands):

	Year Ended
	December 31, 2009			December 31, 2008			December 31, 2007
	Senior			Senior			Senior
	Housing	Medical		Housing	Medical		Housing	Medical
	and Care	Facilities	Totals	and Care	Facilities	Totals	and Care	Facilities	Totals(1)
Real property acquisitions:
Independent living/CCRCs				$68,300		$68,300	$43,000		$43,000
Assisted living facilities				45,490		45,490	36,233		36,233
Skilled nursing facilities	$11,650		$11,650	11,360		11,360	122,875		122,875
Hospitals		$20,500	20,500		$196,303	196,303		$11,923	11,923
Medical office buildings		35,523	35,523		121,809	121,809		381,134	381,134
Land parcels			0	10,000		10,000	8,928		8,928

Total acquisitions	11,650	56,023	67,673	135,150	318,112	453,262	211,036	393,057	604,093
Less:
Assumed debt			0			0		(166,188)	(166,188)
Assumed other assets/(liabilities)			0		(1,899)	(1,899)		(2,432)	(2,432)

Cash disbursed for acquisitions	11,650	56,023	67,673	135,150	316,213	451,363	211,036	224,437	435,473
Construction in progress additions:
Independent living/CCRCs	166,381		166,381	272,136		272,136	154,648		154,648
Assisted living facilities	143,929		143,929	147,486		147,486	55,929		55,929
Skilled nursing facilities	23,262		23,262	29,429		29,429	21,924		21,924
Hospitals		113,907	113,907		77,642	77,642		60,326	60,326
Medical office buildings		107,853	107,853		93,907	93,907		14,688	14,688

Total CIP additions	333,572	221,760	555,332	449,051	171,549	620,600	232,501	75,014	307,515
Less:
Capitalized interest	(28,474)	(12,495)	(40,969)	(20,312)	(4,717)	(25,029)	(10,433)	(1,980)	(12,413)
Capitalized other	0	0	0	(119)		(119)			0
Accruals(2)	0	(21,466)	(21,466)			0			0

Cash disbursed for CIP	305,098	187,799	492,897	428,620	166,832	595,452	222,068	73,034	295,102
Capital improvements	18,326	20,063	38,389	13,329	12,232	25,561	29,801	10,175	39,976

Total cash invested in real property	$335,074	$263,885	$598,959	$577,099	$495,277	$1,072,376	$462,905	$307,646	$770,551

(1)	2007 includes the Rendina/Paramount acquisition.

(2)	Represents non-cash accruals for amounts to be paid in future periods relating to properties that converted in the period noted above.

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a summary of the development projects that were placed into service and began earning rent during the periods presented (in thousands):

	Year Ended
	December 31, 2009			December 31, 2008			December 31, 2007
	Senior			Senior			Senior
	Housing	Medical		Housing	Medical		Housing	Medical
	and Care	Facilities	Totals	and Care	Facilities	Totals	and Care	Facilities	Totals
Development projects:
Independent living/CCRCs	$285,336		$285,336	$144,088		$144,088	$22,601		$22,601
Assisted living facilities	219,801		219,801	45,956		45,956	56,599		56,599
Skilled nursing facilities	45,367		45,367	16,918		16,918	16,568		16,568
Hospitals					$35,151	35,151		$33,771	33,771
Medical office buildings		$183,127	183,127		11,823	11,823			0

Total development projects	550,504	183,127	733,631	206,962	46,974	253,936	95,768	33,771	129,539
Expansion projects	4,288		4,288	40,954		40,954	2,489		2,489

Total construction conversions	$554,792	$183,127	$737,919	$247,916	$46,974	$294,890	$98,257	$33,771	$132,028

The following table summarizes certain information about our real property owned as of December 31, 2009 (dollars in thousands):

			Buildings,		Accumulated
	Number of		Intangibles &	Gross	Depreciation
	Properties	Land	Improvements	Investment	and Amortization

Independent Living/CCRC Facilities:
Arizona	1	$950	$9,086	$10,036	$2,364
California	8	20,174	156,951	177,125	14,267
Colorado	2	10,766	71,135	81,901	3,480
Florida	4	15,006	150,804	165,810	17,754
Georgia	4	9,696	75,555	85,251	14,274
Idaho	1	550	14,740	15,290	2,930
Indiana	2	3,120	100,734	103,854	5,298
Kansas	1	1,400	11,000	12,400	845
Massachusetts	1	3,500	54,099	57,599	0
Missouri	1	510	5,490	6,000	430
Nevada	1	1,144	10,831	11,975	5,735
North Carolina	3	15,970	32,909	48,879	2,688
South Carolina	6	20,490	220,432	240,922	8,395
Texas	1	4,790	7,100	11,890	1,756
Washington	1	620	4,780	5,400	792
Wisconsin	1	400	23,237	23,637	606
Construction in progress	2	0	0	158,684	0

	40	109,086	948,883	1,216,653	81,614

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

			Building,		Accumulated
	Number of		Intangibles &	Gross	Depreciation
	Properties	Land	Improvements	Investment	and Amortization

Assisted Living Facilities:
Arizona	3	$3,060	$10,921	$13,981	$2,127
California	7	7,970	54,031	62,001	10,863
Colorado	1	940	3,721	4,661	816
Connecticut	5	8,030	38,300	46,330	7,648
Delaware	1	560	21,220	21,780	2,900
Florida	10	5,307	61,820	67,127	16,542
Georgia	1	460	1,304	1,764	243
Illinois	6	10,661	65,266	75,927	2,332
Indiana	2	220	5,520	5,740	1,311
Iowa	1	1,403	35,893	37,296	80
Kansas	1	600	10,590	11,190	1,473
Louisiana	1	1,100	10,161	11,261	5,079
Massachusetts	5	5,590	49,051	54,641	7,614
Mississippi	1	520	7,675	8,195	1,296
Montana	3	1,460	14,772	16,232	2,887
Nevada	4	5,520	71,652	77,172	5,920
New Jersey	2	740	7,447	8,187	1,611
New York	3	1,930	31,917	33,847	2,947
North Carolina	40	15,514	181,382	196,896	39,559
Ohio	7	3,294	30,985	34,279	10,058
Oklahoma	17	3,134	37,420	40,554	9,027
Oregon	1	449	5,172	5,621	1,579
Pennsylvania	4	4,894	41,219	46,113	3,127
South Carolina	2	642	7,308	7,950	1,526
Tennessee	3	5,581	34,177	39,758	2,627
Texas	21	9,495	94,384	103,878	13,411
Utah	1	360	6,700	7,060	961
Virginia	4	2,509	32,425	34,934	4,599
Washington	5	5,010	45,201	50,211	3,966
Wisconsin	9	7,610	79,936	87,546	5,229
Construction in progress	5	0	0	87,234	0

	176	114,563	1,097,570	1,299,366	169,358

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

			Building,		Accumulated
	Number of		Intangibles &	Gross	Depreciation
	Properties	Land	Improvements	Investment	and Amortization

Skilled Nursing Facilities:
Alabama	7	$2,520	$36,990	$39,510	$7,584
Arizona	1	930	13,399	14,329	1,538
Colorado	3	3,210	21,855	25,065	4,302
Connecticut	6	2,700	22,851	25,551	6,922
Florida	37	20,000	243,789	263,788	40,296
Georgia	3	2,650	14,932	17,582	2,818
Idaho	3	4,110	29,678	33,788	5,202
Illinois	4	1,110	24,700	25,810	12,498
Indiana	6	1,959	36,904	38,863	9,118
Kansas	2	4,850	35,436	40,286	1,007
Kentucky	10	3,015	65,432	68,447	10,592
Louisiana	7	783	34,717	35,500	4,648
Maryland	2	840	14,966	15,806	1,734
Massachusetts	20	18,890	210,513	229,403	40,663
Mississippi	11	1,625	52,651	54,276	13,354
Missouri	3	1,247	23,827	25,074	9,591
New Hampshire	1	340	4,360	4,700	557
New Jersey	1	1,850	3,050	4,900	627
Ohio	20	11,785	193,388	205,173	29,389
Oklahoma	3	1,464	21,884	23,348	4,693
Oregon	1	300	5,316	5,616	1,948
Pennsylvania	2	2,595	13,421	16,016	4,147
Tennessee	22	8,730	122,604	131,334	29,912
Texas	21	16,853	166,351	183,204	17,750
Virginia	10	7,121	59,169	66,290	4,877
Assets held for sale	2	0	0	25,098	0

	208	121,477	1,472,183	1,618,757	265,767
Hospitals:
California	3	$6,200	$72,439	$78,638	$2,714
Idaho	1	3,600	21,053	24,653	1,207
Indiana	2	870	20,086	20,956	992
Kentucky	1	3,800	26,714	30,514	1,058
Louisiana	1	1,928	10,509	12,437	1,225
New Jersey	1	0	38,300	38,300	1,517
Ohio	2	1,500	33,000	34,500	431
Oklahoma	2	3,149	9,899	13,048	1,494
Texas	8	9,824	156,712	166,536	14,667
Wisconsin	1	4,700	20,669	25,369	1,550
Construction in progress	3	0	0	189,416	0
Assets held for sale	1	0	0	5,550	0

	26	35,571	409,381	639,917	26,855

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

			Building,		Accumulated
	Number of		Intangibles &	Gross	Depreciation
	Properties	Land	Improvements	Investment	and Amortization

Medical Office Buildings:
Alabama	4	$1,987	$42,888	$44,875	$5,220
Alaska	1	217	30,089	30,306	2,697
Arizona	5	5,585	90,488	96,073	9,254
California	8	7,560	160,669	168,229	13,643
Colorado	1	877	6,707	7,584	697
Florida	24	38,801	243,267	282,069	31,234
Georgia	6	12,500	59,039	71,539	8,016
Illinois	1	1,419	2,881	4,300	464
Indiana	1	0	22,134	22,134	902
Kentucky	1	1,290	8,093	9,383	0
Missouri	1	336	17,255	17,591	1,919
Nevada	9	16,804	104,488	121,293	11,318
New Jersey	5	9,804	100,672	110,476	3,689
New York	7	4,389	61,565	65,954	7,603
North Carolina	10	8,085	19,322	27,407	3,425
Ohio	1	610	7,433	8,043	1,030
Oklahoma	1	132	13,008	13,140	1,289
Pennsylvania	1	154	23,169	23,323	2,340
South Carolina	1	171	17,791	17,962	1,398
Tennessee	5	8,946	60,193	69,139	6,672
Texas	14	17,792	193,178	210,971	20,396
Virginia	1	0	11,370	11,370	127
Wisconsin	1	2,899	89,002	91,901	924
Construction in progress	2	0	0	21,498	0
Assets held for sale	7	0	0	15,038	0

	118	140,358	1,384,701	1,561,598	134,257

Total Real Property Owned	568	$521,055	$5,312,718	$6,336,291	$677,851

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a summary of our real estate intangibles as of the dates indicated (dollars in thousands):

	December 31, 2009	December 31, 2008

Assets:
In place lease intangibles	$74,199	$81,500
Above market tenant leases	10,232	9,658
Below market ground leases	39,806	39,806
Lease commissions	3,154	2,360

Gross historical cost	127,391	133,324
Accumulated amortization	(29,698)	(31,452)

Net book value	$97,693	$101,872

Weighted-average amortization period in years	30.0	28.9
Liabilities:
Below market tenant leases	$22,961	$25,265
Above market ground leases	4,084	3,419

Gross historical cost	27,045	28,684
Accumulated amortization	(10,478)	(8,671)

Net book value	$16,567	$20,013

Weighted-average amortization period in years	12.1	8.9

At December 31, 2009, future minimum lease payments receivable under operating leases are as follows (in thousands):

2010	$507,269
2011	519,378
2012	490,889
2013	475,948
2014	461,221
Thereafter	2,904,323

Totals	$5,359,028

We purchased $23,097,000 of real property that had previously been financed by the Company with loans in 2008. We acquired properties, which included the assumption of debt totaling $166,188,000 in 2007. These non-cash activities are appropriately not reflected in the accompanying statements of cash flows.

3.	Dispositions, Assets Held for Sale and Discontinued Operations

During the year ended December 31, 2009, we completed the sale of 36 properties and recognized $43,394,000 of net gains on sales. At December 31, 2009, we had one hospital, two skilled nursing facilities and seven medical office buildings that satisfied the requirements of held for sale treatment. We did not recognize any impairment loss on the skilled nursing facilities as the fair value less estimated costs to sell exceeded our carrying value. The fair value was estimated based on a third party offer to purchase. In determining the fair value of the medical office buildings and hospital, we used a combination of third party appraisals based on market comparable transactions, other market listings and asset quality as well as management calculations based on projected net operating income and published capitalization rates. Management’s estimates projected that the carrying value of the assets was greater than the estimated fair value and an impairment charge of $25,223,000 was recorded to reduce the properties

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to their estimated fair value less costs to sell. The following is a summary of our real property disposition activity for the periods presented (in thousands):

	Year Ended
	December 31, 2009			December 31, 2008			December 31, 2007
	Senior			Senior			Senior
	Housing	Medical		Housing	Medical		Housing
	and Care	Facilities	Totals	and Care	Facilities	Totals	and Care	Totals
Real property dispositions:
Independent living/CCRCs	$24,342		$24,342	$15,547		$15,547	$5,346	$5,346
Assisted living facilities	30,978		30,978	148,075		148,075	57,351	57,351
Skilled nursing facilities	45,835		45,835	6,290		6,290	18,107	18,107
Hospitals		$40,841	40,841		$8,735	8,735		0
Medical office buildings		44,717	44,717		6,781	6,781		0
Land parcels			0	73		73	3,073	3,073

Total dispositions	101,155	85,558	186,713	169,985	15,516	185,501	83,877	83,877
Adjusted for:
Gain/(loss) on sales	32,084	11,310	43,394	151,457	12,476	163,933	14,437	14,437
LandAmerica settlement			0	2,500		2,500		0
Other assets/(liabilities) disposal			0		(116)	(116)		0
Seller financing		(6,100)	(6,100)	(59,649)	(5,122)	(64,771)		0

Proceeds from real property sales	$133,239	$90,768	$224,007	$264,293	$22,754	$287,047	$98,314	$98,314

During the year ended December 31, 2008, we completed the sale of 29 properties to Emeritus Corporation for $299,413,000, consisting of $249,413,000 in cash proceeds and $50,000,000 of seller financing, and we recognized a gain on sale of $145,646,000. Total funds of $299,413,000 were held in escrow for use in an Internal Revenue Code Section 1031 exchange, of which $162,558,000 was utilized during the year ended December 31, 2008. We had retained LandAmerica 1031 Exchange Services, Inc. (“LES”) to act as a qualified intermediary. On November 26, 2008, LES and its parent, LandAmerica Financial Group, filed for bankruptcy protection. At that time, we had approximately $136,855,000 in two segregated escrow accounts (the “Exchange Funds”) held by Centennial Bank, an affiliate of LES. Although the terms of our agreements with LES required that the Exchange Funds be returned to us, the return of the Exchange Funds was stayed by the bankruptcy proceedings. On February 23, 2009, the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division, entered an order approving the stipulation and settlement agreement among LES, the unsecured creditors committees and us. Pursuant to the terms of that settlement agreement, the Exchange Funds plus $918,000 of interest were returned to us on February 23, 2009, and we made a settlement payment of $2,000,000 to the LES bankruptcy estate. In connection with these proceedings, we incurred approximately $500,000 in expenses. The settlement payment and expenses were recorded as reductions of gains on sales in 2008.

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During the nine months ended September 30, 2010, we sold 16 properties, including three medical facilities that were held for sale. At September 30, 2010, we had one senior housing facility and five medical facilities that satisfied the requirements for held for sale treatment. We have reclassified the income and expenses attributable to all properties sold prior to or held for sale at September 30, 2010 to discontinued operations. Expenses include an allocation of interest expense based on property carrying values and our weighted average cost of debt. The following illustrates the reclassification impact as a result of classifying properties as discontinued operations for the periods presented (in thousands):

	Year Ended December 31,
	2009	2008	2007
Revenues:
Rental income	$30,320	$56,195	$72,374
Other income	8,059	0	0
Expenses:
Interest expense	5,718	13,398	16,760
Property operating expenses	3,069	3,995	4,065
Depreciation and amortization	10,585	21,251	27,778

Income (loss) from discontinued operations, net	$19,007	$17,551	$23,771

4.	Real Estate Loans Receivable

The following is a summary of real estate loans receivable (in thousands):

	December 31,
	2009	2008

Mortgage loans	$74,517	$137,292
Other real estate loans	352,846	345,593

Totals	$427,363	$482,885

The following is a summary of our real estate loan activity for the periods presented (in thousands):

	Year Ended December 31,
	2009	2008	2007
	Amount	Amount	Amount

Advances on real estate loans receivable:
Investments in new loans	$20,036	$121,493	$205,770
Draws on existing loans	54,381	21,265	30,124

Total gross investments in real estate loans	74,417	142,758	235,894
Less: Seller financing on sales of real property	0	(59,649)	0

Net cash advances on real estate loans receivable	74,417	83,109	235,894
Receipts on real estate loans receivable:
Loan payoffs	93,856	8,815	42,028
Principal payments on loans	17,923	9,354	10,318

Total principal receipts on real estate loans	111,779	18,169	52,346

Net cash advances (receipts) on real estate loans receivable	$(37,362)	$64,940	$183,548

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a summary of mortgage loans at December 31, 2009:

Final	Number		Principal
Payment	of		Amount at	Carrying
Due	Loans	Payment Terms	Inception	Amount
			(In thousands)

2009	3	Monthly payments from $5,333 to $149,720,	$26,756	$11,450
		including interest from 9.63% to 19.26%
2010	3	Monthly payments from $15,633 to $113,740,	16,185	13,756
		including interest from 9.50% to 12.41%
2011	2	Monthly payments from $2,336 to $26,072,	3,150	3,317
		including interest from 12.10% to 19.26%
2012	3	Monthly payments from $26,278 to $76,514,	19,617	10,420
		including interest from 7.00% to 19.26%
2013	2	Monthly payments from $12,280 to $136,006,	22,300	25,626
		including interest from 3.55% to 7.60%
2015	2	Monthly payments from $18,802 to $41,828,	3,365	5,675
		including interest from 9.50% to 15.21%
2020	1	Monthly payments of $41,282,	4,500	4,273

		including interest of 10.65%
		Totals	$95,873	$74,517

5.	Allowance for Losses on Loans Receivable

The following is a summary of the allowance for losses on loans receivable (in thousands):

	Year Ended December 31,
	2009	2008	2007

Balance at beginning of year	$7,500	$7,406	$7,406
Provision for loan losses	23,261	94	0
Charge-offs	(25,578)	0	0

Balance at end of year	$5,183	$7,500	$7,406

As a result of our quarterly evaluations, we recorded $23,261,000 of provision for loan losses during the year ended December 31, 2009. This amount includes the write-off of loans totaling $25,578,000 primarily relating to certain early stage senior housing operators offset by a net reduction in the allowance for loan losses of $2,457,000.

The following is a summary of our loan impairments (in thousands):

	December 31,
	2009	2008	2007

Balance of impaired loans at year end	$67,126	$72,770	$799
Allowance for loan losses	5,183	7,500	7,406

Balance of impaired loans not reserved(1)	$61,943	$65,270	$0

Average impaired loans for the year	$69,948	$36,785	$5,664
Interest recognized on impaired loans(2)	530	3,288	0

(1)	At December 31, 2007, the allowance for losses on loans receivable exceeds the balance of impaired loans.

(2)	Represents interest recognized prior to placement on non-accrual status.

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Concentration of Risk

As of December 31, 2009, long-term care facilities, which include skilled nursing, independent living/continuing care retirement communities and assisted living facilities, comprised 66% (66% at December 31, 2008) of our real estate investments and were located in 39 states. The following table summarizes certain information about our customer concentration as of December 31, 2009 (dollars in thousands):

	Number of	Total	Percent of
	Properties	Investment	Investment(1)

Concentration by investment:
Senior Living Communities, LLC	10	$419,406	7%
Brookdale Senior Living, Inc	86	310,126	5%
Signature Healthcare LLC	32	270,775	5%
Emeritus Corporation	21	241,288	4%
Life Care Centers of America, Inc.	18	204,558	3%
Remaining portfolio	423	4,639,650	76%

Totals	590	$6,085,803	100%

(1)	Investments with top five customers comprised 25% of total investments at December 31, 2008.

7.	Borrowings Under Line of Credit Arrangement and Related Items

At December 31, 2009, we had an unsecured credit arrangement with a consortium of sixteen banks providing for a revolving line of credit in the amount of $1,150,000,000, which is scheduled to expire on August 5, 2011 (with the ability to extend for one year at our discretion if we are in compliance with all covenants). Borrowings under the agreement are subject to interest payable in periods no longer than three months at either the agent bank’s prime rate of interest or the applicable margin over LIBOR interest rate, at our option (0.84% at December 31, 2009). The applicable margin is based on our ratings with Moody’s Investors Service and Standard & Poor’s Ratings Services and was 0.6% at December 31, 2009. In addition, we pay a facility fee annually to each bank based on the bank’s commitment under the revolving credit facility. The facility fee depends on our ratings with Moody’s Investors Service and Standard & Poor’s Ratings Services and was 0.15% at December 31, 2009. We also pay an annual agent’s fee of $50,000. Principal is due upon expiration of the agreement.

The following information relates to aggregate borrowings under the unsecured lines of credit arrangements (dollars in thousands):

	Year Ended December 31,
	2009	2008	2007

Balance outstanding at December 31	$140,000	$570,000	$307,000
Maximum amount outstanding at any month end	$559,000	$744,000	$434,000
Average amount outstanding (total of daily principal balances divided by days in year)	$241,463	$500,561	$234,392
Weighted average interest rate (actual interest expense divided by average borrowings outstanding)	1.92%	3.77%	6.68%

8.	Senior Unsecured Notes and Secured Debt

We have $1,653,027,000 of senior unsecured notes with annual interest rates ranging from 4.75% to 8.00%. The carrying amounts of the senior unsecured notes represent the par value of $1,661,853,000 adjusted for any unamortized premiums or discounts and other basis adjustments related to hedging the debt with derivative

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

instruments. See Note 9 for further discussion regarding derivative instruments. During the year ended December 31, 2009, we completed the following senior unsecured notes extinguishments (in thousands):

Notes	Principal	Cash Paid	Gain/(Loss)

4.75% convertible notes due 2026	$5,000	$4,494	$446
4.75% convertible notes due 2027	5,000	4,312	594
8.0% notes due 2012	173,147	192,242	(20,309)

	$183,147	$201,048	$(19,269)

During the three months ended December 31 2006, we issued $345,000,000 of 4.75% senior unsecured convertible notes due December 2026, generating net proceeds of $337,517,000. The notes are convertible, in certain circumstances, into cash and, if applicable, shares of common stock at an initial conversion rate of 20.8833 shares per $1,000 principal amount of notes, which represents an initial conversion price of approximately $47.89 per share. In general, upon conversion, the holder of each note would receive, in respect of the conversion value of such note, cash up to the principal amount of such note and common stock for the note’s conversion value in excess of such principal amount. In addition, on each of December 1, 2011, December 1, 2016 and December 1, 2021, holders may require us to purchase all or a portion of their notes at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest. As of December 31, 2009, we had $340,000,000 of these notes outstanding.

In July 2007, we issued $400,000,000 of 4.75% senior unsecured convertible notes due July 2027, generating net proceeds of $388,943,000. The notes are convertible, in certain circumstances, into cash and, if applicable, shares of our common stock at an initial conversion rate of 20.0000 shares per $1,000 principal amount of notes, which represents an initial conversion price of approximately $50.00 per share. In general, upon conversion, the holder of each note would receive, in respect of the conversion value of such note, cash up to the principal amount of such note and common stock for the note’s conversion value in excess of such principal amount. In addition, on each of July 15, 2012, July 15, 2017 and July 15, 2022, holders may require us to purchase all or a portion of their notes at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest. As of December 31, 2009, we had $395,000,000 of these notes outstanding.

We have mortgage loans totaling $620,995,000, collateralized by owned properties, with annual interest rates ranging from 4.89% to 6.99%. The carrying amounts of the mortgages represent the par value of $623,046,000 adjusted for any unamortized fair value adjustments. The carrying values of the properties securing the mortgage loans totaled $901,013,000 at December 31, 2009. During the year ended December 31, 2009, we completed $276,277,000 of first mortgage loans secured by 31 senior housing properties with multiple levels of service and one commercial office campus. During the year ended December 31, 2009, we extinguished $81,715,000 of secured debt prior to maturity and recognized debt extinguishment losses of $5,838,000.

Our debt agreements contain various covenants, restrictions and events of default. Among other things, these provisions require us to maintain certain financial ratios and minimum net worth and impose certain limits on our ability to incur indebtedness, create liens and make investments or acquisitions. As of December 31, 2009, we were in compliance with all of the covenants under our debt agreements.

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2009, the annual principal payments on these debt obligations are as follows (in thousands):

	Senior	Secured
	Unsecured Notes(1)	Debt(1)	Totals

2010	$0	$12,204	$12,204
2011	0	12,883	12,883
2012	76,853	19,021	95,874
2013	300,000	67,787	367,787
2014	0	128,232	128,232
Thereafter	1,285,000	382,919	1,667,919

Totals	$1,661,853	$623,046	$2,284,899

(1)	Amounts above represent principal amounts due and do not include unamortized premiums/discounts or other fair value adjustments as reflected on the balance sheet.

9.	Derivative Instruments

We are exposed to various market risks, including the potential loss arising from adverse changes in interest rates. We may elect to use financial derivative instruments to hedge interest rate exposure. These decisions are principally based on our policy to manage the general trend in interest rates at the applicable dates and our perception of the future volatility of interest rates. Derivatives are recorded at fair market value on the balance sheet as assets or liabilities. The valuation of derivative instruments requires us to make estimates and judgments that affect the fair value of the instruments. Fair values for our derivatives are estimated by pricing models that consider forward yield curves and discount rates. Such amounts and the recognition of such amounts are subject to significant estimates that may change in the future.

The following is a summary of the fair value of our derivative instruments (dollars in thousands):

	Balance Sheet	Fair Value
	Location	Dec. 31, 2009	Dec. 31, 2008

Cash flow hedge interest rate swaps	Other liabilities	$2,381	$0

Cash Flow Hedges

For instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income (“OCI”), and reclassified into earnings in the same period, or periods, during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in earnings. Approximately $2,893,000 of losses, which are included in other comprehensive income, are expected to be reclassified into earnings in the next 12 months.

The following presents the impact of derivative instruments on the statement of operations and OCI for the year ended December 31, 2009 (dollars in thousands):

	Location	Amount

Gain (loss) on interest rate swap recognized in OCI (effective portion)	n/a	$(3,514)
Gain (loss) reclassified from AOCI into income (effective portion)	Interest expense	$971
Gain (loss) recognized in income (ineffective portion and
amount excluded from effectiveness testing)	Realized loss	$0

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On August 7, 2009, we entered into an interest rate swap (the “August 2009 Swap”) for a total notional amount of $52,198,000 to hedge seven years of interest payments associated with long-term LIBOR based borrowings. The August 2009 Swap has an effective date of August 12, 2009 and a maturity date of September 1, 2016. The August 2009 Swap has the economic effect of fixing $52,198,000 at 3.93% plus a credit spread for seven years. The August 2009 Swap has been designated as a cash flow hedge and we expect it to be highly effective at offsetting changes in cash flows of interest payments on $52,198,000 of long-term debt due to changes in the LIBOR swap rate.

On September 28, 2009, we entered into an interest rate swap (the “September 2009 Swap”) for a total notional amount of $48,155,000 to hedge seven years of interest payments associated with long-term LIBOR based borrowings. The September 2009 Swap has an effective date of September 30, 2009 and a maturity date of October 1, 2016. The September 2009 Swap has the economic effect of fixing $48,155,000 at 3.2675% plus a credit spread for seven years. The September 2009 Swap has been designated as a cash flow hedge and we expect it to be highly effective at offsetting changes in cash flows of interest payments on $48,155,000 of long-term debt due to changes in the LIBOR swap rate.

During the year ended December 31, 2008, we recognized a realized loss on derivatives of $23,393,000 related to forward-starting interest rate swaps that were in place to hedge future debt issuances when the timing of those issuances were revised.

Fair Value Hedges

For derivative instruments that are designated as a fair value hedge, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged risk are recognized in current earnings. There were no outstanding fair value hedges at December 31, 2009.

10.	Commitments and Contingencies

We have an outstanding letter of credit issued for the benefit of certain insurance companies that provide workers’ compensation insurance to one of our tenants. Our obligation to provide the letter of credit terminates in 2013. At December 31, 2009, our obligation under the letter of credit was $2,450,000.

We have an outstanding letter of credit issued for the benefit of certain insurance companies that provide liability insurance to one of our tenants. Our obligation to the tenant to provide the letter of credit terminates in 2013. At December 31, 2009, our obligation under the letter of credit was $1,000,000.

We have an outstanding letter of credit issued for the benefit of a village in Illinois that secures the completion and installation of certain public improvements by one of our tenants in connection with the development of a property. Our obligation to provide the letter of credit terminates in 2010. At December 31, 2009, our obligation under the letter of credit was $129,057.

At December 31, 2009, we had outstanding construction financings of $456,832,000 for leased properties and were committed to providing additional financing of approximately $213,945,000 to complete construction. At December 31, 2009, we had contingent purchase obligations totaling $10,320,000. These contingent purchase obligations primarily relate to deferred acquisition fundings and capital improvements. Deferred acquisition fundings are contingent upon an operator satisfying certain conditions such as payment coverage and value tests. Amounts due from the tenant are increased to reflect the additional investment in the property.

At December 31, 2009, we had operating lease obligations of $182,040,000 relating to certain ground leases and Company office space. We incurred rental expense relating to our Company office space of $1,138,000, $1,452,000 and $678,000 for the years ended December 31, 2009, 2008 and 2007, respectively. Regarding the property leases, we have sublease agreements with certain of our operators that require the operators to reimburse us for our monthly operating lease obligations. At December 31, 2009, aggregate future minimum rentals to be received under these noncancelable subleases totaled $33,071,000.

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2009, future minimum lease payments due under operating leases are as follows (in thousands):

2010	$4,603
2011	4,669
2012	4,349
2013	4,361
2014	4,383
Thereafter	159,675

Totals	$182,040

11.	Stockholders’ Equity

Preferred Stock

In July 2003, we closed a public offering of 4,000,000 shares of 7.875% Series D Cumulative Redeemable Preferred Stock. These shares have a liquidation value of $25.00 per share. Dividends are payable quarterly in arrears. The preferred stock, which has no stated maturity, may be redeemed by us at a redemption price of $25.00 per share, plus accrued and unpaid dividends on such shares to the redemption date, on or after July 9, 2008.

In September 2003, we issued 1,060,000 shares of 6% Series E Cumulative Convertible and Redeemable Preferred Stock as partial consideration for an acquisition of assets by the Company, with the shares valued at $26,500,000 for such purposes. The shares were issued to Southern Assisted Living, Inc. and certain of its stockholders without registration in reliance upon the federal statutory exemption of Section 4(2) of the Securities Act of 1933, as amended. The shares have a liquidation value of $25.00 per share. Dividends are payable quarterly in arrears. The preferred stock, which has no stated maturity, may be redeemed by us at a redemption price of $25.00 per share, plus accrued and unpaid dividends on such shares to the redemption date, on or after August 15, 2008. The preferred shares are convertible by the holder into common stock at a conversion price of $32.66 per share at any time. At December 31, 2009, there were 74,380 of such shares outstanding.

In September 2004, we closed a public offering of 7,000,000 shares of 7.625% Series F Cumulative Redeemable Preferred Stock. These shares have a liquidation value of $25.00 per share. Dividends are payable quarterly in arrears. The preferred stock, which has no stated maturity, may be redeemed by us at a redemption price of $25.00 per share, plus accrued and unpaid dividends on such shares to the redemption date, on or after September 14, 2009.

In conjunction with the acquisition of Windrose Medical Properties Trust in December 2006, we issued 2,100,000 shares of 7.5% Series G Cumulative Convertible Preferred Stock. These shares have a liquidation value of $25.00 per share and a book value of $29.58 per share. Dividends are payable quarterly in arrears. The preferred stock, which has no stated maturity, may be redeemed by us at a redemption price of $25.00 per share, plus accrued and unpaid dividends on such shares to the redemption date, on or after June 30, 2010. Each Series G Preferred Share is convertible by the holder into our common stock at a conversion price of $34.93, equivalent to a conversion rate of 0.7157 common shares per Series G Preferred Share. The Series G Preferred Shares require cumulative distributions. During the year ended December 31, 2007, certain holders of our Series G Preferred Stock converted 295,800 shares into 211,702 shares of our common stock, leaving 1,804,200 of such shares outstanding at December 31, 2007. During the year ended December 31, 2008, certain holders of our Series G Preferred Stock converted 1,362,887 shares into 975,397 shares of our common stock, leaving 441,313 of such shares outstanding at December 31, 2008. During the year ended December 31, 2009, certain holders of our Series G Preferred Stock converted 41,600 shares into 29,771 shares of our common stock, leaving 399,713 of such shares outstanding at December 31, 2009.

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Common Stock

The following is a summary of our common stock issuances for the years presented (dollars in thousands, except per share amounts):

Date Issued	Shares Issued	Average Price	Gross Proceeds	Net Proceeds

April 2007 public issuance	6,325,000	$44.01	$278,363	$265,294
December 2007 public issuance	3,500,000	42.14	147,490	147,139
2007 Dividend reinvestment plan issuances	1,626,000	41.81	67,985	67,985
2007 Option exercises	401,630	27.82	11,175	11,175

2007 Totals	11,852,630		$505,013	$491,593

March 2008 public issuance	3,000,000	$41.44	$124,320	$118,555
July 2008 public issuance	4,600,000	44.50	204,700	193,157
September 2008 public issuance	8,050,000	48.00	386,400	369,699
2008 Dividend reinvestment plan issuances	1,546,074	43.37	67,055	67,055
2008 Equity shelf program issuances	794,221	39.28	31,196	30,272
2008 Option exercises	118,895	29.83	3,547	3,547

2008 Totals	18,109,190		$817,218	$782,285

February 2009 public issuance	5,816,870	$36.85	$214,352	$210,880
September 2009 public issuance	9,200,000	40.40	371,680	356,554
2009 Dividend reinvestment plan issuances	1,499,497	37.22	55,818	55,818
2009 Equity shelf program issuances	1,952,600	40.69	79,447	77,605
2009 Option exercises	96,166	38.23	3,676	3,676

2009 Totals	18,565,133		$724,973	$704,533

Comprehensive Income

The following is a summary of accumulated other comprehensive income as of the dates indicated (in thousands):

	December 31, 2009	December 31, 2008

Unrecognized gains (losses) on cash flow hedges	$(1,907)	$635
Unrecognized gains (losses) on equity investments	(550)	(1,038)
Unrecognized actuarial gains (losses)	(434)	(710)

Totals	$(2,891)	$(1,113)

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a summary of comprehensive income for the periods indicated (in thousands):

	Year Ended December 31,
	2009	2008	2007

Unrecognized gains (losses) on cash flow hedges	$(2,542)	$7,829	$(7,194)
Unrecognized losses (gains) on equity investments	487	(846)	(192)
Unrecognized actuarial gains/(losses)	277	(715)	140

Total other comprehensive income	(1,778)	6,268	(7,246)
Net income attributable to controlling interests	193,269	283,299	138,355

Comprehensive income attributable to controlling interests	191,491	289,567	131,109
Net and comprehensive income attributable to noncontrolling interests	(342)	126	238

Total comprehensive income	$191,149	$289,693	$131,347

Other Equity

Other equity consists of accumulated option compensation expense which represents the amount of amortized compensation costs related to stock options awarded to employees and directors subsequent to January 1, 2003. Expense, which is recognized as the options vest based on the market value at the date of the award, totaled $1,629,000, $1,503,000 and $1,106,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

12.	Stock Incentive Plans

Our Amended and Restated 2005 Long-Term Incentive Plan authorizes up to 6,200,000 shares of common stock to be issued at the discretion of the Compensation Committee of the Board of Directors. The 2005 Plan replaced the 1995 Stock Incentive Plan and the Stock Plan for Non-Employee Directors. The options granted to officers and key employees under the 1995 Plan continue to vest through 2010 and expire ten years from the date of grant. Our non-employee directors, officers and key employees are eligible to participate in the 2005 Plan. The 2005 Plan allows for the issuance of, among other things, stock options, restricted stock, deferred stock units and dividend equivalent rights. Vesting periods for options, deferred stock units and restricted shares generally range from three years for non-employee directors to five years for officers and key employees. Options expire ten years from the date of grant. We granted 159,805, 161,101 and 272,057 restricted shares during 2009, 2008 and 2007, respectively, including 18,243, 14,504 and 10,717 deferred stock units to non-employee directors in 2009, 2008 and 2007, respectively.

Option Valuation Assumptions

The fair value of each option grant is estimated on the date of grant using a Black-Scholes-Merton option pricing model with the following weighted-average assumptions:

	2009	2008	2007

Dividend yield(1)	7.35%	6.47%	5.60%
Expected volatility	29.4%	20.5%	19.9%
Risk-free interest rate	2.33%	3.42%	4.74%
Expected life (in years)	7.0	6.5	5.0
Weighted-average fair value(1)	$4.38	$6.25	$8.31

(1)	Certain options granted to employees include dividend equivalent rights. The fair value of options with DERs also includes the net present value of projected future dividend payments over the expected life of the option discounted at the dividend yield rate.

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The dividend yield represented the dividend yield of our common stock on the dates of grant. Our computation of expected volatility was based on historical volatility. The risk-free interest rates used were the 7-year U.S. Treasury Notes yield on the date of grant for the 2009 and 2008 grants and the 5-year U.S. Treasury Notes yield on the date of grant for the 2007 grants. The expected life was based on historical experience of similar awards, giving consideration to the contractual terms, vesting schedules and expectations regarding future employee behavior.

Option Award Activity

The following table summarizes information about stock option activity for the periods indicated (shares in thousands):

	Year Ended December 31,
	2009		2008		2007
	Number	Weighted Average	Number	Weighted Average	Number	Weighted Average
Stock Options	of Shares	Exercise Price	of Shares	Exercise Price	of Shares	Exercise Price

Options at beginning of year	817	$38.29	637	$35.54	917	$30.79
Options granted	366	37.00	307	40.83	124	45.73
Options exercised	(96)	38.22	(119)	29.83	(402)	27.82
Options terminated	(25)	44.50	(8)	42.00	(2)	39.72

Options at end of year	1,062	$37.71	817	$38.29	637	$35.54

Options exercisable at end of year	388	$35.85	281	$33.94	256	$32.26
Weighted average fair value of options granted during the year		$4.38		$6.25		$8.31

The following table summarizes information about stock options outstanding at December 31, 2009 (options in thousands):

	Options Outstanding			Options Exercisable
			Weighted			Weighted
Range of Per		Weighted	Average		Weighted	Average
Share Exercise	Number	Average	Remaining	Number	Average	Remaining
Prices	Outstanding	Exercise Price	Contract Life	Exercisable	Exercise Price	Contract Life

$16-$20	8	$16.81	1.0	8	$16.81	1.0
$20-$30	62	25.62	3.7	62	25.62	3.7
$30-$40	641	36.68	8.3	215	36.28	5.9
$40 +	351	42.25	8.7	103	42.78	8.6

Totals	1,062	$37.71	8.1	388	$35.85	6.2

Aggregate intrinsic value	$7,161,000			$3,341,000

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying options and the quoted price of our common stock for the options that were in-the-money at December 31, 2009. During the years ended December 31, 2009, 2008 and 2007, the aggregate intrinsic value of options exercised under our stock incentive plans was $737,000, $2,042,000 and $6,600,000, respectively, determined as of the date of option exercise. Cash received from option exercises under our stock incentive plans for the years ended December 31, 2009, 2008 and 2007 was $3,676,000, $3,547,000 and $17,775,000, respectively.

As of December 31, 2009, there was approximately $1,717,000 of total unrecognized compensation cost related to unvested stock options granted under our stock incentive plans. That cost is expected to be recognized over a weighted average period of four years. As of December 31, 2009, there was approximately $6,492,000 of

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

total unrecognized compensation cost related to unvested restricted stock granted under our stock incentive plans. That cost is expected to be recognized over a weighted average period of three years.

The following table summarizes information about non-vested stock incentive awards as of December 31, 2009 and changes for the year ended December 31, 2009:

	Stock Options		Restricted Stock
	Number of	Weighted Average	Number of	Weighted Average
	Shares	Grant Date	Shares	Grant Date
	(000’s)	Fair Value	(000’s)	Fair Value

Non-vested at December 31, 2008	534	$6.98	443	$41.95
Vested	(220)	7.41	(196)	41.48
Granted	366	4.38	160	37.07
Terminated	(5)	6.14	(2)	40.65

Non-vested at December 31, 2009	675	$5.44	405	$40.26

We adopted the fair value-based method of accounting for share-based payments effective January 1, 2003 using the prospective method. Currently, we use the Black-Scholes-Merton option pricing model to estimate the value of stock option grants and expect to continue to use this acceptable option valuation model. We recognize compensation cost for share-based grants on a straight-line basis through the date the awards become fully vested or to the retirement eligible date, if sooner. Compensation cost totaled $9,633,000, $8,530,000 and $7,050,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

13.	Income Taxes and Distributions

To qualify as a real estate investment trust for federal income tax purposes, 90% of taxable income (including 100% of capital gains) must be distributed to stockholders. Real estate investment trusts that do not distribute a certain amount of current year taxable income in the current year are also subject to a 4% federal excise tax. The main differences between undistributed net income for federal income tax purposes and financial statement purposes are the recognition of straight-line rent for reporting purposes, differing useful lives and depreciation and amortization methods for real property and the provision for loan losses for reporting purposes versus bad debt expense for tax purposes. At December 31, 2009, we had U.S. federal tax losses of $18,616,000, as well as apportioned state tax losses of $17,297,000 available for carryforward. Valuation allowances have been provided for those items for which, based upon an assessment, it is more likely than not that some portion may not be realized. The U.S. federal and state tax loss carryforwards expire from 2010 through 2030.

Cash distributions paid to common stockholders, for federal income tax purposes, are as follows:

	Year Ended December 31,
	2009	2008	2007

Per Share:
Ordinary income	$1.9865	$1.6196	$1.8295
Return of capital	0.4864	0.8904	0.3596
1250 gains	0.2471	0.1900	0.0900

Totals	$2.7200	$2.7000	$2.2791

During the three months ended December 31, 2007, we recognized $3,900,000 of additional other income related to the payoff of a warrant equity investment. During the three months ended March 31, 2008, we determined that $1,325,000 of income taxes were due in connection with that investment gain.

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

	Year Ended December 31,
	2009	2008	2007

Numerator for basic and diluted earnings per share — net income attributable to common stockholders	$171,190	$260,098	$113,225

Denominator for basic earnings per share — weighted average shares	114,207	93,732	78,861
Effect of dilutive securities:
Employee stock options	0	82	150
Non-vested restricted shares	405	443	398
Convertible senior unsecured notes	0	52	0

Potentially dilutive common shares	405	577	548

Denominator for diluted earnings per share — adjusted weighted average shares	114,612	94,309	79,409

Basic earnings per share	$1.50	$2.77	$1.44

Diluted earnings per share	$1.49	$2.76	$1.43

The diluted earnings per share calculations exclude the dilutive effect of 351,000, 0 and 123,000 options for 2009, 2008 and 2007, respectively, because the exercise price was greater than the average market price. The Series E Cumulative Convertible and Redeemable Preferred Stock and the Series G Cumulative Convertible Preferred Stock were not included in the calculations for 2009, 2008 and 2007 as the effect of the conversions was anti-dilutive to income from continuing operations attributable to common stockholders (the “control number” as defined in U.S. GAAP). The $340,000,000 Convertible Senior Notes due December 2026 were not included in the calculation for 2009 and 2007 as the effect of the conversion was anti-dilutive. The $395,000,000 Convertible Senior Notes due July 2027 were not included in the calculation for 2009, 2008 and 2007 as the effect of the conversion was anti-dilutive.

We adopted FASB authoritative guidance on determining whether instruments granted in share-based payment transactions are participating securities, effective January 1, 2009, which required retrospective application. The guidance clarifies that instruments granted in share-based payment transactions that are considered to be participating securities prior to vesting should be included in the earnings allocation under the two-class method of calculating earnings per share. We determined that our restricted shares granted under our long-term incentive plans are participating securities because the restricted shares participate in non-forfeitable dividends prior to vesting. Applying the guidance did not have an impact on the amounts for any period presented.

15.	Disclosure about Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Mortgage Loans and Other Real Estate Loans Receivable — The fair value of mortgage loans and other real estate loans receivable is generally estimated by discounting the estimated future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents — The carrying amount approximates fair value.

Equity Investments — Available-for-sale investments are recorded at their fair market value. Other equity investments are recorded at cost which approximates fair value.

Borrowings Under Unsecured Lines of Credit Arrangements — The carrying amount of the unsecured line of credit arrangement approximates fair value because the borrowings are interest rate adjustable.

Senior Unsecured Notes — The fair value of the senior unsecured notes payable was estimated based on publicly available trading prices.

Secured Debt — The fair value of fixed rate secured debt is estimated by discounting the estimated future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying amount of variable rate secured debt approximates fair value because the borrowings are interest rate adjustable.

Interest Rate Swap Agreements — Interest rate swap agreements, if any, are recorded as assets or liabilities on the balance sheet at fair market value. Fair market value is estimated by utilizing pricing models that consider forward yield curves and discount rates.

The carrying amounts and estimated fair values of our financial instruments are as follows (in thousands):

	December 31,2009		December 31, 2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial Assets:
Mortgage loans receivable	$74,517	$74,765	$137,292	$143,285
Other real estate loans receivable	352,846	354,429	345,593	302,584
Equity investments	5,816	5,816	1,030	1,030
Cash and cash equivalents	35,476	35,476	23,370	23,370
Financial Liabilities:
Borrowings under unsecured lines of credit arrangements	$140,000	$140,000	$570,000	$570,000
Senior unsecured notes	1,653,027	1,762,129	1,831,151	1,605,770
Secured debt	620,995	623,266	446,525	452,262
Interest rate swap agreements	2,381	2,381	n/a	n/a

U.S. GAAP provides authoritative guidance for measuring and disclosing fair value measurements of assets and liabilities. The guidance for financial assets and liabilities was previously adopted as the standard for those assets and liabilities as of January 1, 2008. Additional guidance for non-financial assets and liabilities is effective for fiscal years beginning after November 15, 2008, and was adopted as the standard for those assets and liabilities as of January 1, 2009. The impact of adoption was not significant. The guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance describes three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Interest

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

rate swap agreements are valued using models that assume a hypothetical transaction to sell the asset or transfer the liability in the principal market for the asset or liability based on market data derived from interest rates and yield curves observable at commonly quoted intervals, volatilities, prepayment timing, loss severities, credit risks and default rates.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The market approach is utilized to measure fair value for our financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

	Fair Value Measurements as of
	December 31, 2009
	Total	Level 1	Level 2	Level 3
	(In thousands)

Equity investments(1)	$1,049	$1,049	$0	$0
Assets-held-for sale(2)	20,588	0	20,588	0
Interest rate swap agreements(3)	(2,381)	0	(2,381)	0

Totals	$19,256	$1,049	$18,207	$0

(1)	Unrealized gains or losses on equity investments are recorded in accumulated other comprehensive income (loss) at each measurement date.

(2)	Please see Note 3 for additional information.

(3)	Please see Note 9 for additional information.

16.	Retirement Arrangements

Under the retirement plan and trust (the “401(k) Plan”), eligible employees may make contributions, and we may make matching contributions and a profit sharing contribution. Our contributions to the 401(k) Plan totaled $1,201,000, $1,013,000 and $441,000 in 2009, 2008 and 2007, respectively.

We have a Supplemental Executive Retirement Plan (“SERP”), a non-qualified defined benefit pension plan, which provides one executive officer with supplemental deferred retirement benefits. The SERP provides an opportunity for participants to receive retirement benefits that cannot be paid under our tax-qualified plans because of the restrictions imposed by ERISA and the Internal Revenue Code of 1986, as amended. Benefits are based on compensation and length of service and the SERP is unfunded. No contributions by the Company are anticipated for the 2010 fiscal year. Benefit payments are expected to total $4,758,000 during the next five fiscal years and no benefit payments are expected to occur during the succeeding five fiscal years. We use a December 31 measurement date for the SERP. The accrued liability on our balance sheet for the SERP was $3,287,000 at December 31, 2009 ($3,109,000 at December 31, 2008).

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables provide a reconciliation of the changes in the SERP’s benefit obligations and a statement of the funded status for the periods indicated (in thousands):

	Year Ended December 31,
	2009	2008

Reconciliation of benefit obligation:
Obligation at January 1	$3,109	$1,915
Service cost	389	364
Interest cost	164	115
Actuarial (gain)/loss	434	715
Benefit payments	(29)	0
Curtailments	(780)	0

Obligation at December 31	$3,287	$3,109

	December 31
	2009	2008

Funded status:
Funded status at December 31	$(3,287)	$(3,109)
Unrecognized (gain)/loss	0	0

Prepaid/(accrued) benefit cost	$(3,287)	$(3,109)

The following table shows the components of net periodic benefit costs for the periods indicated (in thousands):

	Year Ended
	December 31,
	2009	2008

Service cost	$389	$364
Interest cost	164	115
Curtailment income	(87)	0
Net actuarial loss	16	0

Net periodic benefit cost	$482	$479

The following table provides information for the SERP, which has an accumulated benefit in excess of plan assets (in thousands):

	December 31
	2009	2008

Projected benefit obligation	$3,287	$3,109
Accumulated benefit obligation	2,956	2,026
Fair value of assets	n/a	n/a

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table reflects the weighted-average assumptions used to determine the benefit obligations and net periodic benefit cost for the SERP:

	Benefit
	Obligations		Net Periodic Benefit Cost
	December 31		Year Ended December 31,
	2009	2008	2009	2008

Discount rate	3.50%	6.25%	6.25%	6.00%
Rate of compensation increase	4.50%	4.50%	4.50%	4.25%
Expected long-term return on plan assets	n/a	n/a	n/a	n/a

17.	Supplemental Cash Flow Information

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Supplemental cash flow information — interest paid	$143,697	$156,914	$140,166
Supplemental cash flow information — taxes paid	854	1,789	238
Supplemental schedule of non-cash activities:
Assets and liabilities assumed from real property acquisitions:
Secured debt	$0	$0	$19,731
Other liabilities	0	1,899	3,597
Other assets	0	0	712
Assets and liabilities assumed from business combinations:
Real estate investments	$0	$0	$285,302
Other assets acquired	0	0	10,050
Secured debt	0	0	146,457
Liability to subsidiary trust issuing preferred securities	0	0	0
Other liabilities	0	0	6,932
Noncontrolling interests	0	0	0
Issuance of common stock	0	0	0
Issuance of preferred stock	0	0	0

18.	Segment Reporting

     We invest in senior housing and health care real estate. We evaluate our business and make resource allocations on our two business segments — senior housing and care and medical facilities. Our primary senior housing and care property types include senior housing facilities (assisted living facilities and independent living/continuing care retirement communities) and skilled nursing facilities. Under the senior housing and care segment, we invest in senior housing and health care real estate through acquisition and financing of primarily single tenant properties. Properties acquired are primarily leased under triple-net leases and we are not involved in the management of the property. Our primary medical facility property types include medical office buildings and hospitals. Our hospital investments are structured similar to our senior housing and care investments. Our medical office buildings are primarily self-managed and consist of health care related properties acquired or developed for the medical profession. The medical office building leases have lease terms that typically include fixed increasers and operating expense reimbursement. Our properties include stand-alone facilities that provide one level of service, combination facilities that provide multiple levels of service, and communities or campuses that provide a wide range of services. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 1 to our audited consolidated financial statements. There are no intersegment sales or transfers. We evaluate performance based upon net operating income of the combined properties in each segment.

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Non-segment revenue consists mainly of interest income on non-real estate investments and other income. Non-segment assets consist of corporate assets including cash, deferred loan expenses and corporate office equipment among others. Non-property specific revenues and expenses are not allocated to individual segments in determining net operating income.

Summary information for the reportable segments is as follows (in thousands):

					Property	Net	Real Estate
	Rental	Interest	Other	Total	Operating	Operating	Depreciation/	Interest	Total
	Income(1)	Income	Income(1)	Revenues	Expenses(1)	Income(2)	Amortization(1)	Expense(1)	Assets
Year ended December 31, 2009:
Senior housing and care	$358,109	$35,945	$5,309	$399,363	$0	$399,363	$101,300	$12,622	$4,135,065
Medical facilities	181,802	4,940	9,368	196,110	48,965	147,145	63,623	20,584	2,140,044
Non-segment/corporate	0	0	1,170	1,170	0	1,170	0	76,566	92,077

	$539,911	$40,885	$15,847	$596,643	$48,965	$547,678	$164,923	$109,772	$6,367,186

					Property	Net	Real Estate
	Rental	Interest	Other	Total	Operating	Operating	Depreciation/	Interest	Total
	Income(1)	Income	Income	Revenues	Expenses(1)	Income(2)	Amortization(1)	Expense(1)	Assets
Year ended December 31, 2008:
Senior housing and care	$345,053	$35,143	$5,994	$386,190	$0	$386,190	$98,675	$7,176	$4,098,857
Medical facilities	177,128	4,920	2,835	184,883	46,629	138,254	64,370	21,828	2,049,236
Non-segment/corporate	0	0	1,692	1,692	0	1,692	0	112,055	66,938

	$522,181	$40,063	$10,521	$572,765	$46,629	$526,136	$163,045	$141,059	$6,215,031

					Property	Net	Real Estate
	Rental	Interest	Other	Total	Operating	Operating	Depreciation/	Interest
	Income(1)	Income	Income	Revenues	Expenses(1)	Income(2)	Amortization(1)	Expense(1)
Year ended December 31, 2007:
Senior housing and care	$319,265	$21,709	$6,245	$347,219	$0	$347,219	$94,473	$8,763
Medical facilities	138,032	4,114	2,262	144,408	37,475	106,933	55,153	23,278
Non-segment/corporate	0	0	1,528	1,528	0	1,528	0	113,285

	$457,297	$25,823	$10,035	$493,155	$37,475	$455,680	$149,626	$145,326

(1)	Includes amounts from discontinued operations.

(2)	Net operating income (“NOI”) is used to evaluate the operating performance of our properties. We define NOI as total revenues, including tenant reimbursements, less property level operating expenses, which exclude depreciation and amortization, general and administrative expenses, impairments and interest expense. We believe NOI provides investors relevant and useful information because it measures the operating performance of our properties at the property level on an unleveraged basis. We use NOI to make decisions about resource allocations and to assess the property level performance of our properties.

19.	Quarterly Results of Operations (Unaudited)

The following is a summary of our unaudited quarterly results of operations for the years ended December 31, 2009 and 2008 (in thousands, except per share data). The sum of individual quarterly amounts may not agree to the annual amounts per the consolidated statements of income due to rounding.

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2009
	1st Quarter	2nd Quarter	3rd Quarter(2)	4th Quarter
Revenues — as reported	$144,328	$141,686	$145,098	$147,261
Discontinued operations	(7,609)	(4,774)	(4,954)	(2,772)

Revenues — as adjusted(1)	$136,719	$136,912	$140,144	$144,489

Net income attributable to common stockholders	$61,119	$59,240	$19,130	$31,700

Net income attributable to common stockholders per share:
Basic	$0.56	$0.53	$0.17	$0.26
Diluted	0.56	0.53	0.17	0.26

	Year Ended December 31, 2008
	1st Quarter	2nd Quarter(3)	3rd Quarter	4th Quarter(4)
Revenues — as reported	$135,852	$135,888	$145,096	$147,123
Discontinued operations	(16,669)	(11,452)	(10,666)	(8,603)

Revenues — as adjusted(1)	$119,183	$124,436	$134,430	$138,520

Net income attributable to common stockholders	$29,249	$155,410	$53,589	$21,849

Net income attributable to common stockholders per share:
Basic	$0.34	$1.74	$0.56	$0.21
Diluted	0.34	1.73	0.55	0.21

(1)	We have reclassified the income attributable to the properties sold subsequent to January 1, 2002 and attributable to the properties held for sale at September 30, 2010 to discontinued operations. See Note 3.

(2)	The decreases in net income and amounts per share are primarily attributable to losses on extinguishment of debt ($26,374,000).

(3)	The increases in net income and amounts per share are primarily attributable to gains on sales of real property ($118,168,000).

(4)	The decreases in net income and amounts per share are primarily attributable to impairment charges ($32,648,000) and realized loss on derivatives ($23,393,000) offset by gains on sales of real property ($33,120,000).

20.	Subsequent Events

We have evaluated subsequent events for recognition or disclosure through the time we filed this Annual Report on Form 10-K with the SEC on February 26, 2010 and noted no events requiring disclosure.

21.	Retrospective Application of New Accounting Standards

We adopted FASB Accounting Standards Codification (“ASC”) topic for Noncontrolling Interests in Consolidated Financial Statements (“Noncontrolling Interest Guidance”) and ASC topic for Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“Convertible Debt Guidance”), effective January 1, 2009, each of which required retrospective application. Noncontrolling Interest Guidance changed the accounting and reporting for minority interests, which have been re-characterized as noncontrolling interests and classified as a component of equity. Convertible Debt Guidance provides guidance on accounting for convertible debt that may be settled in cash upon conversion. It requires bifurcation of the convertible debt instrument into a debt component and an equity component. The value of the debt component

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

is based upon the estimated fair value of a similar debt instrument without the conversion feature. The difference between the contractual principal on the debt and the value allocated to the debt is recorded as an equity component and represents the conversion feature of the instrument. The excess of the contractual principal amount of the debt over its estimated fair value is amortized to interest expense using the effective interest method over the period used to estimate the fair value. The following tables illustrate the retrospective restatement of our previously reported consolidated balance sheet amounts adjusted for certain balance sheet reclassifications to reflect the application of the new guidance for the periods indicated (in thousands):

	As of December 31, 2008
		Convertible	Noncontrolling
	As Previously	Debt	Interests	As
	Reported	Adjustment	Adjustment	Adjusted

Liabilities:
Borrowings under unsecured lines of credit arrangements	$570,000			$570,000
Senior unsecured notes	1,847,247	$(16,096)		1,831,151
Secured debt	446,525			446,525
Accrued expenses and other liabilities	129,070			129,070

Total liabilities	2,992,842	(16,096)	$0	2,976,746
Minority interests	10,603		(10,603)	0
Equity:
Preferred stock, $1.00 par value	289,929			289,929
Common stock, $1.00 par value	104,635			104,635
Capital in excess of par value	3,180,628	24,062		3,204,690
Treasury stock	(5,145)			(5,145)
Cumulative net income	1,362,366	(7,966)		1,354,400
Cumulative dividends	(1,723,819)			(1,723,819)
Accumulated other comprehensive income	(1,113)			(1,113)
Other equity	4,105			4,105

Total Health Care REIT, Inc. stockholders’ equity	3,211,586	16,096	0	3,227,682
Noncontrolling interests	0		10,603	10,603

Total equity	3,211,586	16,096	10,603	3,238,285

Total liabilities and equity	$6,215,031	$0	$0	$6,215,031

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables illustrate the retrospective restatement of our previously reported consolidated statements of income amounts to reflect the application of the aforementioned new guidance as well as discontinued operations reclassifications for the periods indicated (amounts in thousands, except per share amounts):

	Year Ended December 31, 2008
		Convertible	Noncontrolling	Discontinued
	As Previously	Debt	Interests	Operations	As
	Reported	Adjustment	Adjustment	Adjustment	Adjusted
Revenues:
Rental income	$500,630	$0	$0	$(34,644)	$465,986
Interest income	40,063				40,063
Other income	10,521				10,521

	551,214	0	0	(34,644)	516,570
Expenses:
Interest and loan expenses	130,813	4,812		(7,964)	127,661
Property operating expenses	43,990			(1,356)	42,634
Depreciation and amortization	156,154			(14,360)	141,794
General and administrative	47,193				47,193
Realized loss on derivatives	23,393				23,393
Loss (gain) on extinguishment of debt	(2,094)				(2,094)
Provision for loan losses	94				94

	399,543	4,812	0	(23,680)	380,675

Income from continuing operations before income taxes and minority interests	151,671	(4,812)	0	(10,964)	135,895
Income tax (expense) benefit	(1,306)				(1,306)

Income before minority interests	150,365	(4,812)	0	(10,964)	134,589
Minority interests	(126)		126		0

Income from continuing operations	150,239	(4,812)	126	(10,964)	134,589
Discontinued operations:
Gain (loss) on sales of properties	163,933				163,933
Impairment of assets	(32,648)				(32,648)
Income from discontinued operations, net	6,587			10,964	17,551

	137,872	0	0	10,964	148,836

Net income	288,111	(4,812)	126	0	283,425
Less: Preferred stock dividends	23,201				23,201
Net income attributable to noncontrolling interests	0		126		126

Net income attributable to common stockholders	$264,910	$(4,812)	$0	$0	$260,098

Average number of common shares outstanding:
Basic	93,732	93,732	93,732	93,732	93,732
Diluted	94,309	94,309	94,309	94,309	94,309
Earnings per share:
Basic:
Income from continuing operations attributable to common stockholders	$1.36	$(0.05)	$0.00	$(0.12)	$1.19
Discontinued operations, net	1.47	0.00	0.00	0.12	1.59

Net income attributable to common stockholders	$2.83	$(0.05)	$0.00	$0.00	$2.77

Diluted:
Income from continuing operations attributable to common stockholders	$1.35	$(0.05)	$0.00	$(0.12)	$1.18
Discontinued operations, net	1.46	0.00	0.00	0.12	1.58

Net income attributable to common stockholders	$2.81	$(0.05)	$0.00	$0.00	$2.76

HEALTH CARE REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2007
		Convertible	Noncontrolling	Discontinued
	As Previously	Debt	Interests	Operations	As
	Reported	Adjustment	Adjustment	Adjustment	Adjusted
Revenues:
Rental income	$417,673	$0	$0	$(32,750)	$384,923
Interest income	25,823				25,823
Other income	10,035				10,035

	453,531	0	0	(32,750)	420,781
Expenses:
Interest expense	131,893	3,047		(6,374)	128,566
Property operating expenses	34,707			(1,297)	33,410
Depreciation and amortization	135,224			(13,376)	121,848
General and administrative	37,465				37,465
Realized loss on derivatives	0				0
Loss (gain) on extinguishment of debt	(1,081)				(1,081)

	338,208	3,047	0	(21,047)	320,208

Income from continuing operations before income taxes and minority interests	115,323	(3,047)	0	(11,703)	100,573
Income tax (expense) benefit	(188)				(188)

Income before minority interests	115,135	(3,047)	0	(11,703)	100,385
Minority interests	(238)		238		0

Income from continuing operations	114,897	(3,047)	238	(11,703)	100,385
Discontinued operations:
Gain (loss) on sales of properties	14,437				14,437
Income from discontinued operations, net	12,068			11,703	23,771

	26,505	0	0	11,703	38,208

Net income	141,402	(3,047)	238	0	138,593
Less: Preferred stock dividends	25,130				25,130
Net income attributable to noncontrolling interests	0		238		238

Net income attributable to common stockholders	$116,272	$(3,047)	$0	$0	$113,225

Average number of common shares outstanding:
Basic	78,861	78,861	78,861	78,861	78,861
Diluted	79,409	79,409	79,409	79,409	79,409
Earnings per share:
Basic:
Income from continuing operations attributable to common stockholders	$1.14	$(0.04)	$0.00	$(0.15)	$0.95
Discontinued operations, net	0.34	0.00	0.00	0.15	0.48

Net income attributable to common stockholders	$1.47	$(0.04)	$0.00	$0.00	$1.44

Diluted:
Income from continuing operations attributable to common stockholders	$1.13	$(0.04)	$0.00	$(0.15)	$0.94
Discontinued operations, net	0.33	0.00	0.00	0.15	0.48

Net income attributable to common stockholders	$1.46	$(0.04)	$0.00	$0.00	$1.43

HEALTH CARE REIT, INC.

SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2009

					Gross Amount at Which
		Initial Cost to Company		Cost Capitalized	Carried at Close of Period
			Buildings &	Subsequent to		Buildings &	Accumulated	Year	Year
Description	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Depreciation	Acquired	Built
	(Dollars in thousands)

Assisted Living Facilities:
Asheboro, NC	$0	$290	$5,032	$165	$290	$5,197	$901	2003	1998
Asheville, NC	0	204	3,489	0	204	3,489	1,105	1999	1999
Asheville, NC	0	280	1,955	351	280	2,306	451	2003	1992
Austin, TX(9)	20,052	880	9,520	0	880	9,520	2,968	1999	1998
Azusa, CA	0	570	3,141	5,936	570	9,077	809	1998	1988
Bartlesville, OK	0	100	1,380	0	100	1,380	537	1996	1995
Bellevue, WI	0	1,740	18,260	571	1,740	18,831	1,706	2006	2004
Bethel Park, PA	0	1,700	16,455	0	1,700	16,455	338	2007	2009
Bradenton, FL	0	252	3,298	0	252	3,298	1,301	1996	1995
Bremerton, WA	0	390	2,210	144	390	2,354	180	2006	1999
Burlington, NC	0	280	4,297	707	280	5,004	858	2003	2000
Burlington, NC	0	460	5,467	0	460	5,467	966	2003	1997
Butte, MT	0	550	3,957	43	550	4,000	1,001	1998	1999
Canton, OH	0	300	2,098	0	300	2,098	661	1998	1998
Cape Coral, FL	0	530	3,281	0	530	3,281	713	2002	2000
Cary, NC	0	1,500	4,350	986	1,500	5,336	1,533	1998	1996
Cedar Hill, TX	0	171	1,490	0	171	1,490	562	1997	1996
Chapel Hill, NC	0	354	2,646	783	354	3,429	694	2002	1997
Chelmsford, MA(11)	13,102	1,040	10,951	0	1,040	10,951	1,815	2003	1997
Chickasha, OK	0	85	1,395	0	85	1,395	537	1996	1996
Claremore, OK	0	155	1,428	0	155	1,428	530	1996	1996
Clarksville, TN	0	330	2,292	0	330	2,292	715	1998	1998
Cleburne, TX(10)	5,999	520	5,369	0	520	5,369	364	2006	2007
Columbia, TN	0	341	2,295	0	341	2,295	722	1999	1999
Concord, NC	0	550	3,921	55	550	3,976	778	2003	1997
Crystal Lake, IL	0	840	7,290	0	840	7,290	253	2007	2008
Danville, VA	0	410	3,954	722	410	4,676	836	2003	1998
Davenport, IA	0	1,403	35,893	0	1,403	35,893	80	2006	2009
Dayton, OH	0	690	2,970	1,428	690	4,398	1,535	2003	1994
DeForest, WI	0	250	5,350	354	250	5,704	390	2007	2006
Desoto, TX	0	205	1,383	0	205	1,383	507	1996	1996
Duncan, OK	0	103	1,347	0	103	1,347	514	1995	1996
Durham, NC	0	1,476	10,659	2,196	1,476	12,855	6,362	1997	1999
Eden, NC(1)	2,822	390	4,877	0	390	4,877	881	2003	1998
Edmond, OK	0	175	1,564	0	175	1,564	587	1995	1996
Elizabeth City, NC	0	200	2,760	2,011	200	4,771	1,222	1998	1999
Encinitas, CA	0	1,460	7,721	0	1,460	7,721	2,114	2000	2000
Enid, OK	0	90	1,390	0	90	1,390	541	1995	1995
Everett, WA	0	1,400	5,476	0	1,400	5,476	1,616	1999	1999
Fairfield, CA	0	1,460	14,040	0	1,460	14,040	3,109	2002	1998
Fairhaven, MA	0	770	6,230	0	770	6,230	951	2004	1999
Fayetteville, NY	0	410	3,962	500	410	4,462	949	2001	1997
Findlay, OH	0	200	1,800	0	200	1,800	634	1997	1997
Florence, NJ	0	300	2,978	0	300	2,978	643	2002	1999
Forest City, NC	0	320	4,497	0	320	4,497	818	2003	1999

Fredericksburg, VA(3)	6,571	1,000	20,000	303	1,000	20,303	2,508	2005	1999
Gastonia, NC	0	470	6,129	0	470	6,129	1,075	2003	1998
Gastonia, NC	0	310	3,096	22	310	3,118	586	2003	1994
Gastonia, NC	0	400	5,029	120	400	5,149	905	2003	1996
Georgetown, TX	0	200	2,100	0	200	2,100	725	1997	1997
Greenfield, WI	0	600	6,626	328	600	6,954	434	2006	2006
Greensboro, NC	0	330	2,970	554	330	3,524	645	2003	1996
Greensboro, NC	0	560	5,507	1,013	560	6,520	1,184	2003	1997
Greenville, NC	0	290	4,393	168	290	4,561	791	2003	1998
Greenville, SC(1)	3,093	310	4,750	0	310	4,750	734	2004	1997
Hamden, CT	0	1,470	4,530	0	1,470	4,530	1,165	2002	1998
Hamilton, NJ	0	440	4,469	0	440	4,469	967	2001	1998
Harleysville, PA	0	960	11,355	0	960	11,355	178	2008	2009
Hemet, CA	0	870	3,405	0	870	3,405	239	2007	1996
Henderson, NV	0	380	9,220	65	380	9,285	2,693	1998	1998
Henderson, NV	0	380	4,360	41	380	4,401	1,085	1999	2000
Hickory, NC	0	290	987	232	290	1,219	299	2003	1994

					Gross Amount at Which
		Initial Cost to Company		Cost Capitalized	Carried at Close of Period
			Buildings &	Subsequent to		Buildings &	Accumulated	Year	Year
Description	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Depreciation	Acquired	Built
	(Dollars in thousands)

High Point, NC	$0	$560	$4,443	$793	$560	$5,236	$940	2003	2000
High Point, NC	0	370	2,185	410	370	2,595	499	2003	1999
High Point, NC	0	330	3,395	28	330	3,423	620	2003	1994
High Point, NC	0	430	4,143	0	430	4,143	744	2003	1998
Highlands Ranch, CO	0	940	3,721	0	940	3,721	816	2002	1999
Hopedale, MA	0	130	8,170	0	130	8,170	1,067	2005	1999
Houston, TX	0	360	2,640	0	360	2,640	561	2002	1999
Houston, TX	0	360	2,640	0	360	2,640	555	2002	1999
Hutchinson, KS(11)	10,673	600	10,590	0	600	10,590	1,473	2004	1997
Irving, TX	0	1,030	6,823	267	1,030	7,090	239	2007	2008
Jonesboro, GA	0	460	1,304	0	460	1,304	243	2003	1992
Kalispell, MT	0	360	3,282	0	360	3,282	1,009	1998	1998
Kenner, LA	0	1,100	10,036	125	1,100	10,161	5,079	1998	2000
Kenosha, WI	0	1,500	9,139	0	1,500	9,139	227	2007	2009
Kent, WA	0	940	20,318	10,381	940	30,699	1,223	2007	2000
Kirkland, WA(11)	4,979	1,880	4,315	0	1,880	4,315	761	2003	1996
Lake Havasu City, AZ	0	450	4,223	0	450	4,223	1,226	1998	1999
Lake Havasu City, AZ	0	110	2,244	136	110	2,380	732	1998	1994
Lecanto, FL(11)	4,211	200	6,900	0	200	6,900	1,022	2004	1986
Lenoir, NC	0	190	3,748	641	190	4,389	784	2003	1998
Lexington, NC	0	200	3,900	1,015	200	4,915	972	2002	1997
Longview, TX(10)	7,339	610	5,520	0	610	5,520	385	2006	2007
Manassas, VA(11)	7,904	750	7,446	0	750	7,446	1,256	2003	1996
Mansfield, TX(10)	5,272	660	5,251	0	660	5,251	370	2006	2007
Margate, FL	0	500	7,303	2,459	500	9,762	6,016	1998	1972
Martinsville, VA	0	349	0	0	349	0	0	2003
Marysville, CA	0	450	4,172	44	450	4,216	1,059	1998	1999
Matthews, NC(1)	3,527	560	4,738	0	560	4,738	884	2003	1998
McHenry, IL	0	1,632	0	0	1,632	0	0	2006
McHenry, IL	0	3,550	15,300	6,718	3,550	22,018	1,390	2006	2004
Menomonee Falls, WI	0	1,020	6,984	0	1,020	6,984	420	2006	2007
Middleburg Heights, OH	0	960	7,780	0	960	7,780	1,104	2004	1998
Middleton, WI	0	420	4,006	600	420	4,606	869	2001	1991
Midwest City, OK	0	95	1,385	0	95	1,385	539	1996	1995
Missoula, MT(2)	6,048	550	7,490	0	550	7,490	878	2005	1998
Monroe, NC	0	470	3,681	648	470	4,329	793	2003	2001
Monroe, NC	0	310	4,799	857	310	5,656	976	2003	2000
Monroe, NC	0	450	4,021	114	450	4,135	752	2003	1997
Morehead City, NC	0	200	3,104	1,648	200	4,752	1,209	1999	1999
Mt. Vernon, WA	0	400	2,200	156	400	2,356	186	2006	2001
Nacogdoches, TX(10)	6,245	390	5,754	0	390	5,754	390	2006	2007
Nashville, TN	0	4,910	29,590	0	4,910	29,590	1,191	2008	2007
New York, NY	0	1,440	21,460	975	1,440	22,435	1,702	2006	1959
Newark, DE(11)	14,473	560	21,220	0	560	21,220	2,900	2004	1998
Newburyport, MA	0	960	8,290	0	960	8,290	1,750	2002	1999
Norman, OK	0	55	1,484	0	55	1,484	657	1995	1995
North Augusta, SC	0	332	2,558	0	332	2,558	792	1999	1998
North Miami Beach, FL	0	300	5,709	2,006	300	7,715	4,653	1998	1987
North Oklahoma City, OK	0	87	1,508	0	87	1,508	553	1996	1996
Ocala, FL	0	1,340	10,564	0	1,340	10,564	75	2008	2009
Ogden, UT(11)	7,411	360	6,700	0	360	6,700	961	2004	1998
Oklahoma City, OK	0	130	1,350	0	130	1,350	516	1995	1996
Oklahoma City, OK	0	220	2,943	0	220	2,943	860	1999	1999
Oklahoma City, OK	0	590	7,513	0	590	7,513	311	2007	2008
Oklahoma City, OK	0	760	7,017	0	760	7,017	154	2007	2009
Oneonta, NY	0	80	5,020	0	80	5,020	297	2007	1996
Oshkosh, WI	0	900	3,800	3,687	900	7,487	672	2006	2005
Oswego, IL	0	900	8,047	0	900	8,047	281	2006	2008
Owasso, OK	0	215	1,380	0	215	1,380	512	1996	1996
Palestine, TX	0	173	1,410	0	173	1,410	524	1996	1996
Palestine, TX	0	180	4,320	1,300	180	5,620	424	2006	2005
Paris, TX(10)	6,527	490	5,452	0	490	5,452	1,150	2005	2006
Paso Robles, CA	0	1,770	8,630	0	1,770	8,630	1,898	2002	1998
Pinehurst, NC	0	290	2,690	484	290	3,174	602	2003	1998
Piqua, OH	0	204	1,885	0	204	1,885	618	1997	1997
Pittsburgh, PA(11)	6,259	1,750	8,572	115	1,750	8,687	1,162	2005	1998
Ponca City, OK	0	114	1,536	0	114	1,536	594	1995	1995
Quincy, MA	0	2,690	15,410	0	2,690	15,410	2,030	2004	1999
Reidsville, NC	0	170	3,830	857	170	4,687	939	2002	1998
Reno, NV	0	1,060	11,440	0	1,060	11,440	1,622	2004	1998

					Gross Amount at Which
		Initial Cost to Company		Cost Capitalized	Carried at Close of Period
			Buildings &	Subsequent to		Buildings &	Accumulated	Year	Year
Description	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Depreciation	Acquired	Built
	(Dollars in thousands)

Ridgeland, MS	$0	$520	$7,675	$0	$520	$7,675	$1,296	2003	1997
Rocky Hill, CT	0	1,460	7,040	0	1,460	7,040	1,639	2002	1998
Rocky Hill, CT	0	1,090	6,710	1,500	1,090	8,210	1,184	2003	1996
Romeoville, IL	0	854	12,646	0	854	12,646	169	2006	2009
Romeroville, IL	0	1,895	0	0	1,895	0	0	2006
Salem, OR	0	449	5,172	0	449	5,172	1,579	1999	1998
Salisbury, NC	0	370	5,697	168	370	5,865	1,021	2003	1997
San Angelo, TX(11)	4,907	260	8,800	0	260	8,800	1,223	2004	1997
San Juan Capistrano, CA	0	1,390	6,942	0	1,390	6,942	1,635	2000	2001
Sarasota, FL	0	475	3,175	0	475	3,175	1,252	1996	1995
Scottsdale, AZ	0	2,500	3,890	430	2,500	4,320	168	2008	1999
Seven Fields, PA(11)	2,991	484	4,663	59	484	4,722	1,449	1999	1999
Shawnee, OK	0	80	1,400	0	80	1,400	541	1996	1995
Sheboygan, WI	0	80	5,320	0	80	5,320	510	2006	2006
Sherman, TX(10)	3,566	700	5,221	0	700	5,221	424	2005	2006
Smithfield, NC	0	290	5,680	0	290	5,680	1,010	2003	1998
Sparks, NV	0	3,700	46,526	0	3,700	46,526	521	2007	2009
St. Charles, IL	0	990	15,265	0	990	15,265	239	2006	2009
Statesville, NC	0	150	1,447	266	150	1,713	323	2003	1990
Statesville, NC	0	310	6,183	8	310	6,191	1,059	2003	1996
Statesville, NC(1)	2,309	140	3,627	0	140	3,627	646	2003	1999
Stillwater, OK	0	80	1,400	0	80	1,400	544	1995	1995
Texarkana, TX	0	192	1,403	0	192	1,403	519	1996	1996
Troy, OH	0	200	2,000	0	200	2,000	694	1997	1997
Tyler, TX(10)	7,051	650	5,268	0	650	5,268	369	2006	2007
Valparaiso, IN	0	112	2,558	0	112	2,558	615	2001	1998
Valparaiso, IN	0	108	2,962	0	108	2,962	697	2001	1999
Venice Beach, FL	0	1,150	10,674	0	1,150	10,674	0	2008	2009
Vero Beach, FL	0	263	3,187	0	263	3,187	742	2001	1999
Vero Beach, FL	0	297	3,263	0	297	3,263	767	2001	1996
W. Hartford, CT	0	2,650	5,980	0	2,650	5,980	976	2004	1905
Wake Forest, NC	0	200	3,003	1,743	200	4,746	1,281	1998	1999
Waterford, CT	0	1,360	12,540	0	1,360	12,540	2,685	2002	2000
Waukesha, WI	0	1,100	14,910	0	1,100	14,910	0	2008	2009
Waxahachie, TX	0	154	1,429	0	154	1,429	530	1996	1996
Waxahachie, TX(10)	4,092	650	5,763	0	650	5,763	251	2007	2008
Weatherford, TX(10)	5,858	660	5,261	0	660	5,261	371	2006	2007
Westerville, OH	0	740	8,287	2,737	740	11,024	4,812	1998	2001
Wilmington, NC	0	210	2,991	0	210	2,991	906	1999	1999
Winston-Salem, NC	0	360	2,514	460	360	2,974	543	2003	1996

Total Assisted Living Facilities	173,281	114,563	1,033,937	63,633	114,563	1,097,570	169,358
Skilled Nuring Facilities:
Agawam, MA	0	880	16,112	2,134	880	18,246	3,644	2002	1993
Akron, OH	0	290	8,219	491	290	8,710	1,034	2005	1961
Akron, OH	0	630	7,535	184	630	7,719	759	2006	1915
Alexandria, VA	0	1,330	7,820	0	1,330	7,820	229	2008	1955
Alliance, OH(4)	4,742	270	7,723	107	270	7,830	855	2006	1982
Amarillo, TX	0	540	7,260	0	540	7,260	957	2005	1986
Arcadia, LA	0	240	5,460	0	240	5,460	693	2006	2006
Atlanta, GA	0	460	5,540	0	460	5,540	794	2005	1972
Auburndale, FL	0	750	5,950	0	750	5,950	811	2005	1983
Austin, TX	0	730	18,970	0	730	18,970	1,403	2007	2006
Baltic, OH(4)	3,886	50	8,709	189	50	8,898	950	2006	1983
Baytown, TX	0	450	6,150	0	450	6,150	1,332	2002	2000
Baytown, TX	0	540	11,110	0	540	11,110	28	2009	2008
Beachwood, OH	0	1,260	23,478	0	1,260	23,478	5,223	2001	1990
Beattyville, KY	0	100	6,900	0	100	6,900	861	2005	1972
Bernice, LA	0	16	1,017	0	16	1,017	261	2005	1969
Birmingham, AL	0	390	4,902	0	390	4,902	1,007	2003	1977
Birmingham, AL	0	340	5,734	0	340	5,734	1,113	2003	1974
Boise, ID	0	810	5,401	0	810	5,401	2,084	1998	1966
Boonville, IN	0	190	5,510	0	190	5,510	1,189	2002	2000
Boynton Beach, FL	0	980	8,112	0	980	8,112	1,271	2004	1999
Braintree, MA	0	170	7,157	1,290	170	8,447	5,411	1997	1968
Brandon, MS	0	115	9,549	0	115	9,549	1,857	2003	1963
Bridgewater, NJ	0	1,850	3,050	0	1,850	3,050	627	2004	1970
Brighton, MA	0	240	3,859	2,126	240	5,985	775	2005	1982
Broadview Heights, OH	0	920	12,400	42	920	12,442	2,766	2001	1984
Bunnell, FL	0	260	7,118	0	260	7,118	1,181	2004	1985

					Gross Amount at Which
		Initial Cost to Company		Cost Capitalized	Carried at Close of Period
			Buildings &	Subsequent to		Buildings &	Accumulated	Year	Year
Description	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Depreciation	Acquired	Built
	(Dollars in thousands)

Butler, AL	$0	$90	$3,510	$0	$90	$3,510	$633	2004	1960
Byrdstown, TN	0	0	2,414	0	0	2,414	925	2004	1982
Canton, MA	0	820	8,201	263	820	8,464	1,948	2002	1993
Carrollton, TX	0	730	2,770	0	730	2,770	457	2005	1976
Centerville, MA	0	1,490	9,650	11,315	1,490	20,965	1,884	2004	1982
Clarksville, TN	0	480	5,020	0	480	5,020	529	2006	1989
Clearwater, FL	0	160	7,218	0	160	7,218	1,084	2004	1961
Clearwater, FL	0	1,260	2,740	0	1,260	2,740	485	2005	1983
Cleveland, MS	0	0	1,850	0	0	1,850	1,203	2003	1977
Cleveland, TN	0	350	5,000	122	350	5,122	1,226	2001	1987
Coeur d’Alene, ID	0	600	7,878	0	600	7,878	2,660	1998	1996
Colorado Springs, CO	0	310	6,290	0	310	6,290	881	2005	1985
Columbia, TN	0	590	3,787	0	590	3,787	877	2003	1974
Columbus, IN	0	530	5,170	1,540	530	6,710	1,307	2002	2001
Columbus, OH	0	1,070	11,726	1,204	1,070	12,930	1,432	2005	1968
Columbus, OH(4)	4,397	1,010	4,931	91	1,010	5,022	602	2006	1983
Columbus, OH	0	1,860	16,624	1,077	1,860	17,701	1,878	2006	1978
Corpus Christi, TX	0	307	443	0	307	443	166	2005	1985
Corpus Christi, TX	0	400	1,916	0	400	1,916	345	2005	1985
Dade City, FL	0	250	7,150	0	250	7,150	1,110	2004	1975
Daytona Beach, FL	0	470	5,930	0	470	5,930	1,002	2004	1986
Daytona Beach, FL	0	490	5,710	0	490	5,710	1,001	2004	1961
Daytona Beach, FL	0	1,850	2,650	0	1,850	2,650	487	2005	1964
DeBary, FL	0	440	7,460	0	440	7,460	1,152	2004	1965
Dedham, MA	0	1,360	9,830	0	1,360	9,830	2,298	2002	1996
Defuniak Springs, FL	0	1,350	10,250	0	1,350	10,250	983	2006	1980
DeLand, FL	0	220	7,080	0	220	7,080	1,103	2004	1967
Denton, MD	0	390	4,010	206	390	4,216	910	2003	1982
Denver, CO	0	2,530	9,514	0	2,530	9,514	1,123	2005	1986
Douglasville, GA	0	1,350	7,471	0	1,350	7,471	1,541	2003	1975
Easton, PA	0	285	6,315	0	285	6,315	3,162	1993	1959
Eight Mile, AL	0	410	6,110	0	410	6,110	1,312	2003	1973
El Paso, TX	0	539	8,961	0	539	8,961	1,190	2005	1970
El Paso, TX	0	642	3,958	1,100	642	5,058	664	2005	1969
Elizabethton, TN	0	310	4,604	336	310	4,940	1,226	2001	1980
Erin, TN	0	440	8,060	134	440	8,194	1,880	2001	1981
Eugene, OR	0	300	5,316	0	300	5,316	1,948	1998	1972
Fairfield, AL	0	530	9,134	0	530	9,134	1,787	2003	1965
Fall River, MA	0	620	5,829	4,856	620	10,685	3,191	1996	1973
Farmerville, LA	0	147	4,087	0	147	4,087	605	2005	1984
Florence, AL	0	320	3,975	0	320	3,975	919	2003	1972
Fork Union, VA	0	310	2,490	60	310	2,550	81	2008	1990
Fort Pierce, FL	0	440	3,560	0	440	3,560	478	2005	1973
Goochland, VA	0	350	3,697	0	350	3,697	118	2008	1991
Goshen, IN	0	210	6,120	0	210	6,120	668	2005	2006
Graceville, FL	0	150	13,000	0	150	13,000	1,212	2006	1980
Grand Prairie, TX	0	574	3,426	0	574	3,426	547	2005	1982
Granite City, IL	0	610	7,143	842	610	7,985	4,298	1998	1973
Granite City, IL	0	400	4,303	707	400	5,010	2,637	1999	1964
Greeneville, TN	0	400	8,290	0	400	8,290	1,385	2004	1979
Hanover, IN	0	210	4,430	0	210	4,430	717	2004	2000
Hardin, IL	0	50	5,350	135	50	5,485	2,629	2002	1996
Harriman, TN	0	590	8,060	158	590	8,218	2,008	2001	1972
Herculaneum, MO	0	127	10,373	393	127	10,766	5,045	2002	1984
Hilliard, FL	0	150	6,990	0	150	6,990	2,289	1999	1990
Homestead, FL	0	2,750	11,750	0	2,750	11,750	1,120	2006	1994
Houston, TX	0	600	2,700	0	600	2,700	451	2005	1974
Houston, TX	0	860	18,715	0	860	18,715	1,133	2007	2006
Houston, TX	0	5,090	9,471	0	5,090	9,471	146	2007	2009
Houston, TX	0	630	5,970	750	630	6,720	1,400	2002	1995
Huron, OH	0	160	6,088	1,452	160	7,540	750	2005	1983
Jackson, MS	0	410	1,814	0	410	1,814	434	2003	1968
Jackson, MS	0	0	4,400	0	0	4,400	2,860	2003	1980
Jackson, MS	0	0	2,150	0	0	2,150	1,398	2003	1970
Jamestown, TN	0	0	6,707	0	0	6,707	2,571	2004	1966
Jefferson City, MO	0	370	6,730	301	370	7,031	3,284	2002	1982
Jefferson, OH	0	80	9,120	0	80	9,120	1,052	2006	1984
Jonesboro, GA	0	840	1,921	0	840	1,921	483	2003	1992
Kalida, OH	0	480	8,173	0	480	8,173	551	2006	2007
Kissimmee, FL	0	230	3,854	0	230	3,854	601	2004	1972
LaBelle, FL	0	60	4,946	0	60	4,946	837	2004	1986

					Gross Amount at Which
		Initial Cost to Company		Cost Capitalized	Carried at Close of Period
			Buildings &	Subsequent to		Buildings &	Accumulated	Year	Year
Description	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Depreciation	Acquired	Built
	(Dollars in thousands)

Lake Placid, FL	$0	$150	$12,850	$0	$150	$12,850	$2,039	2004	1984
Lawrenceville, VA	0	170	4,780	0	170	4,780	147	2008	1989
Lee, MA	0	290	18,135	926	290	19,061	4,011	2002	1998
Littleton, MA	0	1,240	2,910	0	1,240	2,910	758	1996	1975
Longview, TX	0	293	1,707	0	293	1,707	316	2005	1971
Longwood, FL	0	480	7,520	0	480	7,520	1,189	2004	1980
Louisville, KY	0	490	10,010	0	490	10,010	1,590	2005	1978
Louisville, KY	0	430	7,135	163	430	7,298	1,764	2002	1974
Louisville, KY	0	350	4,675	109	350	4,784	1,182	2002	1975
Lowell, MA	0	370	7,450	1,550	370	9,000	1,087	2004	1977
Lufkin, TX	0	343	1,184	0	343	1,184	319	2005	1919
Manchester, NH	0	340	4,360	0	340	4,360	557	2005	1984
Marianna, FL	0	340	8,910	0	340	8,910	828	2006	1997
McComb, MS	0	120	5,786	0	120	5,786	1,099	2003	1973
Memphis, TN	0	970	4,246	0	970	4,246	939	2003	1981
Memphis, TN	0	480	5,656	0	480	5,656	1,158	2003	1982
Memphis, TN	0	940	5,963	0	940	5,963	1,139	2004	1951
Merrillville, IN	0	643	7,084	3,526	643	10,610	4,579	1997	1999
Midwest City, OK	0	470	5,673	0	470	5,673	2,795	1998	1958
Midwest City, OK	0	484	5,516	0	484	5,516	767	2005	1987
Millbury, MA	0	930	4,570	0	930	4,570	821	2004	1972
Mobile, AL	0	440	3,625	0	440	3,625	812	2003	1982
Monteagle, TN	0	310	3,318	0	310	3,318	714	2003	1980
Monterey, TN	0	0	4,195	0	0	4,195	1,608	2004	1977
Monticello, FL	0	140	4,471	0	140	4,471	778	2004	1986
Morgantown, KY	0	380	3,705	0	380	3,705	754	2003	1965
Moss Point, MS	0	120	7,280	0	120	7,280	1,175	2004	1933
Mountain City, TN	0	220	5,896	660	220	6,556	2,652	2001	1976
Naples, FL	0	550	5,450	0	550	5,450	856	2004	1968
Natchitoches, LA	0	190	4,096	0	190	4,096	576	2005	1975
Needham, MA	0	1,610	13,715	366	1,610	14,081	3,272	2002	1994
New Haven, CT	0	160	4,778	1,266	160	6,044	1,664	2006	1958
New Haven, IN	0	176	3,524	0	176	3,524	658	2004	1981
North Miami, FL	0	430	3,918	0	430	3,918	833	2004	1968
North Miami, FL	0	440	4,830	0	440	4,830	840	2004	1963
Norwalk, CT	0	410	2,118	2,225	410	4,343	1,431	2004	1971
Oklahoma City, OK	0	510	10,694	0	510	10,694	1,132	1998	1979
Ormond Beach, FL	0	0	2,739	73	0	2,812	1,073	2002	1983
Overland Park, KS	0	1,120	8,360	0	1,120	8,360	1,007	2005	1970
Overland Park, KS	0	3,730	27,076	0	3,730	27,076	0	2008	2009
Owensboro, KY	0	240	6,760	0	240	6,760	937	1993	1966
Owensboro, KY	0	225	13,275	0	225	13,275	1,747	2005	1964
Owenton, KY	0	100	2,400	0	100	2,400	388	2005	1979
Panama City, FL	0	300	9,200	0	300	9,200	1,464	2004	1992
Pasadena, TX	0	720	24,080	0	720	24,080	1,754	2007	2005
Pigeon Forge, TN	0	320	4,180	117	320	4,297	1,099	2001	1986
Pikesville, MD	0	450	10,750	0	450	10,750	824	2007	1983
Plano, TX	0	1,305	9,095	0	1,305	9,095	1,237	2005	1977
Plymouth, MA	0	440	6,220	2,330	440	8,550	988	2004	1968
Port St. Joe, FL	0	370	2,055	0	370	2,055	567	2004	1982
Post Falls, ID	0	2,700	14,217	2,181	2,700	16,398	458	2007	2008
Prospect, CT	0	820	1,441	2,410	820	3,851	1,233	2004	1970
Pueblo, CO	0	370	6,051	0	370	6,051	2,298	1998	1989
Quincy, FL	0	200	5,333	0	200	5,333	935	2004	1983
Quitman, MS	0	60	10,340	0	60	10,340	1,571	2004	1976
Richmond, VA	0	1,211	2,889	0	1,211	2,889	781	2003	1995
Richmond, VA	0	760	12,640	0	760	12,640	989	2007	1969
Ridgely, TN	0	300	5,700	97	300	5,797	1,364	2001	1990
Ringgold, LA	0	30	4,174	0	30	4,174	566	2005	1984
Rockledge, FL	0	360	4,117	0	360	4,117	1,246	2001	1970
Rockwood, TN	0	500	7,116	741	500	7,857	1,863	2001	1979
Rogersville, TN	0	350	3,278	0	350	3,278	708	2003	1980
Royal Palm Beach, FL	0	980	8,320	0	980	8,320	1,354	2004	1984
Ruleville, MS	0	0	50	0	0	50	33	2003	1978
Ruston, LA	0	130	9,403	0	130	9,403	1,130	2005	1965
San Antonio, TX	0	560	7,315	0	560	7,315	1,597	2002	2000
San Antonio, TX	0	640	13,360	0	640	13,360	1,016	2007	2004
Sandwich, MA	0	1,140	11,190	335	1,140	11,525	1,465	2004	1987
Sarasota, FL	0	560	8,474	0	560	8,474	2,449	1999	2000
Sarasota, FL	0	600	3,400	0	600	3,400	595	2004	1982
Scituate, MA	0	1,740	10,640	0	1,740	10,640	1,187	2005	1976

					Gross Amount at Which
		Initial Cost to Company		Cost Capitalized	Carried at Close of Period
			Buildings &	Subsequent to		Buildings &	Accumulated	Year	Year
Description	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Depreciation	Acquired	Built
	(Dollars in thousands)

Seville, OH	$0	$230	$1,770	$0	$230	$1,770	$316	2005	1981
Shelby, MS	0	60	5,340	0	60	5,340	837	2004	1979
Shelbyville, KY	0	630	3,870	0	630	3,870	515	2005	1965
South Boston, MA	0	385	2,002	5,219	385	7,221	2,278	1995	1961
South Pittsburg, TN	0	430	5,628	0	430	5,628	1,018	2004	1979
Southbridge, MA	0	890	8,110	3,000	890	11,110	1,577	2004	1976
Spring City, TN	0	420	6,085	2,580	420	8,665	1,942	2001	1987
St. Louis, MO	0	750	6,030	0	750	6,030	1,262	1995	1994
Starke, FL	0	120	10,180	0	120	10,180	1,606	2004	1990
Staunton, VA	0	310	11,090	0	310	11,090	877	2007	1959
Stuart, FL	0	390	8,110	0	390	8,110	1,269	2004	1985
Swanton, OH	0	330	6,370	0	330	6,370	946	2004	1950
Tampa, FL	0	830	6,370	0	830	6,370	1,241	2004	1968
Torrington, CT	0	360	1,261	861	360	2,122	690	2004	1966
Troy, OH	0	470	16,730	0	470	16,730	2,391	2004	1971
Tucson, AZ	0	930	13,399	0	930	13,399	1,538	2005	1985
Tupelo, MS	0	740	4,092	0	740	4,092	888	2003	1980
Uhrichsville, OH	0	24	6,716	0	24	6,716	734	2006	1977
Venice, FL	0	500	6,000	0	500	6,000	926	2004	1987
Wareham, MA	0	875	10,313	1,701	875	12,014	2,551	2002	1989
Warren, OH	0	240	3,810	0	240	3,810	540	2005	1973
Waterbury, CT	0	370	2,166	1,444	370	3,610	979	2006	1972
Webster, TX	0	360	5,940	0	360	5,940	1,292	2002	2000
West Haven, CT	0	580	1,620	1,261	579	2,882	925	2004	1971
West Worthington, OH	0	510	5,090	0	510	5,090	583	2006	1980
Westlake, OH	0	1,330	17,926	0	1,330	17,926	4,051	2001	1985
Westlake, OH	0	571	5,411	0	571	5,411	1,978	1998	1957
Westmoreland, TN	0	330	1,822	2,635	330	4,457	1,081	2001	1994
White Hall, IL	0	50	5,550	670	50	6,220	2,933	2002	1971
Whitemarsh, PA	0	2,310	6,190	917	2,310	7,107	985	2005	1967
Williamsburg, VA	0	1,360	7,440	0	1,360	7,440	590	2007	1970
Williamstown, KY	0	70	6,430	0	70	6,430	854	2005	1987
Winchester, VA	0	640	1,510	0	640	1,510	56	2008	1964
Winnfield, LA	0	31	6,480	0	31	6,480	817	2005	1964
Woodbridge, VA	0	680	4,423	330	680	4,753	1,008	2002	1977
Worcester, MA	0	1,100	5,400	2,751	1,100	8,151	1,197	2004	1962
Worcester, MA	0	2,300	9,060	0	2,300	9,060	320	2008	1993

Total Skilled Nursing Facilities	13,025	121,478	1,396,133	76,049	121,477	1,472,183	265,767
Independent Living Facilities:
Amelia Island, FL	0	3,290	24,310	18,312	3,290	42,622	3,149	2005	1998
Anderson, SC	0	710	6,290	0	710	6,290	1,132	2003	1986
Atlanta, GA(9)	8,091	2,059	14,914	0	2,059	14,914	7,160	1997	1999
Aurora, CO	0	2,600	5,906	7,915	2,600	13,821	1,193	2006	2006
Aurora, CO	0	2,440	28,172	0	2,440	28,172	940	2006	2008
Carmel, IN	0	2,370	57,175	111	2,370	57,286	2,323	2006	2007
Columbia, SC	0	2,120	4,860	5,709	2,120	10,569	1,203	2003	2000
Denver, CO	0	3,650	14,906	642	3,650	15,548	1,287	2006	1987
Denver, CO	0	2,076	13,594	0	2,076	13,594	60	2007	2009
Douglasville, GA	0	90	217	0	90	217	46	2003	1985
Fremont, CA(9)	20,542	3,400	25,300	0	3,400	25,300	2,670	2005	1987
Gardnerville, NV(9)	13,275	1,144	10,831	0	1,144	10,831	5,735	1998	1999
Gilroy, CA	0	760	13,880	23,860	760	37,740	2,134	2006	2007
Greenville, SC	0	5,400	100,523	0	5,400	100,523	0	2006	2009
Houston, TX	0	4,790	7,100	0	4,790	7,100	1,756	2003	1974
Indianapolis, IN	0	495	6,287	22,565	495	28,852	2,132	2006	1981
Indianapolis, IN	0	255	2,473	12,123	255	14,596	843	2006	1981
Loma Linda, CA	0	2,214	9,586	0	2,214	9,586	444	2008	1976
Manteca, CA(9)	6,521	1,300	12,125	0	1,300	12,125	1,315	2005	1985
Marysville, WA(9)	4,832	620	4,780	0	620	4,780	792	2003	1998
Melbourne, FL	0	7,070	48,257	0	7,070	48,257	639	2007	2009
Mesa, AZ(9)	6,440	950	9,087	0	950	9,087	2,364	1999	2000
Mount Airy, NC	0	270	6,430	16	270	6,446	680	2005	1998
Myrtle Beach, SC	0	6,890	41,526	0	6,890	41,526	561	2007	2009
Naples, FL	0	1,716	17,306	0	1,716	17,306	11,390	1997	1999
Oshkosh, WI	0	400	23,237	0	400	23,237	606	2007	2008
Pawleys Island, SC	0	2,020	32,590	4,815	2,020	37,405	3,625	2005	1997
Raleigh, NC	0	10,000	0	0	10,000	0	0	2008
Raytown, MO	0	510	5,490	0	510	5,490	430	2006	2000

					Gross Amount at Which
		Initial Cost to Company		Cost Capitalized	Carried at Close of Period
			Buildings &	Subsequent to		Buildings &	Accumulated	Year	Year
Description	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Depreciation	Acquired	Built
	(Dollars in thousands)

Rohnert Park, CA(9)	$14,448	$6,500	$18,700	$0	$6,500	$18,700	$2,002	2005	1985
Roswell, GA(9)	8,308	1,107	9,627	0	1,107	9,627	5,148	1997	1999
Sonoma, CA	0	1,100	18,400	0	1,100	18,400	1,957	2005	1988
Spartanburg, SC	0	3,350	15,750	8,368	3,350	24,118	1,874	2005	1997
St. Simon’s Island, GA	0	6,440	50,060	736	6,440	50,796	1,919	2008	2007
Twin Falls, ID	0	550	14,740	0	550	14,740	2,930	2002	1991
Vacaville, CA(9)	14,857	900	17,100	0	900	17,100	1,829	2005	1986
Vallejo, CA(9)	14,873	4,000	18,000	0	4,000	18,000	1,917	2005	1989
Vero Beach, FL	0	2,930	40,070	2,550	2,930	42,620	2,576	2007	2003
Wichita, KS	0	1,400	11,000	0	1,400	11,000	845	2006	1997
Winston-Salem, NC	0	5,700	13,550	12,913	5,700	26,463	2,008	2005	1997
Worcester, MA	0	3,500	54,099	0	3,500	54,099	0	2007	2009

Total Independent Living Facilities	112,187	109,086	828,248	120,635	109,086	948,883	81,614
Hospitals:
Akron, OH	0	300	20,200	0	300	20,200	0	2009	2008
Amarillo, TX	0	72	11,928	1,400	72	13,328	1,446	2005	1986
Bellaire, TX	0	4,550	45,900	205	4,550	46,105	3,964	2006	2005
Boardman, OH	0	1,200	12,800	0	1,200	12,800	431	2008	2008
Bowling Green, KY	0	3,800	26,700	14	3,800	26,714	1,058	2008	1992
Corpus Christi, TX	0	77	3,923	0	77	3,923	534	2005	1968
Crown Point, IN	0	700	11,699	154	700	11,853	511	2007	2008
El Paso, TX	0	112	15,888	0	112	15,888	1,848	2005	1994
El Paso, TX	0	2,400	32,800	0	2,400	32,800	1,890	2008	2003
Fresno, CA	0	2,500	35,800	8	2,500	35,808	1,418	2008	1991
Ft. Wayne, IN	0	170	8,232	0	170	8,232	482	2006	2006
Lafayette, LA	0	1,928	10,483	26	1,928	10,509	1,225	2006	1993
Marlton, NJ	0	0	38,300	0	0	38,300	1,517	2008	1994
Meridian, ID	0	3,600	20,802	251	3,600	21,053	1,207	2006	2008
Midwest City, OK	0	146	3,854	0	146	3,854	512	2005	1996
Plano, TX	0	195	14,805	500	195	15,305	1,738	2005	1995
San Antonio, TX	0	0	17,303	0	0	17,303	1,712	2007	2007
San Bernardino, CA	0	3,700	14,300	255	3,700	14,555	512	2008	1993
San Diego, CA	0	0	22,003	74	0	22,077	781	2008	1992
Tulsa, OK	0	3,003	6,025	20	3,003	6,045	983	2006	1992
Waukesha, WI	0	4,700	20,669	0	4,700	20,669	1,550	2007	2007
Webster, TX	0	2,418	12,028	32	2,418	12,060	1,536	2006	1991

Total Hospitals	0	35,571	406,442	2,939	35,571	409,381	26,855
Medical Office Buildings:
Arcadia, CA(5)	10,339	5,408	23,219	610	5,618	23,619	2,722	2006	1984
Atlanta, GA	0	4,931	18,720	827	5,151	19,327	2,779	2006	1992
Austell, GA	0	2,223	7,982	0	2,223	7,982	1,551	2006	1999
Bartlett, TN(6)	8,626	187	15,015	298	187	15,313	1,596	2007	2004
Bellaire, TX	0	2,972	33,445	642	2,972	34,087	3,294	2006	2005
Birmingham, AL	0	651	39,552	1,060	651	40,612	4,600	2006	1971
Boca Raton, FL(5)	14,061	109	34,002	774	109	34,776	3,807	2006	1995
Boynton Beach, FL(5)	4,289	214	6,574	143	214	6,717	699	2007	2004
Boynton Beach, FL(5)	4,687	2,048	7,692	129	2,048	7,821	1,237	2006	1995
Boynton Beach, FL(6)	4,205	2,048	7,403	240	2,048	7,643	846	2006	1997
Boynton Beach, FL(6)	6,277	109	11,235	274	109	11,509	1,197	2007	1996
Claremore, OK(6)	8,460	132	12,829	179	132	13,008	1,289	2007	2005
Coral Springs, FL	0	1,598	10,627	267	1,600	10,892	1,468	2006	1993
Covington, KY	0	1,290	8,093	0	1,290	8,093	0	2008	2009
Dallas, TX(5)	15,814	137	28,690	0	137	28,690	3,146	2006	1995
Delray Beach, FL	0	1,882	34,767	1,483	1,941	36,191	4,751	2006	1985
Denton, TX(6)	12,479	0	19,407	8	0	19,415	1,558	2007	2005
Durham, NC	0	6,814	10,825	1,265	7,002	11,902	2,655	2006	1980
Durham, NC	0	0	0	101	13	88	21	2006	1980
El Paso, TX(5)	10,590	677	17,075	326	677	17,401	2,051	2006	1997
El Paso, TX	0	600	6,700	0	600	6,700	335	2008	2003
Fayetteville, GA(5)	3,384	959	7,540	266	959	7,806	973	2006	1999
Franklin, TN	0	2,338	12,138	206	2,338	12,344	1,371	2007	1988
Frisco, TX(6)	9,425	0	18,635	63	0	18,698	1,774	2007	2004
Frisco, TX	0	0	15,309	429	0	15,738	1,486	2007	2004
Germantown, TN	0	3,049	12,456	732	3,049	13,188	1,365	2006	2002
Glendale, CA(6)	8,473	37	18,460	0	37	18,460	1,785	2007	2002
Greeley, CO	0	877	6,707	0	877	6,707	697	2007	1997
Jupiter, FL(5)	7,387	2,252	11,415	51	2,252	11,466	1,462	2006	2001
Jupiter, FL(6)	4,602	0	5,858	2,810	2,825	5,843	670	2007	2004
Lakeway, TX	0	2,801	0	0	2,801	0	0	2007

					Gross Amount at Which
		Initial Cost to Company		Cost Capitalized	Carried at Close of Period
			Buildings &	Subsequent to		Buildings &	Accumulated	Year	Year
Description	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Depreciation	Acquired	Built
	(Dollars in thousands)

Lakewood, CA	$0	$146	$14,885	$352	$146	$15,237	$1,696	2006	1993
Las Vegas, NV(5)	6,175	74	15,287	239	74	15,526	2,107	2006	2000
Las Vegas, NV	0	6,127	0	0	6,127	0	0	2007
Las Vegas, NV	0	6,734	54,886	89	6,734	54,975	5,392	2006	1991
Las Vegas, NV	0	2,319	4,612	486	2,319	5,098	538	2006	1991
Las Vegas, NV(6)	3,157	0	6,921	429	433	6,917	716	2007	1997
Lawrenceville, GA	0	2,279	10,732	20	2,279	10,752	1,282	2006	2001
Lawrenceville, GA(5)	2,394	1,054	4,974	9	1,054	4,983	618	2006	2002
Los Alamitos, CA(6)	8,606	0	18,635	67	39	18,663	1,822	2007	2003
Los Gatos, CA	0	488	22,386	0	488	22,386	2,857	2006	1993
Loxahatchee, FL	0	1,340	6,509	6	1,340	6,515	754	2006	1993
Loxahatchee, FL(6)	2,757	1,553	4,694	322	1,562	5,007	505	2006	1994
Loxahatchee, FL	0	1,637	5,048	334	1,646	5,373	518	2006	1997
Merrillville, IN	0	0	22,134	0	0	22,134	902	2008	2006
Mesa, AZ	0	1,558	9,561	9	1,558	9,570	941	2008	1989
Middletown, NY	0	1,756	20,364	338	1,756	20,702	3,355	2006	1998
Morrow, GA	0	818	8,064	140	834	8,188	814	2007	1990
Mount Juliet, TN(8)	5,671	1,566	11,944	0	1,566	11,944	1,262	2007	2005
Nashville , TN	0	1,806	7,165	239	1,806	7,404	1,078	2006	1986
Niagra Falls, NY	0	1,335	17,702	419	1,414	18,042	2,082	2007	1990
Oconomowoc, WI	0	2,899	89,002	0	2,899	89,002	925	2008	2009
Okatie, SC(6)	8,131	171	17,791	0	171	17,791	1,398	2007	1998
Orange Village, OH	0	610	7,419	14	610	7,433	1,030	2007	1985
Palm Springs, CA	0	365	12,396	754	365	13,150	1,472	2006	1998
Palm Springs, FL(5)	2,824	739	4,065	0	739	4,065	518	2006	1993
Palm Springs, FL	0	1,182	7,765	0	1,182	7,765	1,140	2006	1997
Palmer, AK(6)	19,980	0	29,705	602	217	30,090	2,697	2007	2006
Pearland, TX	0	781	5,517	0	781	5,517	756	2006	2000
Pearland, TX(5)	1,405	948	4,556	0	948	4,556	518	2006	2002
Phoenix, AZ(5)	29,787	1,150	48,016	0	1,150	48,016	4,970	2006	1998
Pineville, NC	0	961	6,974	468	1,070	7,333	748	2006	1988
Plano, TX	0	5,423	20,752	0	5,423	20,752	1,727	2008	2007
Plantation, FL	10,009	8,563	10,666	1,219	8,563	11,885	1,778	2006	1997
Plantation, FL(5)	9,326	8,848	9,423	342	8,896	9,717	3,023	2006	1996
Reno, NV	0	1,117	21,972	0	1,117	21,972	2,565	2006	1991
Sacramento, CA	0	866	12,756	210	866	12,966	1,288	2006	1990
San Antonio, TX	0	2,050	16,251	303	2,050	16,554	2,783	2006	1999
Sewell, NJ	0	0	53,360	0	0	53,360	568	2007	2009
Somerville, NJ	0	3,400	22,244	2	3,400	22,246	788	2008	2007
St. Louis, MO(6)	7,751	0	17,247	344	336	17,255	1,919	2007	2001
Stafford, VA	0	0	11,370	0	0	11,370	127	2008	2009
Tempe, AZ(6)	5,621	0	9,112	1,608	1,486	9,234	1,068	2007	1996
Tomball, TX	0	1,404	5,071	0	1,404	5,071	968	2006	1982
Trussville, AL	0	1,336	2,177	99	1,336	2,276	618	2006	1990
Tucson, AZ(6)	10,523	89	18,339	314	90	18,652	1,747	2007	2004
Tucson, AZ	0	1,302	4,925	88	1,302	5,013	529	2008	1995
Van Nuys, CA	0	0	36,188	0	0	36,188	0	2009	1991
Voorhees, NJ	0	6,404	24,251	815	6,404	25,066	2,332	2006	1997
Warrington, PA	0	85	23,231	7	154	23,169	2,340	2008	2001
Wellington, FL(6)	6,462	0	13,697	362	381	13,678	1,240	2007	2003
Wellington, FL(5)	7,204	107	16,933	53	107	16,986	1,941	2006	2000
West Palm Beach, FL(5)	7,272	628	14,740	52	628	14,792	1,663	2006	1993
West Palm Beach, FL(5)	6,714	610	14,618	9	610	14,627	2,019	2006	1991
West Seneca, NY(7)	12,995	917	22,435	688	1,219	22,821	2,166	2007	1990
Yorkville, IL	0	1,419	2,816	65	1,419	2,881	464	2006	1980

Total Medical Office Buildings	307,862	133,307	1,366,653	25,099	140,358	1,384,701	134,257
Construction in Progress	0	0	456,832	0	0	456,832	0

	606,355	514,005	5,488,245	288,355	521,055	5,769,550	677,851

					Gross Amount at Which
		Initial Cost to Company		Cost Capitalized	Carried at Close of Period
			Buildings &	Subsequent to		Buildings &	Accumulated	Year	Year
Description	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Depreciation	Acquired	Built
	(Dollars in thousands)

Assets Held For Sale:
Aurora, IL(12)	$0	$322	$4,879	$0	$322	$4,879	$0	2006	1996
Aurora, IL(12)	0	663	380	0	663	380	0	2006	1989
Chicago, IL(12)	0	3,650	1,900	0	3,650	1,900	0	2002	1979
Decatur, GA(12)	0	571	829	0	571	829	0	2006	1971
Lewisville, TX(12)	0	43	1,827	0	43	1,827	0	2006	1997
Ocala, FL(12)	0	0	1,200	0	0	1,200	0	2006	1991
Pelham, AL(12)	0	539	785	0	539	785	0	2006	1990
Rochdale, MA	0	800	11,010	0	800	11,010	0	2002	1995
Stoughton, MA	0	975	12,313	0	975	12,313	0	1996	1958
West Palm Beach, FL(5), (12)	6,203	201	2,799	0	201	2,799	0	2006	1995

Total Assets Held For Sale	6,203	7,764	37,922	0	7,764	37,922	0

Total Investment in Real Property Owned	$612,558	$521,769	$5,526,167	$288,355	$528,819	$5,807,472	$677,851

(1)	In September 2003, 15 wholly-owned subsidiaries of the Company completed the acquisitions of 15 assisted living facilities from Southern Assisted Living, Inc. The properties were subject to existing mortgage debt of $54,492,000. The 15 wholly-owned subsidiaries are included in the Company’s consolidated financial statements. Notwithstanding consolidation for financial statement purposes, it is the Company’s intention that the subsidiaries be separate legal entities wherein the assets and liabilities are not available to pay other debts or obligations of the consolidated Company.

(2)	In September 2005, one wholly-owned subsidiary of the Company completed the acquisition of one assisted living facility from Emeritus Corporation. The property was subject to existing mortgage debt of $6,705,000. The wholly-owned subsidiary is included in the Company’s consolidated financial statements. Notwithstanding consolidation for financial statement purposes, it is the Company’s intention that the subsidiary be a separate legal entity wherein the assets and liabilities are not available to pay other debts or obligations of the consolidated Company.

(3)	In January 2005, one wholly-owned subsidiary of the Company completed the acquisition of one assisted living facility from Emeritus Corporation. The property was subject to existing mortgage debt of $7,875,000. The wholly-owned subsidiary is included in the Company’s consolidated financial statements. Notwithstanding consolidation for financial statement purposes, it is the Company’s intention that the subsidiary be a separate legal entity wherein the assets and liabilities are not available to pay other debts or obligations of the consolidated Company.

(4)	In March 2006, three wholly-owned subsidiaries of the Company completed the acquisition of three skilled nursing facilities from Provider Services, Inc. The properties were subject to existing mortgage debt of $14,193,000. The wholly-owned subsidiaries are included in the Company’s consolidated financial statements. Notwithstanding consolidation for financial statement purposes, it is the Company’s intention that the subsidiaries be separate legal entities wherein the assets and liabilities are not available to pay other debts or obligations of the consolidated Company.

(5)	In December 2006, the Company completed the acquisition of Windrose Medical Properties Trust. Certain of the properties were subject to existing mortgage debt of $248,844,000. Notwithstanding consolidation for financial statement purposes, it is the Company’s intention that the subsidiaries related to the aforementioned properties be separate legal entities wherein the assets and liabilities are not available to pay other debts or obligations of the consolidated Company.

(6)	In May 2007, a wholly-owned subsidiary of the Company completed the acquisition of 17 medical office buildings from Rendina Companies. Certain of the properties were subject to existing mortgage debt of $146,335,000. Notwithstanding consolidation for financial statement purposes, it is the Company’s intention that the subsidiaries related to the aforementioned properties be separate legal entities wherein the assets and liabilities are not available to pay other debts or obligations of the consolidated Company.

(7)	In August 2007, a wholly-owned subsidiary of the Company completed the acquisition of a medical office building from C06 Holdings, LLC. The property was subject to existing mortgage debt of $13,623,000. The wholly-owned subsidiary is included in the Company’s consolidated financial statements. Notwithstanding consolidation for financial statement purposes, it is the Company’s intention that the subsidiary be a separate legal entity wherein the assets and liabilities are not available to pay other debts or obligations of the consolidated Company.

(8)	In December 2007, a wholly-owned subsidiary of the Company completed the acquisition of a medical office building from Sports Docs, L.L.C. The property was subject to existing mortgage debt of $6,374,000. The wholly-owned subsidiary is included in the Company’s consolidated financial statements. Notwithstanding consolidation for financial statement purposes, it is the Company’s intention that the subsidiary be a separate legal entity wherein the assets and liabilities are not available to pay other debts or obligations of the consolidated Company.

(9)	In April 2009, 12 wholly-owned subsidiaries of the Company incurred mortgage debt of $133,071,000. The 11 wholly-owned subsidiaries are included in the Company’s consolidated financial statements. Notwithstanding consolidation for financial statement purposes, it is the

Company’s intention that the subsidiaries be separate legal entities wherein the assets and liabilities are not available to pay other debts or obligations of the consolidated Company.

(10)	In August 2009, 9 wholly-owned subsidiaries of the Company incurred mortgage debt of $52,198,000. The 9 wholly-owned subsidiaries are included in the Company’s consolidated financial statements. Notwithstanding consolidation for financial statement purposes, it is the Company’s intention that the subsidiaries be separate legal entities wherein the assets and liabilities are not available to pay other debts or obligations of the consolidated Company.

(11)	In September 2009, 11 wholly-owned subsidiaries of the Company incurred mortgage debt of $80,258,000. The 11 wholly-owned subsidiaries are included in the Company’s consolidated financial statements. Notwithstanding consolidation for financial statement purposes, it is the Company’s intention that the subsidiaries be separate legal entities wherein the assets and liabilities are not available to pay other debts or obligations of the consolidated Company.

(12)	In 2009, the Company recognized $25,223,000 of impairment charges related to certain properties that it intends to sell. This charge was treated as a reduction of the initial cost to the Company. In addition, impairment charges recorded in previous years were also treated as a reduction of the initial cost to the Company.

HEALTH CARE REIT, INC.

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Investment in real estate:
Balance at beginning of year	$5,979,575	$5,117,005	$4,282,858
Additions:
Acquisitions	67,673	451,363	435,473
Improvements	590,394	646,161	333,520
Conversions from loans receivable	0	23,097	0
Assumed other assets/(liabilities), net	0	1,899	2,432
Assumed debt	0	0	166,188
Purchase price adjustments	665	0	2,189
Reclassification of lease commissions	0	2,359	0

Total additions	658,732	1,124,879	939,802
Deductions:
Cost of real estate sold	(260,956)	(219,079)	(105,655)
Reclassification of accumulated depreciation
for assets held for sale	(15,837)	(10,582)	0
Impairment of assets	(25,223)	(32,648)	0

Total deductions	(302,016)	(262,309)	(105,655)

Balance at end of year(1)	$6,336,291	$5,979,575	$5,117,005

Accumulated depreciation:
Balance at beginning of year	$600,781	$478,373	$347,007
Additions:
Depreciation and amortization expenses	164,923	163,045	149,626
Amortization of above market leases	2,061	3,477	3,518
Reclassification of lease commissions	0	423	0

Total additions	166,984	166,945	153,144
Deductions:
Sale of properties	(74,244)	(33,578)	(21,778)
Reclassification of accumulated depreciation for assets held for sale	(15,670)	(10,959)	0

Total deductions	(89,914)	(44,537)	(21,778)

Balance at end of year	$677,851	$600,781	$478,373

(1)	The aggregate cost for tax purposes for real property equals $6,378,056,000, $5,977,346,000, and $5,110,696,000 at December 31, 2009, 2008 and 2007, respectively.

HEALTH CARE REIT, INC.

SCHEDULE IV — MORTGAGE LOANS ON REAL ESTATE
December 31, 2009

				(In thousands)
							Principal Amount
							of Loans Subject
		Final	Periodic			Carrying	to Delinquent
	Interest	Maturity	Payment	Prior	Face Amount	Amount of	Principal or
Description	Rate	Date	Terms	Liens	of Mortgages	Mortgages	Interest(1)

First mortgage loan relating to	7.60%	06/30/13	Monthly Payments	0	40,000	21,475	0
one assisted living facility in New York			$136,006
First mortgage loan relating to one	12.41%	06/30/10	Monthly Payments	0	12,000	9,270	0
hospital in Massachusetts			$113,740
Second mortgage loan relating to one	19.26%	09/09/09	Monthly Payments	13,400	5,700	5,700	871
independent living facility in Massachusetts			$48,165
Second mortgage loan relating to one	19.26%	07/31/12	Monthly Payments	1,747	7,610	5,431	0
independent living facility in Massachusetts			$45,891
First mortgage loan relating to	9.63%	05/01/09	Monthly Payments	0	18,800	4,951	0
one hospital in California			$149,720
First mortgage loan relating to one	10.65%	07/01/20	Monthly Payments	0	4,500	4,273	0
skilled nursing facility in Michigan			$41,282
First mortgage loan relating to one	3.55%	01/01/13	Monthly Payments	0	4,500	4,151	954
independent living facility in Arizona			$12,280
Second mortgage loan relating to one	15.21%	01/15/15	Monthly Payments	0	3,300	3,300	0
assisted living facility in Wisconsin			$41,828
Second mortgage loan relating to one	19.26%	01/31/12	Monthly Payments	5,097	3,636	3,110	1,409
independent living facility in Massachusetts			$26,278
Second mortgage loan relating to one	19.26%	04/30/11	Monthly Payments	4,869	4,085	3,085	1,720
independent living facility in Massachusetts			$26,072
First mortgage loan relating to one	9.50%	09/01/10	Monthly Payments	0	2,635	2,635	0
skilled nursing facility in Texas			$20,859
First mortgage loan relating to one	9.50%	12/01/15	Monthly Payments	0	2,500	2,375	0
skilled nursing facility in Texas			$18,802
Two first mortgage loans relating	From	From	Monthly Payments	0	15,952	2,679	229
to one independent living	7.00% to	09/1/09 to	from $5,333
facility, and six skilled nursing	19.00%	08/31/12	to $76,514
facilities
Two second mortgage loans relating to	From	From	Monthly Payments	4,800	2,300	2,082	0
one skilled nursing facility and	12.10% to	06/30/10 to	from $2,335
one hospital	12.17%	07/01/11	to $15,633

Totals				$29,913	$127,518	$74,517	$5,183

(1)	Represents allocation of allowance for losses on loans receivable, if applicable.

HEALTH CARE REIT, INC.

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Reconciliation of mortgage loans:
Balance at beginning of year	$137,292	$143,091	$177,615
Additions:
New mortgage loans	9,456	22,142	55,692
Reclass from non real estate loans	0	0	1,607

Total additions	9,456	22,142	57,299
Deductions:
Collections of principal(1)	(54,696)	(4,844)	(19,296)
Conversions to real property	0	(23,097)	0
Charge-offs	(17,535)	0	0
Reclass to other real estate loans(2)	0	0	(72,527)

Total deductions	(72,231)	(27,941)	(91,823)

Balance at end of year	$74,517	$137,292	$143,091

(1)	Includes collection of negative principal amortization.

(2)	In 2007, the Company reclassified all loans that did not have a first, second or third mortgage lien to other real estate loans.